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                                                                    Exhibit 10.1


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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                    TEKELEC,

                             LUKE ACQUISITION CORP.,

                  CERTAIN STOCKHOLDERS OF SANTERA SYSTEMS INC.,

                            SANTERA SYSTEMS INC. AND

                 AUSTIN VENTURES VI, L.P., AS THE REPRESENTATIVE

                              DATED APRIL 30, 2003

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                                TABLE OF CONTENTS
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
ARTICLE I DEFINITIONS.....................................................................................     2

ARTICLE II MERGER; CLOSING................................................................................    10
    2.1     Merger and Effect of Merger...................................................................    10
    2.2     Method of Effecting Merger; Closing...........................................................    10
    2.3     Tekelec Contributions to Merger Sub; Conversion of Merger Sub Capital Stock...................    11
    2.4     Contributions to Santera; Conversion of Santera Capital Stock.................................    13
    2.5     Dissenters' Rights............................................................................    14
    2.6     Treatment of Options and Warrants.............................................................    14
    2.7     Deliveries....................................................................................    15
    2.8     Certificate of Incorporation and Bylaws.......................................................    17
    2.9     Directors and Officers of the Surviving Corporation...........................................    17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF TEKELEC.....................................................    17
    3.1     Corporate Existence and Power; Consents, Etc..................................................    17
    3.2     Valid and Enforceable Agreement; Authorization................................................    18
    3.3     Absence of Certain Developments with Respect to the Business..................................    18
    3.4     Undisclosed Liabilities.......................................................................    19
    3.5     Taxes.........................................................................................    19
    3.6     Accounts Receivable; Inventory................................................................    20
    3.7     No Breach of Law or Governing Document........................................................    21
    3.8     Litigation....................................................................................    21
    3.9     Assets........................................................................................    21
    3.10    Necessary Property and Transfer of Contributed Assets.........................................    22
    3.11    Use and Condition of Property.................................................................    22
    3.12    Licenses and Permits..........................................................................    22
    3.13    Contracts.....................................................................................    22
    3.14    Tekelec Business Intellectual Property........................................................    23
    3.15    Employees and Consultants.....................................................................    25
    3.16    Transactions with Related Persons.............................................................    25
    3.17    Labor Matters.................................................................................    25
    3.18    Employee Benefit Matters......................................................................    26
    3.19    Discrimination and Occupational Safety and Health.............................................    26
    3.20    Product and Service Warranties................................................................    27
    3.21    Product and Service Liability Claims..........................................................    27
    3.22    Foreign Assets and Operations.................................................................    27
    3.23    Brokers, Finders..............................................................................    28
    3.24    Environmental Matters.........................................................................    28
    3.25    Investment Representations....................................................................    28
    3.26    Customers.....................................................................................    28
    3.27    Tekelec SEC Reports...........................................................................    29
    3.28    Absence of Certain Changes with Respect to Tekelec Generally..................................    29
    3.29    Complete Disclosure...........................................................................    29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SANTERA......................................................    29
    4.1     Corporate Existence and Power.................................................................    29

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
    4.2     Valid and Enforceable Agreement; Authorization................................................    31
    4.3     Financial Statements..........................................................................    32
    4.4     Absence of Certain Developments...............................................................    32
    4.5     Undisclosed Liabilities.......................................................................    32
    4.6     Taxes.........................................................................................    33
    4.7     Accounts Receivable; Inventory................................................................    35
    4.8     No Breach of Law or Governing Document........................................................    35
    4.9     Litigation....................................................................................    35
    4.10    Assets........................................................................................    35
    4.11    Real and Personal Property Leased.............................................................    36
    4.12    Necessary Property............................................................................    36
    4.13    Use and Condition of Property.................................................................    36
    4.14    Licenses and Permits..........................................................................    36
    4.15    Contracts.....................................................................................    37
    4.16    Santera Business Intellectual Property........................................................    37
    4.17    Insurance.....................................................................................    39
    4.18    Employees and Consultants.....................................................................    39
    4.19    Transactions with Related Persons.............................................................    39
    4.20    Labor Matters.................................................................................    39
    4.21    Employee Benefit Matters......................................................................    40
    4.22    Discrimination and Occupational Safety and Health.............................................    41
    4.23    Product and Service Warranties................................................................    41
    4.24    Product and Service Liability Claims..........................................................    41
    4.25    Customers.....................................................................................    42
    4.26    Foreign Assets and Operations.................................................................    42
    4.27    Rights, Options, Warrants and Similar Agreements..............................................    42
    4.28    Stockholders and Related Matters..............................................................    43
    4.29    Environmental Matters.........................................................................    44
    4.30    Management Rights.............................................................................    44
    4.31    Investment Representations....................................................................    44
    4.32    Brokers, Finders..............................................................................    44
    4.33    Representations and Warranties under the Note and Preferred Stock Purchase Agreement..........    45
    4.34    Complete Disclosure...........................................................................    45

ARTICLE V REPRESENTATIONS AND WARRANTIES OF LEGACY SANTERA STOCKHOLDERS...................................    45
    5.1     General.......................................................................................    45
    5.2     Brokers, Finders..............................................................................    46
    5.3     Litigation....................................................................................    46
    5.4     Investment Representations....................................................................    46
    5.5     Consultation..................................................................................    47

ARTICLE VI ACTIONS PRIOR TO CLOSING DATE..................................................................    47
    6.1     Consents of Certain Third Parties; Governmental Approvals.....................................    48
    6.2     Approval of Merger and Other Matters..........................................................    48
    6.3     Operations of Tekelec Prior to the Closing Date...............................................    49
    6.4     Operations of Santera Prior to the Closing Date...............................................    50
    6.5     Access to Records.............................................................................    52
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
    6.6     Governmental Filings..........................................................................    52
    6.7     Notification of Certain Matters...............................................................    52
    6.8     No Solicitation...............................................................................    53
    6.9     All Necessary Action..........................................................................    53

ARTICLE VII ADDITIONAL AGREEMENTS.........................................................................    53
    7.1     Public Announcements..........................................................................    54
    7.2     Tax Matters...................................................................................    54
    7.3     Employee Matters..............................................................................    55
    7.4     Further Assurances............................................................................    55
    7.5     Access to Records.............................................................................    56
    7.6     Audited Financial Statements..................................................................    56

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF ALL OF THE PARTIES..........................................    56
    8.1     HSR and Necessary Governmental Approvals......................................................    56
    8.2     No Adverse Proceeding.........................................................................    56
    8.3     Stockholder Approval..........................................................................    56

ARTICLE IX CONDITIONS TO THE OBLIGATIONS OF TEKELEC.......................................................    57
    9.1     Performance of Obligations; Representations and Warranties....................................    57
    9.2     Material Adverse Change.......................................................................    57
    9.3     Necessary Consents and Notices................................................................    57
    9.4     Employment Matters............................................................................    57
    9.5     Effectiveness of Certain Documents............................................................    57
    9.6     Deliveries....................................................................................    58
    9.7     No Pending Lawsuits...........................................................................    58
    9.8     Certain Tax Effects...........................................................................    59

ARTICLE X CONDITIONS TO THE OBLIGATIONS OF THE LEGACY SANTERA STOCKHOLDERS AND SANTERA....................    59
    10.1    Performance of Obligations; Representations and Warranties....................................    59
    10.2    Material Adverse Change.......................................................................    59
    10.3    Necessary Consents and Notices................................................................    59
    10.4    Deliveries....................................................................................    60
    10.5    Effectiveness of Certain Documents............................................................    60

ARTICLE XI INDEMNIFICATION; ESCROW........................................................................    60
    11.1    Indemnification by Tekelec....................................................................    60
    11.2    Indemnification by the Surviving Corporation..................................................    61
    11.3    Notice of Claim...............................................................................    63
    11.4    Right to Contest Claims of Third Persons......................................................    64
    11.5    Survival of Representations, Warranties and Covenants.........................................    66
    11.6    Limitations on Indemnity......................................................................    67
    11.7    Setoff........................................................................................    68
    11.8    Exclusive Remedy..............................................................................    68
    11.9    Escrow........................................................................................    69
ARTICLE XII MISCELLANEOUS PROVISIONS......................................................................    69
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
    12.1    Termination...................................................................................    69
    12.2    Notice of Termination; Effect of Termination..................................................    70
    12.3    Bulk Transfer Law.............................................................................    70
    12.4    Notices.......................................................................................    71
    12.5    Expenses......................................................................................    72
    12.6    Confidentiality Agreement.....................................................................    72
    12.7    Entire Agreement..............................................................................    72
    12.8    Amendment.....................................................................................    73
    12.9    Waiver........................................................................................    73
    12.10   Assignment....................................................................................    73
    12.11   Severability..................................................................................    73
    12.12   Counterparts..................................................................................    74
    12.13   Enforcement of this Agreement.................................................................    74
    12.14   Governing Law.................................................................................    74
    12.15   Interpretation; Negotiated Transaction........................................................    74
    12.16   Remedies Cumulative...........................................................................    74
    12.17   Submission to Jurisdiction; Waivers...........................................................    74
    12.18   Tekelec Sub...................................................................................    75
    12.19   Limitation on Claims Against the Legacy Santera Stockholders..................................    75

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

                          AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this "Agreement") is entered into as of the 30th day of April, 2003, by and among Tekelec, a California corporation ("Tekelec"), Luke Acquisition Corp., a Delaware corporation ("Merger Sub"), Santera Systems Inc., a Delaware corporation ("Santera"), those stockholders of Santera who execute this Agreement (together with such additional parties that may become parties hereto as Legacy Santera Stockholders after the date hereof, the "Legacy Santera Stockholders") and Austin Ventures VI, L.P., a Delaware limited partnership, as the Representative, as defined below.

                                    RECITALS

         A. Tekelec, Merger Sub, Santera and the Legacy Santera Stockholders desire to combine the operations of Tekelec's packet telephony business unit ("PTBU") with the business operations of Santera, together with additional cash infusions.

         B. Prior to or at closing, certain Legacy Santera Stockholders will contribute an aggregate of Twelve Million Dollars ($12,000,000) in cash to Santera in exchange for a combination of convertible notes and Series D Preferred Stock of Santera.

         C. Prior to or at closing, Tekelec will, and will cause Tekelec Sub to, contribute the PTBU (including specified liabilities) and Twenty-Eight Million Dollars ($28,000,000) in cash to Merger Sub in exchange for an aggregate of one hundred (100) shares of common stock of Merger Sub.

         D. At closing, the parties will cause Merger Sub to merge with and into Santera, with Santera being the surviving corporation of such merger (the "Merger"), and, in connection with such merger and in exchange for one hundred one (101) shares of common stock of Merger Sub, Tekelec and Tekelec Sub will receive an aggregate of twenty-eight thousand (28,000) shares of Series B Preferred Stock, $0.001 per share (the "Series B Preferred Stock"), of Santera, thirty-eight thousand (38,000) shares of Series A Preferred Stock, $0.001 per share (the "Series A Preferred Stock"), of Santera and one (1) share of Common Stock, $0.001 per share (the "Common Stock"), of Santera, all on the terms and subject to the conditions set forth herein.

         E. In connection with the merger of Merger Sub with and into Santera and in exchange for shares of Series A-2 Preferred Stock, Series B-2 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock of Santera then outstanding, certain stockholders of Santera existing immediately prior to the Merger will receive an aggregate of sixty-two thousand (62,000) shares of Series A Preferred Stock of Santera, all on the terms and subject to the conditions set forth herein.

         F. As of the Closing Date, Tekelec will own thirty-eight percent (38%) of the issued and outstanding shares of Series A Preferred Stock and all of the issued and outstanding shares of Common Stock and Series B Preferred Stock of Santera, and certain Santera stockholders will collectively own sixty-two percent (62%) of the issued and outstanding shares of Series A Preferred Stock.

                                   AGREEMENTS

          Now, therefore, in consideration of the mutual promises and agreements herein contained, Tekelec, Merger Sub, Santera, the Legacy Santera Stockholders and the Representative agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          The following words shall have the meaning given them in this Article
I:

          "Action" has the meaning set forth in Section 3.8.

          "Affiliate" means a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person or entity referred to. In this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of securities, by contract, or otherwise.

          "Agreement" has the meaning set forth in the first paragraph hereof.

          "Aggregate Santera Cash Contributions" means the aggregate amount of cash contributed by Legacy Santera Stockholders to Santera pursuant to the Note and Preferred Stock Purchase Agreement in exchange for a combination of convertible promissory notes and shares of Series D Preferred Stock of Santera.

           "Ancillary Agreements" means the Bill of Sale, the Assignment and Assumption Agreement, the Stockholders' Agreement, the License Agreement, the Services Agreement, the Employment Agreements, the Escrow Agreement, the Note and Preferred Stock Purchase Agreement, the Registration Rights Agreement, the Powers of Attorney, the Exchange Agreement and such other assignment and conveyance documents that are entered into in connection with the transactions contemplated hereby.

          "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement between Merger Sub and Tekelec in substantially the form attached hereto as Exhibit A.

          "Assumed Contracts" means only those Contracts of Tekelec listed on
Schedule 1.1A attached hereto and those other Contracts which are entered into by Tekelec in the Ordinary Course between the date hereof and the Closing Date and which are directly and exclusively related to the Business.

          "Assumed Liabilities" means only (i) those liabilities of Tekelec described in Schedule 1.1B attached hereto that exist on the date hereof (to the extent the same continue to exist on the Closing Date) and those liabilities of Tekelec that arise between the date of Schedule 1.1B and the Closing Date in the Ordinary Course (and which are not, except as specifically set forth on Schedule 1.1B (Special), materially greater than the historical amounts incurred for such types of expenses as shown on Schedule 1.1B) and are of the same type as those otherwise described on Schedule 1.1B and (ii) those obligations of Tekelec under the Assumed Contracts (other than any liability or obligation for breaches thereof prior to Closing) and (iii) those transaction expenses specified in
Section 12.5.

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          "Bill of Sale" means the Bill of Sale to be executed by Tekelec in substantially the form attached hereto as Exhibit B.

          "Business" means the business of packet telephony, as such business is conducted by Tekelec and its Affiliates from the date hereof through the Closing Date.

          "Business Day" means any day of the week other than Saturday, Sunday or any nationally observed United States holiday.

          "Bylaws" has the meaning set forth in Section 2.8.

          "Certificate of Amendment" means the Certificate of Amendment of Santera, in substantially the form attached hereto as Exhibit C.

          "Certificate of Merger" means a Certificate of Merger in substantially the form attached hereto as Exhibit D.

          "Closing" has the meaning set forth in Section 2.2(b).

          "Closing Date" has the meaning set forth in Section 2.2(b).

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

          "Contract" means any contract, agreement, lease, license, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument, open purchase order, written or oral, express or implied.

          "Contributed Assets" means all assets and property and associated rights of Tekelec as of the Closing Date that are directly and exclusively used by Tekelec in the Business, other than any Excluded Asset, and consisting solely of the following to the extent used by Tekelec directly and exclusively in the Business (except to the extent the same constitutes an Excluded Asset):

                  (a) all of those assets that are specifically listed and described on Schedule 1.1C;

                  (b) all assets acquired by Tekelec between the date hereof and the Closing Date but not disposed of;

                  (c)      all Tekelec Accounts Receivable;

                  (d) all inventories of the Business owned by Tekelec, including, but not limited to all raw materials, finished goods, component parts and work in process existing on the Closing Date, and all inventory of the Business which has been written down or written off as of the Closing Date;

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                  (e)      all rights, benefits and claims of Tekelec under the
Assumed Contracts;

                  (f) all machinery, equipment, supplies and tools of Tekelec;

                  (g)      all vehicles owned by Tekelec;

                  (h) all Tekelec Business Intellectual Property set forth on Schedule 1.1C (which schedule shall not include any of the Licensed Assets) and documentation thereof and the right and power to assert, defend and recover title thereto and the right to sue for and recover for past, present and future infringement, misuse, misappropriation and other violation thereof, both in the same manner and to the same extent as Tekelec could or could cause to be done if the transactions contemplated hereby did not occur;

                  (i) all permits, approvals, licenses and certifications issued to Tekelec by a Governmental authority or by a private testing or certifying authority that have been obtained by Tekelec for the direct and exclusive benefit of the Business, to the extent assignable under the terms thereof and applicable Law;

                  (j) all records of Tekelec, including business, computer, engineering and other records, and all associated documents, discs, tapes and other storage and recordkeeping media related directly and exclusively to such records, including but not limited to all sales data, customer lists, accounts, bids, contracts, supplier records, personnel files and payroll records, excluding, however, the tax records, litigation files and any records exclusively related to Excluded Assets or Excluded Liabilities; and

                  (k) all claims against others, rights, and choses in action, liquidated or unliquidated, of Tekelec, including those arising under insurance policies, but excluding, in any event, any such claims, rights or choses in action to the extent that the same relate to Excluded Liabilities or Excluded Assets.

         "Delaware Law" means the General Corporation Law of the State of Delaware, as in effect on the Closing Date.

         "Department of Labor" means the United States Department of Labor.

         "Effective Time" has the meaning set forth in Section 2.2(a).

         "Employment Agreements" mean the Employment Agreements dated as of the date hereof between Santera and the persons listed on Exhibit E attached hereto.

         "Environmental Law" means any Law relating to the protection of health or the environment, including without limitation: the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Control Act, any comparable state or foreign law, and the common law, including the law of nuisance and strict liability.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

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         "Escrow Agent" means JP Morgan Trust Company, National Association.

         "Escrow Agreement" means the Escrow Agreement dated as of the date hereof among Tekelec, Santera, the Representative, the Legacy Santera Stockholders, certain of the other stockholders of Santera and Escrow Agent, which agreement is attached hereto as Exhibit F.

         "Exchange Agreement" means the Exchange Agreement dated as of the date hereof among Santera and certain Santera stockholders, which agreement is attached hereto as Exhibit G.

         "Excluded Assets" means (i) any cash or cash equivalents held by Tekelec, (ii) all assets or property or property rights of Tekelec that are not used directly and exclusively in the Business, including, without limitation, the Licensed Assets and those other assets listed on Schedule 1.1D (Part 1),
(iii) all of those assets or property or property rights of Tekelec that are used directly and exclusively in the Business and listed and described on
Schedule 1.1D (Part 2) and (iv) any confidential disclosures of Tekelec to its attorneys, insurers, accountants or financial advisors in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

         "Excluded Liabilities" has the meaning set forth in Section 2.3(a)(v).

         "Financial Statements" means the (a) audited balance sheets of Santera as of December 31, 2001 and December 31, 2000, and the related audited statements of earnings, stockholders' equity and cash flows for the years then ended; (b) the unaudited balance sheet of Santera as of December 31, 2002 and the related unaudited statements of earnings, stockholders' equity and cash flows for the twelve months then ended; (c) the unaudited balance sheet of Santera as of March 31, 2003 (the "Most Recent Balance Sheet") and the related unaudited statements of earnings, stockholders' equity and cash flows for the three months then ended; and (d) together, as to all the foregoing, with any notes or schedules thereto.

         "Government" means the United States of America, any other nation or state, the European Economic Community, the European Union, any federal, bilateral or multilateral governmental authority, any state, any possession, any territory, any local, county, district, city or other governmental unit or subdivision, and any branch, entity, agency, or judicial body of any of the foregoing.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Losses" has the meaning set forth in Section 11.1.

         "Intellectual Property" means patents and patent applications (including, but not limited to, continuations, continuations-in-part, provisionals, divisionals, reexaminations, reissues, foreign counterparts, and the like); trademarks, service marks, trade names, brand names, logos and corporate names, registrations thereof and applications therefor; copyrights and registrations thereof and applications therefor, and works of authorship, including derivative works, within the meaning of the United States Copyright Act, 17 U.S.C. Sections 101 et seq.; trade secrets and know-how; shop rights; inventions, discoveries, domain names, ideas, developments, concepts, information, data, processes, techniques, methods, formulae, designs, software, firmware, programs, databases, algorithms, mask works, prospect lists, customer lists, projections analyses, and market studies; and any other intellectual property rights anywhere in the world; all modifications, renewals, extensions and reissues of any thereof, all common law, statutory, treaty and convention rights with respect to any thereof; all property rights, moral rights, ownership and other proprietary rights in any thereof; and all worldwide forms of protection and rights in, to and under all of the foregoing.

         "IRS" means the United States Internal Revenue Service.

         "Knowledge" means the current, actual knowledge of a particular fact, after reasonable inquiry. A reference to "Tekelec's Knowledge" or "to the Knowledge of Tekelec" (or words of similar import) shall be limited to the current, actual knowledge of the following individuals, after reasonable inquiry: Frederick M. Lax, Paul Miller, Paul J. Pucino, Ronald W. Buckly and Danny Parker. A reference to "Santera's Knowledge" or "to the Knowledge of Santera" (or words of similar import) shall be limited to the current, actual knowledge of the following individuals, after reasonable inquiry: David Heard, James Orlando, Scott Weidenfeller, Greg Greco and Dave Peters.

         "Law" means any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law.

         "Legacy Santera Stockholders" has the meaning set forth in the introduction hereto.

         "Liabilities" means liabilities and/or obligations, whether or not required to be reflected on the financial statements of a company.

         "License Agreement" means a License Agreement between the Surviving Corporation and Tekelec pursuant to which Tekelec will grant the Surviving Corporation a license to use the Licensed Assets on the terms set forth therein, which License Agreement is in the form attached hereto as Exhibit H.

         "Licensed Assets" means all of the Intellectual Property that will be licensed to Santera pursuant to the License Agreement.

         "Lien" means any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, restriction or other encumbrance.

         "Losses" has the meaning set forth in Section 11.1.

         "Material Adverse Change" and "Material Adverse Effect" means any change, event or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets, liabilities, employee relationships, earnings or results of operations, or the business prospects or condition (financial or otherwise), of Santera or the Business, as the case may be, but shall not be deemed to include any adverse change, event or effect to the extent resulting from (i) general economic conditions, (ii) war or terrorist activities, (iii) changes in foreign currency exchange rates, (iv) regulatory events, (v) matters (including economic matters) that affect the industry in which Santera or the Business, as the case may be, operates generally, (vi) the fact that Santera's cash reserves are continuing to be depleted in connection with the financing of the operations of Santera in the Ordinary Course or (vii) the announcement or pendency of the transactions contemplated by this Agreement.

         "Material Santera Contract" has the meaning set forth in Section
4.15(a).

         "Material Tekelec Contract" has the meaning set forth in Section
3.13(a).

         "Merger" has the meaning set forth in the recitals hereto.

         "Merger Sub" has the meaning set forth in the introduction hereto.

         "Most Recent Balance Sheet" has the meaning set forth in the definition of "Financial Statements" above.

         "Note and Preferred Stock Purchase Agreement" means the Note and Preferred Stock Purchase Agreement dated as of the date hereof among Santera and certain Santera stockholders, which agreement is attached hereto as Exhibit I.

         "Order" means an order, writ, injunction, or decree of any court or Government.

         "Ordinary Course" means, with respect to the Business or Santera, only the ordinary course of commercial operations customarily engaged in by Tekelec with respect to such Business or by Santera, as the case may be, and specifically does not include (a) any activity (i) involving the purchase or sale of the Business or Santera, as the case may be, or of any product line or business unit of such Business or Santera, (ii) involving modification or adoption of any Plan that affects the employees of Santera or the employees of Tekelec's Business who are to be offered employment by Santera, as the case may be, (iii) which requires approval or is approved by the board of directors or shareholders of Tekelec or Santera, as the case may be, or (b) the incurrence of any liability for any tort or any breach or violation of or default under any Contract or Law.

         "Party" means any of Tekelec, Tekelec Sub, Merger Sub, Santera or the Legacy Santera Stockholders, and "Parties" means all of them.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permitted Liens" means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) Liens in favor of vendors, carriers, landlords, warehousemen, repairmen, mechanics, workmen and materialmen and construction or similar Liens arising by operation of law in the Ordinary Course in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, (c) Liens that, individually and in the aggregate, do not materially interfere with the use of any property as currently used, but excluding any Liens for borrowed money and (d) with respect to the Business, those Liens disclosed on Schedule 1.1E (Part 1) and, with respect to Santera, those Liens disclosed on Schedule 1.1E (Part 2).

         "Plan" means any agreement, arrangement, plan, or policy, whether or not legally binding and whether or not written, that involves (a) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (b) welfare or "fringe" benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (c) any employment, consulting, engagement, retainer or compensation agreement or similar arrangement.

         "Powers of Attorney" means the Agreement and Irrevocable Powers of Attorney executed by certain stockholders of Santera, which Agreement and Irrevocable Powers of Attorney are in substantially the form attached hereto as Exhibit J.

         "Recapitalization" means the approval by the requisite stockholders of Santera of, and the filing with the Delaware Secretary of State and effectiveness of, the Certificate of Amendment and the reclassification of shares of capital stock of Santera pursuant thereto.

         "Registration Rights Agreement" means a Registration Rights Agreement by and among Tekelec, Santera, certain stockholders of Santera and the Representative, which agreement is in substantially the form attached hereto as Exhibit K.

         "Releases" mean the Releases executed by certain stockholders of Santera, which Releases are in substantially the form attached hereto as Exhibit L.

         "Representative" means Austin Ventures VI, L.P., which has been appointed the representative of the Legacy Santera Stockholders hereunder and under all of the applicable Ancillary Agreements, pursuant to the terms of the Escrow Agreement, or any successor appointed pursuant to the terms of the Escrow Agreement.

         "Santera Accounts Receivable" has the meaning set forth in Section 4.7(a).

         "Santera Business Intellectual Property" means all Intellectual Property that is used or held by Santera and all goodwill associated therewith.

         "Santera Business Intellectual Property Licenses" means all agreements to which Santera is a party and that include a license of any Santera Business Intellectual Property.

         "Santera Indemnified Persons" has the meaning set forth in Section
11.1.

         "Santera Indemnifying Person" has the meaning set forth in Section 11.4(a).

         "Second Amended and Restated Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of Santera, in the form of Exhibit M, which Amended and Restated Certificate of Incorporation shall be attached as Annex A to the Certificate of Merger and shall become effective upon the consummation of the Merger, as the same may be amended from time to time.

         "Series A-2 Conversion Factor" equals (i) one thousand, four hundred fifty (1,450) divided by (ii) the aggregate number of shares of Series A-2 Preferred Stock of Santera issued and outstanding immediately prior to the Effective Time.

         "Series B-2 Conversion Factor" equals (i) seven thousand three hundred (7,300) divided by (ii) the aggregate number of shares of Series B-2 Preferred Stock of Santera issued and outstanding immediately prior to the Effective Time.

         "Series C-2 Conversion Factor" equals (i) forty-one thousand, two hundred fifty (41,250) divided by (ii) the aggregate number of shares of Series C-2 Preferred Stock of Santera issued and outstanding immediately prior to the Effective Time.

         "Series D Conversion Factor" equals (i) the Series D Share Number divided by (ii) the aggregate number of shares of Series D Preferred Stock of Santera issued and outstanding immediately prior to the Effective Time.

         "Series D Share Number" equals (i) the Aggregate Santera Cash Contributions (in any event not greater than twelve million dollars ($12,000,000)) divided by (ii) one thousand dollars ($1,000.00).

         "Services Agreement" means a Services Agreement between the Surviving Corporation and Tekelec in substantially the form attached hereto as Exhibit N; prior to the Closing, the Services Agreement and schedules thereto shall have been completed and shall be reasonably acceptable to Santera, Tekelec and the Legacy Santera Stockholders..

         "Stockholders' Agreement" means that certain Stockholders' Agreement dated as of the date hereof among Tekelec, Santera, the Legacy Santera Stockholders and certain of the other stockholders of Santera, which agreement is attached hereto as Exhibit O.

         "Stockholders' Consent" means the written consent of the stockholders of Santera approving the Merger and the other transactions contemplated hereby effective as of the date hereof.

         "Straddle Period" has the meaning set forth in Section 7.2(d).

         "Surviving Corporation" has the meaning set forth in Section 2.1(b).

         "Tax" or "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value-added and excise taxes; PBGC premiums and any other governmental charges of the same or similar nature; and all penalties, additions to tax and interest relating to any such amounts. Any one of the foregoing Taxes shall be referred to sometimes as a "Tax."

         "Tax Returns" means all reports, estimates, information statements and returns relating to or required by Law to be filed by a Party in connection with any Taxes, including any attachment thereto, and including any amendment thereof and all information returns (e.g., Form W 2, Form 1099) and reports relating to Taxes and Taxes payable by, pursuant to or in connection with employee benefit plans of such Party. Any one of the foregoing Tax Returns shall be referred to sometimes as a "Tax Return."

         "Tekelec" means Tekelec, a California corporation and, to the extent of the Contributed Assets held by Tekelec Sub, unless the context requires otherwise, Tekelec Sub.

         "Tekelec Accounts Receivable" has the meaning set forth in Section 3.6(a).

         "Tekelec Business Intellectual Property" means (i) all Intellectual Property of Tekelec set forth on Schedule 1.1C, which is the Intellectual Property which is used directly and exclusively by

Tekelec in, or held by Tekelec for use directly and exclusively in, the operation of the Business and (ii) all the Intellectual Property included in the Licensed Assets.

         "Tekelec Business Intellectual Property Licenses" means all agreements to which Tekelec is a party and that include a license of only Tekelec Business Intellectual Property.

         "Tekelec Indemnified Person" has the meaning set forth in Section 11.2.

         "Tekelec Sub" means IEX Corporation, a Nevada corporation and direct and wholly-owned subsidiary of Tekelec, which holds a portion of the Contributed Assets.

         "Tekelec Transferred Employee" has the meaning set forth in Section 7.3(b).

         "Third Person" has the meaning set forth in Section 11.4.

         "Third Person Claim" has the meaning set forth in Section 11.4.

         "VEBA" means voluntary employees' beneficiary association.

                                   ARTICLE II
                                 MERGER; CLOSING

                  2.1      Merger and Effect of Merger.

                           (a)      The constituent corporations of the Merger
are Santera and Merger Sub.

                           (b)      Upon the terms and subject to the conditions
of this Agreement and in accordance with the Delaware Law, at the Effective Time, Merger Sub shall be merged into Santera and the separate corporate existence of Merger Sub thereupon shall cease. Santera shall be the surviving corporation in the Merger (the "Surviving Corporation"), and the separate corporate existence of Santera, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

                           (c)      At and after the Effective Time, the
Surviving Corporation shall possess all of the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of both Merger Sub and Santera, as provided more particularly in the Delaware Law.

                  2.2 Method of Effecting Merger; Closing. The Merger shall be effected as follows:

                           (a)      Santera shall execute the Certificate of
Merger and shall cause the Certificate of Merger to be filed and recorded on the Closing Date with the Secretary of State of Delaware in accordance with the applicable provisions of the Delaware Law. The Merger shall thereupon become effective and be consummated immediately upon such filing in accordance with the Delaware Law (the "Effective Time").

                           (b)      The closing of the Merger and the
transactions contemplated hereby (the "Closing") shall take place at Bryan Cave LLP, One Metropolitan Square, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102 at 9:00 a.m., local time, on June 6, 2003 or, if the conditions to the obligations of the parties hereto are not then satisfied, as promptly as practicable after the satisfaction or waiver of the conditions set forth in
Article VIII, Article IX and Article X, but in any event within four (4) Business Days thereafter. The date on which the Closing occurs is referred to herein as the "Closing Date." The Closing may take place and be effective on such other date or at such other time or place as Tekelec, Santera and the Representative may agree upon.

                  2.3 Tekelec Contributions to Merger Sub; Conversion of Merger Sub Capital Stock.

                           (a)      Tekelec Contribution of Assets.

                                    (i)      Tekelec Assets. Immediately prior
         to the Effective Time, Tekelec will, and will cause Tekelec Sub to, contribute, convey, transfer, and assign all of Tekelec's or Tekelec Sub's right, title and interest in and to the Contributed Assets to Merger Sub.

                                    (ii)     Issuance of Merger Sub Capital
         Stock. In consideration of the contribution, conveyance, transfer and assignment of the Contributed Assets to Merger Sub immediately prior to the Effective Time, Merger Sub, in full payment for the Contributed Assets and the other rights of Merger Sub hereunder, agrees to assume the Assumed Liabilities and to issue to Tekelec (and/or to the extent directed by Tekelec, Tekelec Sub) fifty-eight (58) shares of common stock of Merger Sub.

                                    (iii)    Assumed Liabilities. Immediately
         prior to the Effective Time, Tekelec will assign and transfer to Merger Sub, and Merger Sub shall assume, only the Assumed Liabilities.

                                    (iv)     Consents. Notwithstanding Sections
         2.3(a)(i) and 2.3(a)(iii), if the assignment and transfer of any of the Contributed Assets and/or Assumed Liabilities, including without limitation the Assumed Contracts, would cause a breach thereof and if any required consent to such assignment and transfer has not been obtained from the third parties involved, then, without limiting the effect of any representations and warranties hereunder, such Contributed Assets, Assumed Liabilities and/or Assumed Contracts, shall not be assigned and transferred, but, instead, Tekelec shall continue to hold its interests in such Contributed Assets, Assumed Liabilities and/or Assumed Contracts in trust for the benefit of Merger Sub and Santera, shall receive in trust and remit as promptly as possible to Santera any money paid thereunder to Tekelec and shall cooperate in any reasonable arrangement or action requested by Santera to secure for Santera all benefits under such Contributed Assets, Assumed Liabilities and/or Assumed Contracts, provided, that Santera shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent that Merger Sub or Santera would have been responsible therefor hereunder if such consent or approval had been obtained. In the event any such consent or approval is not obtained prior to the Closing Date, Tekelec shall use commercially reasonable efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained or Santera otherwise agrees that Tekelec need not continue to attempt to receive such consent or approval. The Parties hereto agree that at and effective as of such time as any such required consent with respect to such Contributed Assets, Assumed Liabilities and/or Assumed Contracts shall be obtained, such Contributed Assets, Assumed Liabilities and/or Assumed Contracts shall forthwith be transferred and assigned to Santera, and all related obligations and liabilities of Tekelec and shall be simultaneously assumed by Santera hereunder, with each such assignment and assumption transaction subsequent to the Closing Date to be effected by the execution and delivery by Tekelec and Santera of an assignment and assumption agreement substantially in the form of the Assignment and Assumption Agreement.

                                    (v)      Excluded Liabilities. Except for
         Assumed Liabilities as expressly provided in Section 2.3(a)(iii) and as provided in Section 2.3(a)(iv), neither Merger Sub nor Santera shall assume or become liable for and neither Merger Sub nor Santera shall be obligated to pay or satisfy any obligation, debt or liability whatsoever, contingent or otherwise, of Tekelec with respect to its business or operations. The obligations and liabilities of Tekelec which are not Assumed Liabilities are hereinafter referred to as the "Excluded Liabilities." No statement in or provision of this Agreement or Ancillary Agreements, and no statement, written or oral, action, or failure to act, includes or constitutes an assumption of any Excluded Liability by, or an agreement to assume any Excluded Liability by, Merger Sub or Santera, and any statement to the contrary by any person is unauthorized and hereby disclaimed. Without limiting the generality of any the foregoing, in no event shall Santera assume or become liable for, and Excluded Liabilities shall include but not be limited to, (i) any claim, liability or obligation of Tekelec to its shareholders, (ii) any claim, liability or obligation of Tekelec to its directors, officers, employees or agent with respect to indemnification or contribution, (iii) any claim, liability or obligation related to violations of Law, including violations or alleged violations of Federal and state securities laws, or violations or alleged violations of Environmental Law (whether as a result of the handling, storage or disposal of hazardous materials or otherwise), or (iv) except to the extent paid by insurance policies included in the Contributed Assets, any liability for product liability, product defects or as a result of the provision of any services (professional or otherwise) provided by Tekelec to any other Person.

                           (b)      Tekelec Cash Contribution.

                                    (i)      Cash Contribution to Merger Sub by
         Tekelec. Immediately prior to the Effective Time, Tekelec will contribute to Merger Sub Twenty-Eight Million Dollars ($28,000,000) in cash.

                                    (iii)    Issuance of Merger Sub Capital
Stock. In consideration of the cash contribution to be made by Tekelec to Merger Sub immediately prior to the Effective Time, and in reliance upon the representations, warranties and covenants made herein by Tekelec, Merger Sub, in full payment for such cash contribution and the other rights of Merger Sub hereunder, agrees to issue to Tekelec forty-two (42) shares of common stock of Merger Sub.

                           (c)      Conversion of Merger Sub Capital Stock. At
the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the issued and outstanding shares of common stock of Merger Sub shall be converted into thirty-eight thousand (38,000) shares of Series A Preferred Stock, twenty-eight thousand (28,000) shares of Series B

Preferred Stock and one (1) share of Common Stock of the Surviving Corporation and, upon surrender of the certificate or certificates representing such shares of Merger Sub common stock, the Surviving Corporation shall promptly issue to Tekelec and/or Tekelec Sub certificates representing such shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock of the Surviving Corporation into which such shares of Merger Sub common stock have been converted.

                  2.4 Contributions to Santera; Conversion of Santera Capital Stock.

                           (a)      Prior to or at the Closing and pursuant to
the Note and Preferred Stock Purchase Agreement, each Legacy Santera Stockholder shall contribute to Santera in cash the amount set forth next to such Legacy Santera Stockholder's name on Schedule 2.4 under the column entitled "Cash Contributions to Santera" in exchange for a combination of convertible notes and shares of Series D Preferred Stock of Santera in an aggregate amount equal to each such Legacy Santera Stockholder's required cash contribution. Prior to the consummation of the Merger, all of the convertible promissory notes shall have been converted into shares of Series D Preferred Stock in accordance with the terms of such convertible promissory notes and the Note and Preferred Stock Purchase Agreement.

                           (b)      Prior to the Closing, each of the Legacy
Santera Stockholders (including those Legacy Santera Stockholders who own less than 175,000 shares of preferred stock of Santera) shall exercise their respective rights to exchange all of the shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock and/or Series C-1 Preferred Stock of Santera then owned by such Santera stockholders for shares of Series A-2 Preferred Stock, Series B-2 Preferred Stock and/or Series C-2 Preferred Stock, respectively, in accordance with the terms of the Note and Preferred Stock Purchase Agreement and the Exchange Agreement.

                           (c)      At the Effective Time, by virtue of the
Merger and without any action on the part of any holder thereof, all shares of capital stock of Santera held in its treasury shall be cancelled and no consideration of any kind shall be delivered in exchange therefor and the outstanding capital stock of Santera shall be treated as follows:

                                    (i)      Each share of common stock, Series
         A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock of Santera issued and outstanding at the Effective Time shall cease to be outstanding, shall be canceled and no consideration of any kind shall be delivered in exchange therefor;

                                    (ii)     Each share of Series A-2 Preferred
         Stock of Santera issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into the right to receive a number of shares of Series A Preferred Stock of the Surviving Corporation that is equal to the Series A-2 Conversion Factor;

                                    (iii)    Each share of Series B-2 Preferred
         Stock of Santera issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into the right to receive a number of shares of Series A Preferred Stock of the Surviving Corporation that is equal to the Series B-2 Conversion Factor;

                                    (iv)     Each share of Series C-2 Preferred
         Stock of Santera issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into the right to receive a number of shares of Series A Preferred Stock of the Surviving Corporation that is equal to the Series C-2 Conversion Factor; and

                                    (v)      Each share of Series D Preferred
         Stock of Santera issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into the right to receive a number of shares of Series A Preferred Stock of the Surviving Corporation that is equal to the Series D Conversion Factor.

         (it being understood that in no event shall the aggregate number of shares of Series A Preferred Stock issued by the Surviving Corporation in respect of the Series A-2 Preferred Stock, the Series B-2 Preferred Stock, the Series C-2 Preferred Stock and the Series D Preferred Stock be in an amount in excess of 62,000 shares).

                           (d)      After the Effective Time, upon surrender to
the Surviving Corporation of a certificate or certificates which represented issued and outstanding shares of Series A-2 Preferred Stock, Series B-2 Preferred Stock, Series C-2 Preferred Stock or Series D Preferred Stock of Santera immediately prior to the Effective Time by a Legacy Santera Stockholder thereof, together with such other documents as may be reasonably required by the Surviving Corporation, the Surviving Corporation shall promptly deliver to the holder of such certificate or certificates, in exchange therefor, or, if such holder has otherwise directed the Surviving Corporation in the Escrow Agreement to deliver such certificates to the Escrow Agent, then the Surviving Corporation shall deliver such certificate or certificates issued in the name of the Representative (for the benefit of such Legacy Santera Stockholder) to the Escrow Agent, the consideration that such Legacy Santera Stockholder has the right to receive in respect of the shares of capital stock formerly represented by the certificate or certificates surrendered by such holder (after taking into account all of the shares of capital stock and any fractional shares with respect thereto held by such Legacy Santera Stockholder as of the Effective
Time). The Surviving Corporation shall not be obligated to deliver the applicable consideration to which any Legacy Santera Stockholder is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates as provided in this Section 2.4(d).

                  2.5 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of Santera which are held by stockholders who have properly and timely perfected appraisal rights under
Section 262 of the Delaware Law shall not be converted into or be exchangeable for the right to receive the consideration described in Section 2.4(c) (unless and until such holder shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the Delaware Law) but shall be converted into the right to receive such cash consideration as may be properly determined and payable to such holder as provided in the Delaware Law.

                  2.6      Treatment of Options and Warrants.

                           (a)      At the Effective Time, by virtue of the
cancellation of each outstanding share of common stock of Santera pursuant to the Merger and the failure of the Surviving Corporation to assume such options as provided in the plan under which such options were issued, each then outstanding and unexercised option exercisable for shares of capital stock of

Santera shall be canceled and no consideration of any kind shall be delivered in exchange therefor under this Agreement.

                           (b)      At the Effective Time, by virtue of the
cancellation of each outstanding share of Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock of Santera pursuant to the Merger, the failure of the Surviving Corporation to assume such warrants or otherwise pursuant to the terms of such warrants, each then outstanding and unexercised warrant exercisable for shares of capital stock of Santera shall be canceled and no consideration of any kind shall be delivered in exchange therefor under this Agreement.

                  2.7      Deliveries.

                           (a)      Subject to the fulfillment or waiver of the
conditions set forth in Article VIII and Article IX, at the Closing, Tekelec shall deliver:

                                    (i)      to Merger Sub and Santera, the
         Assignment and Assumption Agreement, duly executed by Tekelec and Merger Sub;

                                    (ii)     to Merger Sub and Santera, the Bill
         of Sale in favor of Merger Sub, duly executed by Tekelec, together with such other assignment and conveyance documents that Santera reasonably requests to effectuate the transactions contemplated hereby;

                                    (iii)    to Santera, the License Agreement,
         duly executed by Tekelec;

                                    (iv)     to Santera, the Services Agreement,
         duly executed by Tekelec;

                                    (v)      to Santera, the Registration Rights
         Agreement, duly executed by Tekelec;

                                    (vi)     to Santera, an opinion of Bryan
         Cave LLP, counsel to Tekelec, Tekelec Sub and Merger Sub, in substantially the form attached hereto as Exhibit P;

                                    (vii)    to Santera, all consents, waivers
         or approvals obtained by Tekelec with respect to the consummation of the transactions contemplated by this Agreement;

                                    (viii)   to Santera, the certificates
         contemplated as being executed by Tekelec by Sections 10.1 and 10.2, duly executed by an authorized officer of Tekelec and, to the Legacy Santera Stockholders, copies of such certificates; and

                                    (ix)     to Santera, the stock certificates
         representing all of the issued and outstanding shares of capital stock of Merger Sub immediately prior to the Effective Time.

                           (b)      Subject to the fulfillment or waiver of the
conditions set forth in Article VIII and Article X, at the Closing, Santera shall deliver:

                                    (i)      to Tekelec, the License Agreement,
         duly executed by Santera;

                                    (ii)     to Tekelec, the Services Agreement,
         duly executed by Santera;

                                    (iii)    to Tekelec, the Registration Rights
         Agreement, duly executed by Santera;

                                    (iv)     to Tekelec, a duly executed stock
         certificate evidencing the shares of Series A Preferred Stock to be issued to Tekelec as contemplated by Section 2.3(c);

                                    (v)      to Tekelec, a duly executed stock

         certificate evidencing the shares of Series B Preferred Stock to be issued to Tekelec as contemplated by Section 2.3(c);

                                    (vi)     to Tekelec, a duly executed stock
         certificate evidencing the share of Common Stock to be issued to Tekelec as contemplated by Section 2.3(c);

                                    (vii)    to the Escrow Agent, a duly
         executed stock certificate(s), evidencing the shares of Series A Preferred Stock to be issued to the Legacy Santera Stockholders as contemplated by Section 2.4, which stock certificate(s) shall be held by the Escrow Agent in accordance with the Escrow Agreement;

                                    (viii)   to Tekelec, an opinion of Munsch
         Hardt Kopf & Harr P.C., counsel to Santera, in substantially the form attached hereto as Exhibit Q, and an opinion of Prickett, Jones & Elliott, P.A., special Delaware counsel to Santera, in substantially the form attached hereto as Exhibit R;

                                    (ix)     to Tekelec, the Certificate of
         Merger, duly executed by Santera;

                                    (x)      to Tekelec, the certificates
         contemplated by Sections 9.1 and 9.2, duly executed by an authorized officer of Santera and, to the Legacy Santera Stockholders, copies of such certificates; and

                                    (xi)     to Tekelec, a "blue sky" memorandum
         relating to the issuance of the shares of capital stock and convertible promissory notes of Santera contemplated as being issued by Santera pursuant to this Agreement and the Ancillary Agreements.

                           (c)      Subject to the fulfillment or waiver of the
conditions set forth in Article IX and Article X, at the Closing, each Legacy Santera Stockholder shall deliver:

                                    (i)      to Santera, stock certificates
         representing in the aggregate all of the shares of capital stock of Santera owned by such Legacy Santera Stockholders immediately prior to the Effective Time;

                                    (ii)     to Santera, the Registration Rights
         Agreement, duly executed by such Legacy Santera Stockholder;

                                    (iii)    to Tekelec, the certificate
         contemplated by Section 9.1, duly executed by such Legacy Santera Stockholder; and

                                    (iv)     to Santera, the certificate
         contemplated by Section 10.1, duly executed by such Legacy Santera Stockholder.

                  2.8 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of Santera as in effect immediately prior to the Effective Date shall be amended and restated to read in its entirety as set forth in Exhibit M, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation. At the Effective Time, the bylaws of Santera, as the Surviving Corporation, shall be amended and restated to read in their entirety as set forth in Exhibit S, and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the "Bylaws").

                  2.9 Directors and Officers of the Surviving Corporation. The directors and officers set forth on Schedule 2.9 shall be the directors and officers of the Surviving Corporation, effective as of the Closing Date, until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF TEKELEC

          Tekelec hereby makes the following representations and warranties to Santera, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

                  3.1      Corporate Existence and Power; Consents, Etc.

                           (a)      Tekelec is a corporation duly organized,
validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The entire authorized capital stock of Merger Sub consists solely of thirty thousand (30,000) shares of common stock, par value $0.01 per share. As of the date hereof, Tekelec owns one (1) share of common stock of Merger Sub, which is the only share of capital stock of Merger Sub outstanding on the date hereof. At the Closing, one hundred one (101) shares of common stock of Merger Sub will be issued and outstanding and will be owned by Tekelec and Tekelec Sub.

                           (b)      Tekelec is duly licensed or qualified to do
business as a foreign corporation and is in good standing in each jurisdiction in which such license or qualification is required for the operation of the Business by Tekelec, other than those jurisdictions where the failure by any such entity to be so licensed or qualified will not result in a Material Adverse Effect.

                           (c)      Each of Tekelec and Merger Sub has the
corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The approval of the transactions contemplated hereby and by the Ancillary Agreements by the Board of Directors of Tekelec does not violate any fiduciary duty or other obligation of the directors of Tekelec either individually or collectively.

                           (d)      Except as set forth on Schedule 3.1(d) and
except for the consents and approvals required to be obtained in connection with, or filings or registrations required to be made pursuant to, the HSR Act, no waiver or consent of any third person or Governmental or regulatory authority is required for the execution, delivery and performance by Tekelec or Merger Sub of this Agreement or any of the Ancillary Agreements to which Tekelec or Merger Sub is a party or the consummation of the transactions contemplated hereby or thereby. Neither Tekelec nor Merger Sub is a party to, subject to or bound by any note, bond, mortgage, indenture, lien, instrument or Contract or any statute, Law, rule, regulation, judgment, Order or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license which would (i) be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by Tekelec or Merger Sub, as the case may be, of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or (ii) prevent the carrying out of the transactions contemplated hereby or by the Ancillary Agreements.

                  3.2 Valid and Enforceable Agreement; Authorization. Each of this Agreement and each of the Ancillary Agreements to which Tekelec or Merger Sub is a party constitutes or when executed by Tekelec or Merger Sub will constitute a legal, valid and binding obligation of such party, enforceable against such party in accordance with its respective terms, except that, in each case, such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) the availability of specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement and each of the Ancillary Agreements to which Tekelec or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized, approved and ratified by all necessary resolutions, authorizations, consents, approvals and/or ratifications on the part of Tekelec. No resolution, authorization, consent, approval and/or ratification of the stockholders of Tekelec is necessary in order to enter into and deliver this Agreement or any of the Ancillary Agreements to which Tekelec is a party or to perform its obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby. Certified copies of all required resolutions, authorizations, consents, approvals and/or ratifications of (x) the Board of Directors of Tekelec and (y) the Board of Directors and shareholders of Merger Sub are attached as Schedule 3.2 and no such resolution, authorization, consent or approval has been altered, amended, rescinded, repealed or revoked. Pursuant to such resolutions, authorizations, consents, approvals and/or ratifications, each of Tekelec and Merger Sub has full corporate authority to enter into and deliver this Agreement and each of the Ancillary Agreements to which Tekelec or Merger Sub is a party, to perform its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

                  3.3 Absence of Certain Developments with Respect to the Business. Since December 31, 2002, except as set forth on Schedule 3.3, there has been no: (a) Material Adverse Effect; (b) loss or, to Tekelec's Knowledge, threatened loss of any material customer accounts of the Business, or any decrease by any such material customers, or, to Tekelec's Knowledge, threatened decrease by such customer, in the rate of buying materials, products or services of the Business; (c) increase in or commitment to increase compensation, benefits or other remuneration to or for the benefit of any employee of the Business who may be transferred to Santera, or any benefits granted under any Plan with or for the benefit of any such employee, except for increases in compensation, benefits or other remuneration in the Ordinary Course; (d) transaction entered into or carried out by Tekelec in connection with the Business other than in the Ordinary Course; (e) change made by Tekelec with respect to its Tax or financial accounting with respect to the Business or any Tax election with respect to the Business; (f) transfer of any material assets used directly and exclusively in the Business, other than arm's-length sales, leases, or dispositions in the Ordinary Course; (g) modifications of any material term of, or termination (but not including the natural expiration) of, any material Contract to which Tekelec is a party and which relates directly and exclusively to the Business or any material Government license, permit or other authorization held by Tekelec for use exclusively in the Business; (h) abandonment or transfer by Tekelec, or lapse, of any Tekelec Business Intellectual Property; (i) waiver by Tekelec of any material claims or material rights arising from or in connection with the Business; (j) disclosure by Tekelec of any confidential or proprietary information related to the Business to any person or entity other than (i) to Santera and Santera' representatives, agents, attorneys and accountants, (ii) the employees, agents, customers or advisors of Tekelec in the Ordinary Course or (iii) the employees, agents or advisors of Tekelec in connection with the transaction contemplated by this Agreement; (k) material change in the conduct of the Business, or any material change in the methods of purchase, sale, lease, management, marketing, promotion or operation, or any delay or postponement by Tekelec of the payment of accounts payable or other Liabilities arising from the Business; (l) any write-down in accounts receivable of the Business other than in the Ordinary Course; (m) action taken by Tekelec that will or may reasonably be expected to cause or constitute a breach of any provision of this Agreement; or (n) commitment or agreement by Tekelec to do any of the foregoing items (c) through (n).

                  3.4      Undisclosed Liabilities.

                           (a)      Tekelec does not have any Liabilities
whatsoever with respect to the Business, known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, and there is no reasonable basis for any claim against Tekelec for any such Liability, except (a) as incurred in the Ordinary Course or as set forth on Schedule 3.4(a), or (b) to the extent they arise in the Ordinary Course and are not required to be set forth in a schedule hereto, performance and payment obligations (but not liabilities for breach or violation) lawfully incurred under arm's-length contracts for goods or services which individually or in the aggregate do not have a Material Adverse Effect upon the Business. Except for the Assumed Liabilities, there are no Liabilities of Tekelec of any nature, whether absolute, contingent or otherwise, and there is no reasonable basis for any claim against Tekelec for any such Liabilities, which will become the responsibility of Santera as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. All Assumed Liabilities were generated by, and relate to, the Business.

                           (b)      The value of the accounts payable and
accrued operating expenses of the Business that are included in the Assumed Liabilities (as calculated in accordance with accounting principles generally accepted in the United States, consistently applied) does not as of the date of this Agreement, and shall not as of the Closing Date, exceed $3,000,000.

                           (c)      Merger Sub does not have, and at the Closing
will not have, any operations other than those operations that are necessary for the receipt of the Contributed Assets and cash contributions and the assumption of the Assumed Liabilities from Tekelec and Tekelec Sub, all as contemplated hereby. As of the Closing Date, Merger Sub will have no Liabilities other than the Assumed Liabilities.

                  3.5      Taxes.

                           (a)      Tekelec has, in connection with each of the
Contributed Assets and the Business, complied with all Laws relating to the withholding of Taxes and the payment thereof

(including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under foreign laws), and has, in connection with each of the Contributed Assets and the Business, timely and properly withheld from the appropriate party and paid over to the proper Government all amounts required to be withheld and be paid over under applicable Law.

                           (b)      Tekelec has, in connection with each of the
Contributed Assets and the Business, timely filed or caused to be filed with the appropriate Government entity all Tax Returns and reports required to be filed by or on behalf of Tekelec, except for those Tax Returns for which the failure to timely file would not reasonably be expected to have a Material Adverse Effect. All Tax Returns in connection with each of the Contributed Assets and the Business, including any amended Tax Returns, are true, correct and complete in all respects, except where the failure to be true, correct and complete would not reasonably be expected to have a Material Adverse Effect. Tekelec is not currently the beneficiary of any extension of time within which to file any Tax Return in connection with the Contributed Assets or the Business.

                           (c)      Tekelec has, in connection with each of the
Contributed Assets and the Business, timely paid all Taxes with respect to all periods reflected on Tax Returns except those Taxes the failure of which to timely pay would not reasonably be expected to have a Material Adverse Effect, and there are no grounds for the assertion or assessment of any additional Taxes against Tekelec in connection with the Contributed Assets or the Business with respect to such periods.

                           (d)      There are no liens for Taxes upon any of the
Contributed Assets, except liens for Taxes not yet due and payable.

                           (e)      None of the Assumed Liabilities is an
obligation to make a payment that will not be deductible under Section 162(m) or
Section 280G of the Code.

                           (f)      Except as set forth on Schedule 3.5(f), none
of the Contributed Assets or Assumed Liabilities will constitute an interest in a partnership, joint venture or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                           (g)      Tekelec is not and since the date of its
incorporation, has not been a member of an "affiliated group" within the meaning of Section 1504 of the Code (other than a group the common parent of which was Tekelec).

                           (h)      As of the date hereof, Tekelec is reasonably
satisfied that the contribution by Tekelec and Tekelec Sub of the PTBU and $28,000,000 cash to Merger Sub in exchange for an aggregate of one hundred (100) shares of common stock of Merger Sub and the conversion of Merger Sub capital stock into Series A Preferred Stock, Series B Preferred Stock and Common Stock of the Surviving Corporation pursuant to Section 2.3(c), when consummated in accordance with the terms hereof, will constitute a tax-free exchange pursuant to section 351 of the Code.

                  3.6      Accounts Receivable; Inventory.

                           (a)      Set forth on Schedule 3.6(a) is a list of
all the accounts receivable of the Business as of March 31, 2003, together with an aging schedule relating thereto. Such accounts receivable, and any accounts receivable of the Business arising between such date and the Closing

Date (collectively, the "Tekelec Accounts Receivable") are or will be, except as set forth on Schedule 3.6(a), valid and subsisting, and all such Tekelec Accounts Receivable arose or will have arisen in the Ordinary Course. Except as set forth on Schedule 3.6(a), the Tekelec Accounts Receivable are not subject to any counterclaim, set-off, defense, security interest, claim or other encumbrance. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Tekelec Account Receivable.

                           (b)      Except as set forth on Schedule 3.6(b), all
inventories included in the Contributed Assets consist of a quantity and quality usable and salable in the Ordinary Course, and are not physically damaged, previously used, obsolete (i.e., no longer offered for sale by Tekelec), discontinued or excess.

                  3.7 No Breach of Law or Governing Document. Except as set forth on Schedule 3.7, Tekelec is not in default under or in breach or violation of any Law in connection with the operation of the Business, except to the extent that any such default, breach or violation would not result in a Material Adverse Effect. Tekelec is not in default under or in breach or violation of any provision of its Articles of Incorporation or its Bylaws, in either case, as currently in effect. Except as set forth on Schedule 3.7, Tekelec has not received any written notice alleging any default, breach or violation of its Articles of Incorporation or Bylaws or of any Law (in connection with its operations of the Business), and the execution and delivery of this Agreement and the Ancillary Agreements to which Tekelec is a party and the consummation of the transactions contemplated hereby and thereby do not or will not constitute or result in any such default, breach or violation.

                  3.8 Litigation. Except as set forth on Schedule 3.8, (a) there is no, and for the previous three (3) years there has not been any, suit, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, "Action") pending or, to Tekelec's Knowledge, threatened against Tekelec related to or otherwise involving the operation of the Business, including without limitation any Action challenging, enjoining, or preventing this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby; (b) Tekelec is not and has not been subject to any Order in connection with its operations of the Business other than Orders of general applicability and the consummation of the transactions contemplated hereby and by any of the Ancillary Agreements will not violate or result in a default by Tekelec under any Order applicable to or by which Tekelec is bound in connection with its operations of the Business; and
(c) Tekelec has not been subject to or, to Tekelec's Knowledge, been threatened to be subject to, and there are no grounds for, any Action or Order relating to personal injury, death, or property or economic damage arising from products or services sold or provided by Tekelec in connection with the operations of the Business.

                  3.9      Assets.

                           (a)      Except as set forth on Schedule 3.9 and
except for leased assets or assets which Tekelec has a license to use, Tekelec has good, valid and legal title to and is the sole and exclusive owner of all right, title and interest in and to each of the Contributed Assets, free and clear of all Liens, other than Permitted Liens, and there exists no restriction on the use or transfer of such Contributed Assets. Except as set forth on
Schedule 3.9, none of the Contributed Assets is in the possession of persons or entities other than Tekelec or its Affiliates. Tekelec does not own any real property which is used primarily in the Business.

                           (b)      As of the Closing Date, none of the
Contributed Assets will be encumbered by any Liens in favor of Union Bank of California and no such Lien will arise as a result of the consummation of the transactions contemplated hereby or by any of the Ancillary Agreements.

                  3.10 Necessary Property and Transfer of Contributed Assets. The Contributed Assets, the Licensed Assets, the Excluded Assets listed on Schedule 1.1D (Part 1) and Schedule 1.1D (Part 2) and the rights of Santera under the Services Agreement constitute all of the property and property rights necessary for the conduct of the Business, other than the licenses and permits listed on Schedule 3.12. Except as set forth on Schedule 3.10, no consent or permit from any third party is necessary to transfer the Contributed Assets or the Assumed Liabilities, and there exists no restriction on the transfer of the Contributed Assets or Assumed Liabilities or the consummation of the transactions contemplated hereby. There exists no condition, agreement, understanding, restriction or reservation affecting the title to or utility of the Contributed Assets or the Licensed Assets which would prevent Santera from utilizing such assets, or any part thereof, or which would result in a material liability to Tekelec or Santera if Santera utilized such assets, or any part thereof, to the same full extent that Tekelec might continue to do so if the transactions contemplated hereby did not take place.

                  3.11     Use and Condition of Property. Except as set forth on
Schedule 3.11, all the material tangible Contributed Assets are in good operating condition and repair, subject to ordinary wear and tear, as reasonably required for their use as presently conducted or planned by Tekelec. There is no pending, and to Tekelec's Knowledge, there is no proposed or threatened condemnation proceeding or similar action affecting the activities of the Business or the Contributed Assets or with respect to any streets or public amenities appurtenant thereto which would adversely affect Santera's operation of the Business after the Closing hereunder.

                  3.12 Licenses and Permits. Set forth on Schedule 3.12 is a list of each license or permit which Tekelec has and/or is required for the conduct of the Business, together with the name of the Government authority, agency or entity issuing such license or permit. All such licenses and permits are valid and in full force and effect, and all such licenses and permits will continue to be in full force and effect and held by Tekelec (and not the Merger Sub or Santera) immediately following the consummation of the transactions contemplated hereby.

                  3.13     Contracts.

                           (a)      Set forth on Schedule 3.13(a) (Part 1) is a
list of each Contract to which Tekelec is a party or is otherwise bound and which relates to the Business and which (i) has resulted or is reasonably likely to result in a loss to the Business, (ii) involves (A) a guaranty, indemnity, surety, accommodation party or power of attorney, (B) a sharing of payments or joint venture, (C) a sales agency, representation, distributorship or franchise arrangement, (D) restrictions on competition by Tekelec or its Affiliates, (E) collective bargaining, works council, or union representation, or (iii) includes a license, assignment, restriction on use of, or other obligation to transfer any Tekelec Business Intellectual Property. Set forth on Schedule 3.13(a) (Part
2) is a list of each Contract to which Tekelec is a party or is otherwise bound and which relates directly and exclusively to the Business and which (i) is not in the Ordinary Course, (ii) is not terminable upon thirty (30) days' notice without liability; or (iii) except for customer Contracts in the Ordinary Course, involves an obligation (either written or verbal) in excess of $50,000 not otherwise included on Schedule 3.13(a) (Part 2) (all such Contracts described in this Section 3.11(a), the "Material Tekelec Contracts").

                           (b)      Each of the Material Tekelec Contracts is a
valid, binding and enforceable obligation of Tekelec and, to Tekelec's Knowledge, the other parties thereto, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally; and (ii) general equitable principles. Except as indicated on
Schedule 3.13(b), Tekelec is not, and to the extent it would create a current or future liability of Santera and/or Tekelec, Tekelec has not been, and to Tekelec's Knowledge, no other party to a Material Tekelec Contract, is in breach or violation of or default under any such Material Tekelec Contract, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute, and the execution of this Agreement and/or the Ancillary Agreements, and/or the Closing hereunder or thereunder do not and will not constitute or result in, such a breach, violation or default on the part of any party thereto, cause the acceleration of any obligation of Tekelec, any other party thereto or the creation of a Lien upon the Contributed Assets, or require any consent thereunder. Tekelec has made available to Santera or its advisors a true, complete and accurate copy of each Material Tekelec Contract and each Assumed Contract. To the Knowledge of Tekelec, Tekelec is not a party to any Contract or understanding that is not an Assumed Contract but which restrict or could, following the consummation of the transactions contemplated hereby or by the Ancillary Agreements, restrict, in either case, in any material respect the operations of Santera.

                  3.14     Tekelec Business Intellectual Property.

                           (a)      Schedule 3.14(a)(i) contains a true,
complete and accurate list of each of the following items of Tekelec Business Intellectual Property: patents, patent applications and invention disclosures; trademarks, service marks, trade names, corporate names, and registrations and applications for registration of the foregoing; copyright registrations and applications for registration; and domain names. Schedule 3.14(a)(ii) contains a list of each Tekelec Business Intellectual Property License. Schedule 3.14(a)(i) accurately summarizes, where applicable, the following for each agreement or item of Tekelec Business Intellectual Property: patent number, application number, registration number, filing date, date of issuance, registration or grant, applicant, classification of goods or services covered (for trademarks and service marks), agreement title, mark or name, owner, licensee, licensor, license date, country of origin and subject matter.

                           (b)      Except with respect to Intellectual Property
licensed to Tekelec under a Tekelec Business Intellectual Property License set forth in Schedule 3.14(a)(ii), and except as described on Schedule 3.14(b), Tekelec has good, valid and legal title to, and is the sole and exclusive owner of all right, title and interest in and to each item of Tekelec Business Intellectual Property, free and clear of all Liens, other than Permitted Liens.

                           (c)      Except as set forth in Schedules 3.14(c)(i)
through (ix), (i) there are no obligations (including royalty obligations), covenants or restrictions from third parties or Orders affecting either the use, disclosure, enforcement, transfer or licensing of the Tekelec Business Intellectual Property; (ii) each item of Tekelec Business Intellectual Property is valid and enforceable and encompasses all proprietary rights necessary for the conduct of the Business as presently conducted or proposed by Tekelec to be conducted (as evidenced by a written business plan or product development plan on the date hereof); (iii) no entity other than Tekelec possesses any current or contingent rights to any of the Tekelec Business Intellectual Property (including, without limitation, through any escrow account); (iv) Tekelec has secured from all persons who have created or otherwise have any rights in or to, any item of Tekelec Business Intellectual Property, valid enforceable written assignments of, or licenses to, any such Tekelec Business Intellectual Property; (v) Tekelec is the owner of all right, title and interest in and to, or otherwise possesses all necessary legal rights to, all Intellectual Property incorporated in, or created in connection with, work provided to customers of the Business in connection with the Business; (vi) Tekelec has not transferred, and is not obligated to transfer to any third party, any Tekelec Business Intellectual Property; (vii) there is no action, suit, arbitration or other proceeding pending or, to the Knowledge of Tekelec, threatened, which involves any Tekelec Business Intellectual Property rights;
(viii) Tekelec is not in default under any Tekelec Business Intellectual Property License or other agreement whereby it has the right to use, sell, license, maintain enhance, modify or otherwise deal with any Tekelec Business Intellectual Property; and (ix) Tekelec is not subject to any Order and is not a party to any Contract, in either case, which restricts or impairs the use of any Tekelec Business Intellectual Property.

                           (d)      Tekelec has imposed written non-disclosure
obligations on all third parties that have received any confidential information or trade secrets relating to the Business.

                           (e)      Except as set forth on Schedule 3.14(e),
there is not and has not been any infringement, misappropriation or other violation of any Intellectual Property of a third party by Tekelec in connection with the operations of the Business, and there are no facts raising a likelihood of any such violation. The use of the Tekelec Business Intellectual Property in connection with the Business does not conflict with any rights of a third party.

                           (f)      To Tekelec's Knowledge, there is not and has
not been any infringement, misappropriation or other violation of any Tekelec Business Intellectual Property, and to Tekelec's Knowledge there are no facts raising a likelihood of any such violation. There has been no claim made by Tekelec of any infringement, misappropriation or other violation of any of the Tekelec Business Intellectual Property.

                           (g)      Except as set forth on Schedule 3.14(g), the
Tekelec Business Intellectual Property and the products or services of the Business have not been the subject of a claim of infringement, interference or unfair competition or other claim. There has been no claim made against Tekelec asserting the invalidity, misuse or unenforceability of any of the Tekelec Business Intellectual Property or challenging Tekelec's right to use, transfer, or ownership of, any of the Tekelec Business Intellectual Property, and there are no grounds for any such claim or challenge, including without limitation any such claim or challenge based upon any use or enforcement of, or any failure to use or enforce, any of the Tekelec Business Intellectual Property.

                           (h)      No loss of any Tekelec Business Intellectual
Property is pending, reasonably foreseeable or threatened. Tekelec has taken all action necessary to maintain and protect the Tekelec Business Intellectual Property and, to the Knowledge of Tekelec, the owners of the Tekelec Business Intellectual Property licensed to Tekelec have taken all action necessary to maintain and protect such Tekelec Business Intellectual Property.

                           (i)      Except as set forth on Schedule 3.14(i), the
consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not alter, impair or extinguish any of the Tekelec

Business Intellectual Property or subject Santera's use of the Tekelec Business Intellectual Property to restrictions or limitations other than those to which the use by Tekelec thereof would be subject if the transactions contemplated hereby did not occur.

                           (j)      Tekelec has not given to any third party any
warranty or indemnification related to Tekelec Business Intellectual Property, except for (i) statutory warranties given in the Ordinary Course in connection with the sale of goods and services, (ii) warranties given by third party manufacturers that Tekelec passes through or assigns to its customers in connection with the sale of goods of the Business and (iii) warranties or indemnities specifically set forth in writing in the Material Tekelec Contracts.

                  3.15 Employees and Consultants. Set forth on Schedule 3.15 is a list of: (a) all current employees (active or inactive) of Tekelec or its Affiliates who work primarily in the Business and (b) all current paid consultants to Tekelec or its Affiliates who are engaged substantially for the benefit of the Business, together, in the case of (a) and (b), with the current rate of compensation and benefits (if any) payable to each and paid vacation time owing to such person and any incentive or bonus payments. Each consultant who is engaged primarily for the benefit of the Business and listed on Schedule
3.15 has signed the agreement listed on Schedule 3.15; true, correct and complete copies of such agreements have been made available to Santera. Except as set forth on Schedule 3.15, neither Tekelec nor any of its Affiliates is indebted to any director, officer, employee or agent of Tekelec or any of its Affiliates in connection with the operation of the Business, except for amounts due as normal salaries and wages and in reimbursement of ordinary expenses on a current basis.

                  3.16 Transactions with Related Persons. Except as set forth on Schedule 3.16, neither Tekelec nor any of its Affiliates has any Liabilities included in the Assumed Liabilities with respect to the Business, contractual or otherwise, owed to or owing from, directly or indirectly, any Affiliates of Tekelec. Except as set forth on Schedule 3.16, to Tekelec's Knowledge (without any inquiry), no director, officer, stockholder or Affiliate of Tekelec has any material financial interest, direct or indirect, in any supplier or customer of, or other business which has any material transactions or other material business relationship with, the Business.

                  3.17     Labor Matters.

                           (a)      Tekelec is not a party to or bound by any
collective bargaining, works council, union representation or similar agreement or arrangement relating to the Business;

                           (b)      Tekelec is not and has not engaged in any
unfair labor practice with respect to the Business;

                           (c)      There is no labor strike, dispute, slowdown,
or stoppage pending or, to Tekelec's Knowledge, threatened against Tekelec with respect to the Business;

                           (d)      There is currently no bargaining
representative for the employees of Tekelec who work in the Business; and

                           (e)      No collective bargaining agreement is
currently being negotiated and no organizing effort is currently being made with respect to the employees of Tekelec who work in the Business.

                  3.18     Employee Benefit Matters.

                           (a)      Except as set forth on Schedule 3.18,
Tekelec is not a party to any Plan relating to employees of the Business. True, correct and complete copies of all documents creating or evidencing any Plan listed on Schedule 3.18 have been made available to Santera. There are no pending or to Tekelec's Knowledge threatened negotiations, demands or proposals by employees of the Business with respect to the subject matter of the foregoing Plans other than ordinary claims for benefits under the respective Plans. With respect to each Plan listed on Schedule 3.18 that Tekelec intends to be qualified within the meaning of Section 401(a) of the Code, true, correct and complete copies of the most recent determination letter from the IRS and any outstanding request for a determination letter from the IRS have been delivered to Santera.

                           (b)      Each Plan listed on Schedule 3.18 complies
with and has been administered, operated, and maintained substantially in compliance with, and, except as set forth on Schedule 3.18, Tekelec has no direct or indirect liability under, the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, and applicable to such Plans, and no such Plan is subject to Title IV of ERISA.

                           (c)      Except as set forth on Schedule 3.18,
Tekelec has no liability or obligation to provide life, medical or other welfare benefits to former or retired employees of the Business, other than under COBRA.

                           (d)      Except as set forth on Schedule 3.18,
Tekelec is not a party to any Plan relating to employees of the Business that is intended to qualify under Code Section 401(a) and Code Section 501(a) and each such Plan and its related trust, if any, are qualified under Code Section 401(a) and Code Section 501(a) and (i) have been determined by the IRS to qualify, and nothing has since occurred to cause the loss of the Plan's qualification or (ii) determination letter requests for such Plans have been submitted to the IRS.

                           (e)      Except as set forth on Schedule 3.18, all
contributions with respect to the Plans relating to employees of the Business for all employment up to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made by Tekelec and all members of the controlled group in accordance with past practice and the recommended contribution in the applicable actuarial report, if any.

                           (f)      Except as set forth on Schedule 3.18, there
is no matter pending (other than routine qualification determination filings or ruling requests) with respect to any Plan before the IRS or the Department of Labor.

                           (g)      There is no pending or threatened legal
action, proceeding or investigation against or involving any Plan described in
Schedule 3.18 and there is no reasonable basis for any legal action, proceeding or investigation.

                  3.19 Discrimination and Occupational Safety and Health. Except as set forth on Schedule 3.19, no person has any claim, or to Tekelec's Knowledge, has any reasonable basis for any Action against, and no claim is pending or, to Tekelec's Knowledge, threatened against, Tekelec arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards as a result of the operation of the Business; and since January 1, 1997, Tekelec has not received any notice from any person alleging a violation by Tekelec of such Law or occupational safety or health standards in connection with its operation of the Business.

                  3.20 Product and Service Warranties. The only product or service warranty or guarantee provided by Tekelec in any Assumed Contract are those that are specifically set forth in writing in such Assumed Contract or implied by applicable Law. No oral product or service warranties or guaranties have been authorized or made by Tekelec with respect to the Assumed Contracts. Except as set forth on Schedule 3.20, since December 31, 2000, no product or service warranty or similar claims have been made against Tekelec in connection with the operations of the Business as to which the losses and expenses in respect of such claim have exceeded $25,000. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product warranty and similar claims now pending or hereafter asserted against Tekelec, in either case, with respect to products manufactured by Tekelec on or prior to the Closing Date will not exceed $200,000. No person or entity (including, but not limited to, Government agencies of any kind) has any valid claim, or valid basis for any action or proceeding, against Tekelec under any Law relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures or other advertising materials used in connection with the operation of the Business.

                  3.21 Product and Service Liability Claims. Except as set forth on Schedule 3.21, since January 1, 1997, Tekelec has not received notice or information as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold, distributed or otherwise put in commerce by, or in connection with any service provided by, or based on any error, omission or negligent act in the performance of services by, Tekelec that arose out of the operation of the Business. The aggregate loss and expense attributable to any and all such claims and allegations with respect to products manufactured, sold, distributed or put in commerce, or services provided during the period commencing on January 1, 1998 and ending on the Closing Date have not exceeded, and will not exceed $50,000, exclusive of any recovery or coverage under any insurance policy.

                  3.22 Foreign Assets and Operations. At all times, Tekelec (in connection with the operation of the Business) has acted:

                           (a)      pursuant to valid qualifications to do
business in all jurisdictions outside the United States where such qualification is required by local Law;

                           (b)      in compliance with all applicable foreign
Laws, including without limitation Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

                           (c)      without notice of violation of and in
compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation Section 999 of the Code and regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements;

                           (d)      without notice of violation of and in
compliance with all export control or sanctions laws, orders or regulations, including without limitation the Export Administration Regulation administrated by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended from time to time, and without violation and in compliance with any required export or reexport licenses or authorizations granted under such laws, regulations or orders, which licenses or authorizations are described in Schedule 3.22; and

                           (e)      without notice of violation of and in
compliance with the Foreign Corrupt Practices Act of 1977, as amended.

                  3.23 Brokers, Finders. Except for Lehman Brothers, no finder, broker, agent, or other intermediary, acting on behalf of Tekelec or any of its stockholders, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

                  3.24 Environmental Matters. Tekelec is currently and since January 1, 1998 has been in compliance with all applicable Environmental Laws in connection with its operation of the Business. Except as set forth on Schedule 3.24, there is no civil, criminal or administrative action, suit, investigation or proceeding pending or, to Tekelec's Knowledge, threatened against Tekelec in connection with its operation of the Business and relating to or arising from any Environmental Laws.

                  3.25 Investment Representations. Tekelec understands that the shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock it is receiving pursuant hereto and any other securities of the Surviving Corporation received upon conversion thereof, are not, and will not be, registered under the Securities Act of 1933, as amended, or any applicable state securities laws and that any sale, transfer or other disposition of such shares or other securities of the Surviving Corporation by Tekelec must be made only pursuant to an effective registration under applicable federal and state securities laws or an available exemption therefrom and otherwise in compliance with the terms of the Stockholders' Agreement. Tekelec is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. Tekelec has received all of the information that it considers necessary or appropriate for deciding whether to consummate the transactions contemplated hereby. Tekelec has had a satisfactory opportunity to ask questions and receive answers from Santera regarding the terms and conditions of the Series A Preferred Stock, Series B Preferred Stock and Common Stock and the business, properties, prospects and financial condition of Santera and the Surviving Corporation and to obtain additional information sufficient to satisfy itself with respect to the foregoing. The shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock to be received by Tekelec pursuant to this Agreement, and any securities of the Surviving Corporation received upon conversion thereof, will be acquired for Tekelec's own account for investment purposes only and without any plans or intention to resell, transfer or otherwise dispose of such shares of Series A Preferred Stock, Series B Preferred Stock, Common Stock or other securities of the Surviving Corporation.

                  3.26 Customers. Schedule 3.26 sets forth a true, complete and correct list of the top ten (10) largest customers and the top ten (10) largest suppliers of the Business by volume of sales and purchases for the fiscal year ended December 31, 2002.

                  3.27 Tekelec SEC Reports. Tekelec has made available to Santera true and complete copies of each registration statement, report and proxy or information statement, including, without limitation, its Annual Report to Shareholders incorporated in material part by reference in certain of such reports, in the form (including exhibits and any amendments thereto) required to be filed with the Securities and Exchange Commission since January 1, 2001 to the date of this Agreement. To Tekelec's Knowledge, none of the reports or proxy statements of Tekelec filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, since January 1, 2003 contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

                  3.28 Absence of Certain Changes with Respect to Tekelec Generally. Since December 31, 2002, there has been no change, event or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets, liabilities, employee relationships, earnings or results of operations, or the business prospects or condition (financial or otherwise), of Tekelec; provided that a change, event or effect shall not be deemed to be materially adverse to the extent resulting from (i) general economic conditions, (ii) war or terrorist activities, (iii) changes in foreign currency exchange rates, (iv) regulatory events, (v) matters (including economic matters) that affect the industry in which Tekelec operates generally or (vi) the announcement or pendency of the transactions contemplated by this Agreement.

                  3.29 Complete Disclosure. To the knowledge of Tekelec, Tekelec has not omitted any material disclosures necessary in order to make the representations and warranties made in this Agreement, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SANTERA

          Santera hereby makes the following representations and warranties to Tekelec, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein:

                  4.1      Corporate Existence and Power.

                           (a)      Santera is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware. Santera has delivered to each of the other Parties hereto true, complete and correct copies of the Certificate of Incorporation and Bylaws of Santera, as currently in effect. Santera does not directly or indirectly, (i) own any shares of capital stock or other securities of, or any proprietary interest in, any other entity or person except as set forth on Schedule 4.1(a) or (ii) control all or substantially all of the management policies of any other entity or person.

                           (b)      Santera is duly licensed or qualified to do
business as a foreign corporation and is in good standing in each jurisdiction in which such license or qualification is required, other than those jurisdictions where the failure to be so licensed or qualified will not result in a Material Adverse Effect.

                           (c)      Santera has the corporate power and
authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The approval of the transactions contemplated hereby and by the Ancillary Agreements by the Board of Directors of Santera (including, without limitation, the Recapitalization, the issuance and/or exchange of shares of capital stock of Santera contemplated by the Note and Preferred Stock Purchase Agreement and the Exchange Agreement and the Merger) does not violate any fiduciary duty or other obligation of the directors of Santera either individually or collectively.

                           (d)      Except as set forth on Schedule 4.1(d) and
except for the consents and approvals required to be obtained in connection with, or filings or registrations required to be made pursuant to, the HSR Act, no waiver or consent of any third person or Governmental or regulatory authority is required for the execution, delivery and performance by Santera of this Agreement or any of the Ancillary Agreements to which Santera is a party or the consummation of the transactions contemplated hereby or thereby. Santera is not a party to, subject to or bound by any note, bond, mortgage, indenture, lien, instrument or Contract or any statute, Law, rule, regulation, judgment, Order or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license which would (i) be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by Santera of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or the consummation of the Recapitalization or the issuance and/or exchange of capital stock of Santera contemplated by the Note and Preferred Stock Purchase Agreement and the Exchange Agreement or (ii) prevent the carrying out of the transactions contemplated hereby or by the Ancillary Agreements or prevent the carrying out of the Recapitalization. The Recapitalization, the issuance and/or exchange of capital stock of Santera contemplated by the Note and Preferred Stock Purchase Agreement and the Exchange Agreement and the Merger will be effectuated by Santera in accordance with all applicable Laws and in accordance with the terms of Santera's certificate of incorporation and bylaws then in effect. At the Effective Time, the Second Amended and Restated Certificate of Incorporation will become effective and will be in full force and effect, in accordance with the Delaware Law.

                           (e)      The authorized capital stock of Santera on
the date hereof consists of 86,232,278 shares of common stock, par value $0.0001 per share, and 26,199,085,982 shares of preferred stock, par value $0.0001 per share, of which 18,840,000 shares are designated Series A-1 Preferred Stock, 9,975,000 shares are designated Series B-1 Preferred Stock, 27,249,730 shares are designated Series C-1 Preferred Stock, 18,840,000 shares are designated Series A-2 Preferred Stock, 9,975,000 shares are designated Series B-2 Preferred Stock, 27,249,730 shares are designated Series C-2 Preferred Stock and 26,086,956,522 shares are designated Series D Preferred Stock. Schedule 4.1(e) (Part 1) sets forth a true and complete summary of the ownership of all of the issued and outstanding shares of capital stock of Santera on the date hereof.
Schedule 4.1(e) (Part 2) sets forth a true and complete summary of the ownership of all of the issued and outstanding capital stock of Santera after taking into account the Recapitalization. Schedule 4.1(e) (Part 3) sets forth a true and complete summary of the ownership of all of the issued and outstanding capital stock of Santera on the Closing Date, after taking into account the Recapitalization and the closing of the transactions contemplated by the Note and Preferred Stock Purchase Agreement and the Exchange Agreement. Schedule 4.1(e) (Part 4) sets forth a true and complete summary of the ownership of all of the issued and outstanding capital stock of Santera on the Closing Date, after taking into account the Merger.

All of the issued and outstanding shares of capital stock of Santera on the date hereof have been validly issued and are fully paid and non-assessable. All of the shares of capital stock of Santera that will be issued between the date hereof and the Closing Date will be validly issued and fully paid and non-assessable. On the Closing Date, all of the issued and outstanding shares of capital stock of Santera (including all shares issued or exchanged in connection with the Recapitalization and all shares issued or exchanged in connection with the Note and Preferred Stock Purchase Agreement, the Exchange Agreement and the transactions contemplated thereby) will have been validly issued and will be, following such issuance, fully paid and non-assessable. Except as set forth on
Schedule 4.1(e) or Schedule 4.27, and except for the rights provided to Tekelec in Sections 2.3(a)(ii) and 2.3(b)(iii) or in the Stockholders' Agreement, there are no outstanding rights or options to subscribe for or purchase from Santera, or any warrants or other agreements providing for or requiring the issuance by Santera of, any capital stock or any securities convertible into or exchangeable for, or exercisable into, its capital stock. All of the issued and outstanding shares of capital stock of Santera on the date hereof have been issued in accordance with all applicable Laws, including, without limitation, all Federal and state securities laws. All of the issued and outstanding shares of capital stock of Santera issued between the date hereof and the Closing Date or issued and outstanding on the Closing Date (including all shares issued or exchanged in connection with the Recapitalization and all shares issued or exchanged in connection with the Note and Preferred Stock Purchase Agreement, the Exchange Agreement and the transactions contemplated thereby) will have been issued in accordance with all applicable Laws, including, without limitation, all Federal and state securities laws.

                           (f)      The consummation of the various transactions
contemplated by this Agreement and the Ancillary Agreements will not be and will not be deemed to be a liquidation, dissolution or winding up of Santera under or pursuant to Section B.2(c)(i) of Article IV or otherwise of the certificate of incorporation of Santera as in effect at the time any such transaction is consummated.

                  4.2 Valid and Enforceable Agreement; Authorization. Each of this Agreement and each of the Ancillary Agreements to which Santera is a party constitutes or when executed by Santera will constitute a legal, valid and binding obligation of Santera, in each case, enforceable against Santera in accordance with its respective terms, except that, in each case, such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) the availability of specific performance, injunctive relief and other equitable remedies. Except for the Stockholders' Consent, the execution and delivery of this Agreement and each of the Ancillary Agreements to which Santera is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized, approved and ratified by all necessary resolutions, authorizations, consents, approvals and/or ratifications on the part of Santera and its stockholders. Certified copies of all such required resolutions, authorizations, consents, approvals and/or ratifications received through the date hereof are attached as Schedule 4.2 and no such resolution, authorization, consent or approval has been altered, amended, rescinded, repealed or revoked. Except for the Stockholders' Consent, pursuant to such resolutions, authorizations, consents, approvals and/or ratifications, Santera has full corporate authority to enter into and deliver this Agreement and each of the Ancillary Agreements to which Santera is a party, to perform its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Upon receipt of the Stockholders' Consent on the date hereof, Santera will have full corporate authority to enter into and deliver this Agreement and each of the Ancillary Agreements to which Santera is a party, to perform its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

                  4.3 Financial Statements. Attached as Schedule 4.3(a) are the Financial Statements. The Financial Statements were derived from the books and records of Santera and (i) present fairly in all material respects the financial position and results of operations of Santera at the dates and for the periods indicated and (ii) except as set forth on Schedule 4.3(b), have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, except as disclosed in the notes thereto, and subject to normal year-end audit adjustments (with respect to interim periods).

                  4.4 Absence of Certain Developments. Since December 31, 2002, except as set forth on Schedule 4.4, there has been no (a) Material Adverse Effect; (b) loss or, to Santera's Knowledge, threatened loss of any of Santera's material customer accounts, or any decrease by any such material customers, or, to Santera's Knowledge, threatened decrease by such customer, in the rate of buying materials, products or services of Santera; (c) increase in or commitment to increase compensation, benefits, or other remuneration to or for the benefit of any employee or agent of Santera, or any benefits granted under any Plan with or for the benefit of any such employee, shareholder, director, officer, or agent, except for increases in salary, wages or benefits in the Ordinary Course; (d) transaction entered into or carried out by Santera other than in the Ordinary Course; (e) change made with respect to Santera in its Tax or financial accounting or any Tax election; (f) transfer of any material assets of Santera, other than arm's-length sales, leases, or dispositions in the Ordinary Course; (g) modifications of any material term of, or termination (but not including the natural expiration) of, any material Contract to which Santera is a party or any material Government license, permit or other authorization held by Santera; (h) abandonment or transfer by Santera or lapse of any of Santera's Intellectual Property; (i) waiver by Santera of any material claims or material rights; (j) disclosure by Santera of any of its confidential or proprietary information to any person or entity other than (i) to Tekelec and Tekelec's representatives, agents, attorneys and accountants,
(ii) the respective employees, shareholders, agents, customers, potential customers or advisors of Santera in the Ordinary Course or (iii) the respective employees, shareholders, agents or advisors of Santera in connection with the transaction contemplated by this Agreement; (k) material change in the conduct of the Santera's business, or any material change in the methods of purchase, sale, lease, management, marketing, promotion or operation, or any delay or postponement by Santera of the payment of its accounts payable or other Liabilities; (l) any write-down in its accounts receivable other than in the Ordinary Course; (m) action taken by Santera that will or may reasonably be expected to cause or constitute a breach of any provision of this Agreement; or
(n) commitment or agreement by Santera to do any of the foregoing items (c) through (n).

                  4.5      Undisclosed Liabilities.

                           (a)      Santera does not have any Liabilities
whatsoever, known or unknown, asserted or unasserted, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, and there is no reasonable basis for any claim against Santera for any such Liability, except
(a) as set forth on the Financial Statements or Schedule 4.5, or (b) to the extent they arise in the Ordinary Course and are not required to be set forth in a schedule hereto, performance and payment obligations (but not liabilities for breach or violation) lawfully incurred under arm's-length contracts for goods or services which individually or in the aggregate will not have a Material Adverse Effect upon Santera.

                           (b)      The value of the accounts payable and
accrued operating expenses of Santera described on Schedule 11.2 (as calculated in accordance with accounting principles generally accepted in the United States, consistently applied) does not as of the date of this Agreement, and shall not as of the Closing Date, exceed $9,000,000.

                  4.6      Taxes.

                           (a)      Santera has timely filed or caused to be
filed with the appropriate Government entity all Tax Returns and reports required to be filed by or on behalf of it, except for those Tax Returns for which the failure to timely file would not reasonably be expected to have a Material Adverse Effect. All Tax Returns, including any amended Tax Returns, are true, correct, and complete in all respects, except where the failure to be true, correct and complete would not reasonably be expected to have a Material Adverse Effect. Santera is not currently the beneficiary of any extension of time within which to file any Tax Return.

                           (b)      All Taxes (whether or not reflected in Tax
Returns as filed) payable by Santera with respect to all periods reflected on Tax Returns have been fully and timely paid, except for those Taxes the failure of which to fully and timely pay would not reasonably be expected to have a Material Adverse Effect, and there are no grounds for the assertion or assessment of any additional Taxes against Santera with respect to such periods.

                           (c)      There are no administrative or judicial Tax
proceedings or federal, state, local or foreign audits of any Tax Returns in process or, to Santera's Knowledge, pending or threatened. There is no waiver or tolling of any statute of limitations in effect with respect to any Tax Returns. Since Santera's inception, no written claim has ever been made by any taxing authority in a jurisdiction in which Santera does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

                           (d)      Santera is not and since the date of its
incorporation has not been a member of an "affiliated group" within the meaning of Section 1504 of the Code and it does not have any liability for Taxes under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law).

                           (e)      Santera has complied with all Laws relating
to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under foreign laws), and has timely and properly withheld from the appropriate party and paid over to the proper Government all amounts required to be withheld and be paid over under applicable Law.

                           (f)      None of the assets of Santera is property
Santera is required to treat as being a "safe harbor lease" within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of Santera has been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the Code.

                           (g)      None of the property owned by Santera is
tax-exempt use property within the meaning of Section 168(h) of the Code.

                           (h)      Santera is not a party to or bound by any
Tax allocation, Tax sharing, or Tax indemnification agreement or arrangement.

                           (i)      There are no liens for Taxes upon any of the
assets of Santera, except liens for Taxes not yet due and payable.

                           (j)      Except as set forth on Schedule 4.6(j),
Santera is not liable for Taxes to any foreign taxing authority which are due and unpaid and Santera does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

                           (k)      Except as set forth on Schedule 4.6(k),
Santera is not a partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                           (l)      Except to the extent the same may arise
pursuant to the Employment Agreements, none of the Liabilities of Santera is an obligation to make a payment that will not be deductible under Section 162(m) or
Section 280G of the Code.

                           (m)      Santera will not have outstanding at the
Effective Time any warrants, rights with respect to stock, obligations, or classes of stock (other than as created pursuant to this Agreement or the Ancillary Agreements) that would prevent Tekelec and those Legacy Santera Stockholders purchasing Series D Preferred Stock of Santera pursuant to the Note and Preferred Stock Purchase Agreement from acquiring or retaining control of the Surviving Corporation as defined in section 368(c) of the Code, provided that no representation or warranty is made with respect to the items listed on
Schedule 4.6(m).

                           (n)      Schedule 4.6(n) of this Agreement lists (i)
in column 1 the names of certain persons who will purchase for cash Series D Preferred Stock of Santera pursuant to the Note and Preferred Stock Purchase Agreement; (ii) in column 2, the minimum amount of cash to be contributed by each such person immediately prior to the Merger to purchase Series D Preferred Stock; (iii) in column 3, the minimum number of shares of Series A Preferred Stock of the Surviving Corporation, as successor to Santera, each person will own after taking into account the Merger; and (iv) in column 4, the minimum percentage (rounded to two decimal places) of stock of the Surviving Company, as a successor to Santera, to be owned by each person, which percentage is stated as a percentage of the total combined voting power of all classes of stock of the Surviving Corporation, as successor to Santera, entitled to vote. Assuming each such person complies with the Note and Preferred Stock Purchase Agreement, the "Cash Contribution Factor" of each such person will be greater than or equal to 10%. The "Cash Contribution Factor" is a fraction, (x) the numerator of which is the actual amount of cash contributed by such person immediately prior to the Merger to purchase Series D Preferred Stock, and (y) the denominator of which is the liquidation value of all shares of Series A Preferred Stock received by such person in the Merger excluding any such shares received on conversion of Series D Preferred Stock. No person listed on Schedule 4.6(n) has a plan or intention to sell, exchange or dispose of any stock of the Surviving Corporation, as successor to Santera, to a person other than Tekelec, Tekelec Sub or another person listed on Schedule 4.6(n).

                  4.7      Accounts Receivable; Inventory.

                           (a)      Set forth on Schedule 4.7(a) is a list of
all the accounts receivable of Santera as of March 31, 2003, together with an aging schedule relating thereto. Such accounts receivable, and any accounts receivable arising between such date and the Closing Date (collectively, the "Santera Accounts Receivable") are or will be, except as set forth on Schedule 4.7(a), valid and subsisting, and all such Santera Accounts Receivable arose or will have arisen in the Ordinary Course. Except as set forth on Schedule 4.7(a), the Santera Accounts Receivable are not subject to any counterclaim, set-off, defense, security interest, claim or other encumbrance. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Santera Account Receivable.

                           (b)      Except as set forth on Schedule 4.7(b), all
inventories held by Santera at any location consist of a quantity and quality usable and salable in the Ordinary Course, and are not physically damaged, previously used, obsolete (i.e., no longer offered for sale by Santera), discontinued or excess.

                  4.8 No Breach of Law or Governing Document. Except as set forth on Schedule 4.8, Santera is not in default under or in breach or violation of any Law, except to the extent that any such default, breach or violation would not result in a Material Adverse Effect. Santera is not in default under or in breach or violation of any provision of its Certificate of Incorporation or its Bylaws, in either case, as currently in effect. Except as set forth on
Schedule 4.8, Santera has not received any written notice alleging any default, breach or violation of its Certificate of Incorporation or Bylaws or of any Law, and the execution and delivery of this Agreement and the Ancillary Agreements to which Santera is a party and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the Recapitalization, do not or will not constitute or result in any such default, breach or violation.

                  4.9 Litigation. Except as set forth on Schedule 4.9, (a) there is no, and for the previous three (3) years there has not been any Action pending or, to Santera's Knowledge, threatened against Santera, including without limitation any Action challenging, enjoining, or preventing this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby; (b) Santera is not and has not been subject to any Order other than Orders of general applicability and the consummation of the transactions contemplated hereby and by any of the Ancillary Agreements will not violate or result in a default by Santera under any Order applicable to or by which Santera is bound; and (c) Santera has not been subject to or, to Santera's Knowledge, been threatened to be subject to, and there are no grounds for, any Action or Order relating to personal injury, death, or property or economic damage arising from products or services sold or provided by Santera.

                  4.10 Assets. Except as set forth on Schedule 4.10 and except for leased assets or assets which Santera has a license to use, Santera has good, valid and legal title to and is the sole and exclusive owner of all right, title and interest in and to all of (i) the assets reflected on the Most Recent Balance Sheet or (ii) which have been acquired by Santera since the date of the Most Recent Balance Sheet, in each case, free and clear of all Liens, other than Permitted Liens. There exists no restriction on the use or transfer of such assets. Except as set forth on Schedule 4.10, none of such assets are in the possession of others or held by Santera on consignment. Santera owns no real property.

                  4.11     Real and Personal Property Leased. Set forth on
Schedule 4.11 is a list of each lease under which Santera is the lessee of any real property and a list of each lease under which Santera is the lessee of any personal property and the location of such property. Santera has made available to the other Parties hereto a true, correct and complete copy of each lease identified on Schedule 4.11. The premises or property described in said leases are presently occupied or used by Santera as lessee under the terms of such leases. Except as set forth on Schedule 4.11, all rentals due under such leases have been paid and there exists no default by Santera or, to Santera's Knowledge, by any other party to such leases under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by Santera or, to Santera's Knowledge, by any other party to such leases, or prevent Santera from exercising and obtaining the benefits of any rights or options contained therein. Except as set forth on Schedule 4.11, Santera has all right, title and interest of the lessee under the terms of said leases, free of all Liens, other than Permitted Liens, on such leasehold right, title and interest, and all such leases are valid and in full force and effect as against Santera and, to Santera's Knowledge, the other party or parties thereto.

                  4.12 Necessary Property. The assets, property and property rights of Santera constitute all of the assets, property and property rights used, held for use or necessary for the conduct of the business of Santera in the manner and to the extent presently conducted by Santera. Except as set forth on Schedule 4.12, there exists no condition, agreement, understanding, restriction or reservation affecting the title to or utility of the property of Santera which would prevent Santera from utilizing such assets, or any part thereof, to the same full extent that Santera might continue to do so if the transactions contemplated hereby did not take place.

                  4.13     Use and Condition of Property. Except as set forth on
Schedule 4.13, all the material tangible assets of Santera are in good operating condition and repair, subject to ordinary wear and tear, as reasonably required for their use as presently conducted or planned by Santera. There is no pending, and to Santera's Knowledge, there is no proposed or threatened condemnation proceeding or similar action adversely affecting the activities or the assets of Santera or with respect to any streets or public amenities appurtenant thereto.

                  4.14 Licenses and Permits. Set forth on Schedule 4.14 is a list of each license or permit which Santera has and/or is required to maintain, together with the name of the Government authority, agency or entity issuing such license or permit. All such licenses and permits are valid and in full force and effect and, except as set forth on Schedule 4.14, all such licenses and permits will continue to be in full force and effect immediately following the consummation of the transactions contemplated hereby.

                  4.15     Contracts.

                           (a)      Set forth on Schedule 4.15(a)(i) - (vii) is
a list of each Contract to which Santera is a party or is otherwise bound, except for insurance policies set forth on Schedule 4.17, which (i) involves (A) a guaranty, indemnity, surety, accommodation party or power of attorney, (B) a sharing of payments or joint venture, (C) a sales agency, representation, distributorship or franchise arrangement, (D) restrictions on competition by Santera, (E) collective bargaining, works council, or union representation, (ii) has resulted or is reasonably likely to result in a loss to Santera, (iii) is not in the Ordinary Course, (iv) is not terminable upon thirty (30) days' notice without liability; (v) includes a license, assignment, restriction on use of, or other obligation to transfer any Intellectual Property or (vi) except for customer Contracts in the Ordinary Course, involves an obligation (either written or verbal) in excess of $50,000 not otherwise included on Schedule 4.15 (all such Contracts described in this Section 4.15(a), the "Material Santera Contracts").

                           (b)      Each of the Material Santera Contracts is a
valid, binding and enforceable obligation of Santera and to Santera's Knowledge, the other parties thereto, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally; and (ii) general equitable principles. Except as indicated on Schedule 4.15(b), Santera is not, and to the extent it would create a current or future liability of Santera, Santera has not been, and to Santera's Knowledge no other party to a Material Santera Contract, is in breach or violation of or default under any such Material Santera Contract, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute, and the execution of this Agreement and/or the Ancillary Agreements, and/or the Closing hereunder or thereunder do not and will not constitute or result in, such a breach, violation or default on the part of any party thereto, cause the acceleration of any obligation of Santera, any other party thereto or the creation of a Lien upon the assets of Santera, or require any consent thereunder. Santera has delivered to Tekelec a true, complete and accurate copy of each Material Santera Contract.

                  4.16     Santera Business Intellectual Property.

                           (a)      Schedule 4.16(a)(i) contains a true,
complete and accurate list of each of the following items of Santera Business Intellectual Property: patents, patent applications and invention disclosures; trademarks, service marks, trade names, corporate names, and registrations and applications for registration of the foregoing; copyright registrations and applications for registration; and domain names. Schedule 4.16(a)(ii) contains a list of each Santera Business Intellectual Property License. Schedule 4.16(a)(i) accurately summarizes, where applicable, the following for each agreement or item of Santera Business Intellectual Property: patent number, application number, registration number, filing date, date of issuance, registration or grant, applicant, classification of goods or services covered (for trademarks and service marks), agreement title, mark or name, owner, licensee, licensor, license date, country of origin and subject matter.

                           (b)      Except with respect to Intellectual Property
licensed to Santera under a Santera Business Intellectual Property License set forth in Schedule 4.16(a)(ii), and except as described on Schedule 4.16(b), Santera has good, valid and legal title to, and is the sole and exclusive owner of all right, title and interest in and to all Santera Business Intellectual Property, free and clear of all Liens, other than Permitted Liens.

                           (c)      Except as set forth in Schedules 4.16(c)(i)
through (ix), (i) there are no obligations (including royalty obligations), covenants or restrictions from third parties or Orders affecting either the use, disclosure, enforcement, transfer or licensing of the Santera Business Intellectual Property; (ii) each item of Santera Business Intellectual Property is valid and enforceable and encompasses all proprietary rights necessary for the conduct of the business as presently conducted or proposed by Santera to be conducted (as evidenced by a written business plan or product development plan on the date hereof); (iii) no entity other than Santera possesses any current or contingent rights to any item of Santera Business Intellectual Property (including, without limitation, through any escrow account); (iv) Santera has secured from all persons who have created or otherwise have any rights in or to, any item of Santera Business Intellectual Property, valid enforceable written assignments of, or licenses to, any such Santera Business Intellectual Property;
(v) Santera is the owner of all right, title and interest in and to, or otherwise possesses all necessary legal rights to, all Intellectual Property incorporated in, or created in connection with, work provided to its customers;
(vi) Santera has not transferred, and is not obligated to transfer to any third party, any Santera Business Intellectual Property; (vii) there is no action, suit, arbitration or other proceeding pending or, to the Knowledge of Santera, threatened, which involves any of Santera Business Intellectual Property rights;
(viii) Santera is not in default under any Santera Business Intellectual Property License or other agreement whereby it has the right to use, sell, license, maintain enhance, modify or otherwise deal with any Santera Business Intellectual Property; and (ix) Santera is not subject to any Order and is not party to any Contract which restricts or impairs the use of any Santera Business Intellectual Property.

                           (d)      Santera has imposed written non-disclosure
obligations on all third parties that have received any confidential information or trade secrets relating to Santera.

                           (e)      Except as set forth on Schedule 4.16(e), to
the Knowledge of Santera, there is not and has not been any infringement, misappropriation or other violation of any Intellectual Property of a third party by Santera, and there are no facts raising a likelihood of any such violation. The use of the Santera Business Intellectual Property does not, to the Knowledge of Santera, conflict with any rights of a third party.

                           (f)      To Santera's Knowledge, there is not and has
not been any infringement, misappropriation or other violation of any Santera Business Intellectual Property, and to Santera's Knowledge there are no facts raising a likelihood of any such violation. There has been no claim made by Santera of any infringement, misappropriation or other violation of any of the Santera Business Intellectual Property.

                           (g)      Except as set forth on Schedule 4.16(g),
Santera's Intellectual Property and Santera's products or services have not been the subject of a claim of infringement, interference or unfair competition or other claim. Except as set forth on Schedule 4.16(g), there has been no claim made against Santera asserting the invalidity, misuse or unenforceability of any of the Santera Business Intellectual Property or challenging Santera's right to use, transfer, or ownership of, any of the Santera Business Intellectual Property, and, to the Knowledge of Santera, there are no grounds for any such claim or challenge, including without limitation any such claim or challenge based upon any use or enforcement of, or any failure to use or enforce, any of the Santera Business Intellectual Property.

                           (h)      No loss of any Santera Business Intellectual
Property is pending, reasonably foreseeable or threatened. Santera has taken all action necessary to maintain and protect the Santera Business Intellectual Property and, to the Knowledge of Santera, the owners of the Santera Business Intellectual Property licensed to Santera have taken all action necessary to maintain and protect such Santera Business Intellectual Property.

                           (i)      Except as set forth on Schedule 4.16(i), the
consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not alter, impair or extinguish any of the Santera Business Intellectual Property or subject Santera's use of the Santera Business Intellectual Property to restrictions or limitations other than those to which Santera's use thereof would be subject if the transactions contemplated hereby did not occur.

                           (j)      Santera has not given to any third party any
warranty or indemnification related to Santera Business Intellectual Property, except for (i) statutory warranties given in the Ordinary Course in connection with the sale of goods and services, (ii) warranties given by third party manufacturers that Santera passes through or assigns to its customers in connection with the sale of goods and (iii) warranties or indemnities specifically set forth in writing in the Material Santera Contracts.

                  4.17 Insurance. Schedule 4.17 sets forth the insurance maintained by Santera since its inception, together with the amount of coverage for each policy, the premium due dates, the dates of last payment and whether such policy is a "claims made" policy or an occurrence based policy.

                  4.18 Employees and Consultants. Set forth on Schedule 4.18 is a list of: (a) all current employees (active or inactive) of Santera, (b) all current paid consultants to Santera, and (c) all retirees and terminated employees of Santera for whom Santera has any benefits responsibility or other continuing or contingent obligation (other than unemployment compensation), exclusive of any Plan, together, in the case of (a), (b) and (c), with the current rate of compensation and benefits (if any) payable to each and paid vacation time owing to such person and any incentive or bonus payments. Each consultant who is engaged by Santera and listed on Schedule 4.18 has signed an agreement in the form attached to Schedule 4.18. Except as set forth on Schedule 4.18, Santera is not indebted to any shareholder, director, officer, employee or agent of Santera, except for amounts due as normal salaries and wages and in reimbursement of ordinary expenses on a current basis.

                  4.19 Transactions with Related Persons. Except as set forth on Schedule 4.19, Santera has no Liabilities, contractual or otherwise, owed to or owing from, directly or indirectly, any shareholders or Affiliates of Santera. Except as set forth on Schedule 4.19, to the Knowledge (without any inquiry) of Santera, none of the shareholders of Santera or any director, officer or Affiliate of Santera has any material financial interest, direct or indirect, in any supplier or customer of, or other business which has any material transactions or other material business relationship with Santera.

                  4.20     Labor Matters.

                           (a)      Santera is not a party to or bound by any
collective bargaining, works council, union representation or similar agreement or arrangement;

                           (b)      Santera is not and has not engaged in any
unfair labor practice;

                           (c)      There is no labor strike, dispute, slowdown,
or stoppage pending or, to Santera's Knowledge, threatened against Santera;

                           (d)      There is currently no bargaining
representative for the employees of Santera;

                           (e)      No collective bargaining agreement is
currently being negotiated and no organizing effort is currently being made with respect to the employees of Santera; and

                           (f)      Except as set forth on Schedule 4.20(f), no
current or former employee of Santera has any claim against Santera on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary (excluding current bonus, accruals and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any Law relating to minimum wages or maximum hours of work.

                  4.21     Employee Benefit Matters.

                           (a)      Except as set forth on Schedule 4.21,
Santera is not a party to any Plan relating to its employees. True, correct and complete copies of all documents creating or evidencing any Plan listed on
Schedule 4.21 have been made available to the other Parties hereto. There are no pending or to Santera's Knowledge threatened negotiations, demands or proposals with respect to the subject matter of the foregoing Plans other than ordinary claims for benefits under the respective plans. With respect to each Plan listed on Schedule 4.21 that Santera intends to be qualified within the meaning of
Section 401(a) of the Code, true, correct and complete copies of the most recent determination letter from the IRS and any outstanding request for a determination letter from the IRS have been delivered to the other Parties hereto.

                           (b)      Santera has not made any contributions to
any multi-employer plan (as defined in ERISA Section 3(37) or ERISA Section 4001(a)(3)), Santera has never been a member of a controlled group which contributed to any such plan, and Santera has never been under common control with an employer which contributed to any such plan.

                           (c)      Each Plan listed on Schedule 4.21 complies
with and has been administered, operated, and maintained substantially in compliance with, and, except as set forth on Schedule 4.21, Santera has no direct or indirect liability under, the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, and applicable to such Plans, and no such Plan is subject to Title IV of ERISA.

                           (d)      Except as set forth on Schedule 4.21,
Santera has no liability or obligation to provide life, medical or other welfare benefits to former or retired employees (or other persons), other than under COBRA.

                           (e)      Except as set forth on Schedule 4.21,
Santera is not a party to any Plan that is intended to qualify under Code
Section 401(a) and Code Section 501(a) and each such

Plan and its related trust, if any, are qualified under Code Section 401(a) and Code Section 501(a) and (i) have been determined by the IRS to qualify, and nothing has since occurred to cause the loss of the Plan's qualification or (ii) determination letter requests for such Plans have been submitted to the IRS.

                           (f)      Except as set forth on Schedule 4.21, all
contributions with respect to the Plans relating to Santera's employees for all employment up to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made by Santera and all members of the controlled group in accordance with past practice and the recommended contribution in the applicable actuarial report, if any.

                           (g)      Except as set forth on Schedule 4.21, there
is no matter pending (other than routine qualification determination filings or ruling requests) with respect to any Plan before the IRS or the Department of Labor.

                           (h)      There is no pending or threatened legal
action, proceeding or investigation against or involving any Plan described in
Schedule 4.21 and there is no reasonable basis for any legal action, proceeding or investigation.

                  4.22 Discrimination and Occupational Safety and Health. Except as set forth on Schedule 4.22, no person has any claim, or to Santera's Knowledge, has any reasonable basis for any Action against, and no claim is pending or, to Santera's Knowledge, threatened against, Santera arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards as a result of Santera's operations; and since its inception, Santera has not received any notice from any person alleging a violation by Santera of such Law or occupational safety or health standards in connection with its operations.

                  4.23 Product and Service Warranties. The only product or service warranty or guarantee provided by Santera in any Contract are those that are specifically set forth in writing in such Contract or implied by applicable Law. Except as set forth on Schedule 4.23, since September 30, 2000, no product or service warranty or similar claims have been made against Santera as to which the losses and expenses in respect of such claim have exceeded $25,000. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product warranty and similar claims now pending or hereafter asserted against Santera or its predecessors, in either case, with respect to products manufactured by Santera on or prior to the Closing Date will not exceed $750,000, which amount represents 221% of the estimated reserve on Santera's balance sheet as of the date hereof for such matters. No person or entity (including, but not limited to, Government agencies of any kind) has any valid claim, or valid basis for any action or proceeding, against Santera under any Law relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures or other advertising materials.

                  4.24 Product and Service Liability Claims. Except as set forth on Schedule 4.24, since its inception, Santera has not received notice or information as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold, distributed or otherwise put in commerce by, or in connection with any service provided by, or based on any error, omission or negligent act in the performance of services by, Santera. The aggregate loss and expense attributable to any and all such claims and allegations with respect to products manufactured, sold, distributed or put in commerce, or services provided during the period commencing with Santera's inception and ending on the Closing Date have not exceeded, and will not exceed, $50,000, exclusive of any recovery or coverage under any insurance policy.

                  4.25 Customers. Schedule 4.25 sets forth a true, complete and correct list of the ten (10) largest customers and the ten (10) largest suppliers of Santera by volume of sales and purchases for the fiscal year ended December 31, 2002.

                  4.26 Foreign Assets and Operations. Except as set forth on Schedules 4.26(a)-(b):

                           (a)      Santera has no interest in any real property
or tangible or intangible personal property that is located outside of the United States, including any stock, securities or investments in, or claims against, any entities or persons with substantially all their property or business so located.

                           (b)      At all times, the Santera has acted:

                                    (i)      pursuant to valid qualifications to
         do business in all jurisdictions outside the United States where such qualification is required by local Law, except where the failure to be so qualified would not have a Material Adverse Effect on Santera;

                                    (ii)     in compliance with all applicable
         foreign Laws, including without limitation Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

                                    (iii)    without notice of violation of and
         in compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation Section 999 of the Code and regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements;

                                    (iv)     without notice of violation of and
         in compliance with all export control or sanctions laws, orders or regulations, including without limitation the Export Administration Regulation administrated by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended from time to time, and without violation and in compliance with any required export or reexport licenses or authorizations granted under such laws, regulations or orders, which licenses or authorizations are described in Schedule 3.26; and

                                    (v)      without notice of violation of and
         in compliance with the Foreign Corrupt Practices Act of 1977, as amended.

                  4.27     Rights, Options, Warrants and Similar Agreements.
Schedule 4.27 sets forth a true and complete list of all record holders of options or warrants to acquire shares of capital stock of Santera and, with respect to each outstanding warrant, (i) the expiration date and (ii) the number of shares of Series A Preferred Stock for which such warrant will be exercisable following the

Recapitalization, the consummation of any of the transactions contemplated by the Note and Preferred Stock Purchase Agreement and/or the Exchange Agreement and the Merger contemplated hereby and (iii) the exercise price per share of Series A Preferred Stock at which it will be exercisable following the consummation of the transactions referenced in (ii) above. Except as shown on
Schedule 4.27, and except for outstanding shares of preferred stock to be reclassified in the Recapitalization or to be issued in exchange for certain promissory notes or purchased pursuant to the Note and Preferred Stock Purchase Agreement, there are no outstanding rights to subscribe for or purchase from Santera, or to require the issuance by Santera of, capital stock of Santera or securities convertible into or exchangeable for, or exercisable into, capital stock of Santera other than the rights contained in this Agreement or the Stockholders' Agreement. Schedule 4.27 also sets forth the date of each agreement under which the warrants listed on such Schedule were created and all amendments to any such agreement, true and complete copies of which have been provided to Tekelec. Except as specifically noted on Schedule 4.27, each warrant shown on Schedule 4.27 that is not exercised prior to the Effective Time will, at the Effective Time, by virtue of the Merger contemplated hereby, the failure of the Surviving Corporation to assume such warrants pursuant to the terms of such warrants and without any further action on the part of Santera or the holder thereof, be cancelled. Each option shown on Schedule 4.27 will, at the Effective Time, by virtue of the Merger contemplated hereby, the failure of the Surviving Corporation to assume such options as provided in the plan pursuant to which such options were issued and without any further action on the part of Santera or the holder thereof, be cancelled. Neither Santera nor the Surviving Corporation has any obligation whatsoever to assume any warrants or options shown on Schedule 4.27 under the terms of such warrants or such options, pursuant to any plan pursuant to which such warrants or options were issued, under any applicable law or otherwise. All preemptive rights or rights of first offer with respect to the sales and/or issuances of promissory notes or shares of capital stock of Santera contemplated by this Agreement and the various Ancillary Agreements will, prior to the Closing, have been either satisfied or effectively and validly waived by the holders thereof in accordance with the terms of the agreements or instruments creating such rights.

                  4.28     Stockholders and Related Matters.

                           (a)      Schedule 4.28 sets forth a true and complete
list of all holders of record of capital stock and options, warrants or other rights to acquire shares of capital stock of Santera (other than options and warrants shown on Schedule 4.27), sorted in descending order according to the number of shares of capital stock or options, warrants or other rights to acquire shares of capital stock of Santera owned by each such holder. Santera does not have, and as of the Closing Date (following the Recapitalization, consummation of the transactions contemplated by the Note and Preferred Stock Purchase Agreement and the Exchange Agreement, the Merger and the consummation of the transactions contemplated hereby) will not have, more than 499 holders of record of the shares of its capital stock and options, warrants or other rights to acquire shares of its capital stock, and is not, and at the Closing will not be, required to register any class of equity securities pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

                           (b)      At the Closing, the provisions of Article
Fourth, Section C(1)(ii) of the Second Amended and Restated Certificate of Incorporation will become effective under the Delaware Law, enforceable against the stockholders of Santera in accordance with the terms thereof. The provisions of Section 3.1 of the Stockholders' Agreement are legal, valid and binding obligations of each stockholder of Santera which is a signatory thereto, enforceable against each such stockholder in accordance with the terms thereof. Each of the Powers of Attorney are legal, valid and binding obligations of each stockholder of Santera which is a signatory thereto, enforceable against each such stockholder in accordance with the terms thereof.

                           (c)      True and complete copies of the accredited
investor questionnaires executed by the Legacy Santera Stockholders in connection with the Note and Preferred Stock Purchase Agreement have been delivered to Tekelec on the date hereof.

                  4.29 Environmental Matters. Santera is currently and since its inception has been in compliance with all applicable Environmental Laws. Except as set forth on Schedule 4.29, there is no civil, criminal or administrative action, suit, investigation or proceeding pending or, to Santera's Knowledge, threatened against Santera relating to or arising from any Environmental Laws.

                  4.30 Management Rights. Schedule 4.30 sets forth a true and complete list of all Contracts or agreements between Santera and any of its stockholders or any other persons or entities pursuant to which Santera has granted any such stockholder or any such other person or entity, any management, observation, informational or other similar rights, other than (a) this Agreement, the Releases or the other Ancillary Agreements and (b) Contracts between Santera and persons or entities that are not stockholders of Santera, that are listed on Schedule 11.2 and that contain provisions relating to the provision of information by Santera to such persons or entities that are customarily included in agreements of a similar nature. True and complete copies of all termination agreements or amendments, as indicated on Schedule 4.30, with respect to the agreements or other management, observation, information or other similar rights set forth on Schedule 4.30 have, to the extent indicated on
Schedule 4.30, been delivered to Tekelec on the date hereof. On the Closing Date, all such termination agreements and amendments will continue to be in full force and effect and shall become effective in accordance with their respective terms. If Schedule 4.30 states that a Contract listed thereon will terminate in accordance with its terms, then such Contract will terminate in accordance with its terms at the Effective Time by virtue of the Merger and without any further action on the party of Santera or any party to such Contract.

                  4.31 Investment Representations. Santera is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. Santera has received all of the information that it considers necessary or appropriate for deciding whether to purchase the Business. Santera has had satisfactory opportunity to ask questions and received answers from Tekelec regarding the terms and conditions of the purchase and sale of the Business and the properties, prospects and financial condition of the Business and to obtain additional information sufficient to satisfy itself with respect to the foregoing. The Business will be acquired for Santera's own account for investment purposes only and without any plans or intention to resell, transfer or otherwise dispose of the Business.

                  4.32 Brokers, Finders. Except for JP Morgan Chase & Co., whose fees and expenses shall not exceed $1,000,000 and whose fees and expenses shall be paid by Santera, no finder, broker, agent, or other intermediary, acting on behalf of Santera or any of its Affiliates, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. Attached hereto as Exhibit 4.32 are true, correct and complete copies of all agreements or understandings between Santera and J.P. Morgan Chase & Co. Upon payment of the above-referenced amounts to J.P. Morgan Chase & Co., Santera shall have no further obligations whatsoever to J.P. Morgan Chase & Co.

                  4.33 Representations and Warranties under the Note and Preferred Stock Purchase Agreement. Each of the representations and warranties of the Company contained in the Note and Preferred Stock Purchase Agreement is true and correct.

                  4.34 Complete Disclosure. To the Knowledge of Santera, Santera has not omitted any material disclosures necessary in order to make the representations and warranties made in this Agreement, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF LEGACY SANTERA
                                  STOCKHOLDERS

         Each Legacy Santera Stockholder severally, and not jointly and severally, hereby makes (with respect to itself only) the following representations and warranties to each of the other Parties hereto, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein:

                  5.1      General.

                           (a)      Except as set forth on Schedule 5.1(a), no
permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Governmental or regulatory authority or third party is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by such Legacy Santera Stockholder or the consummation by such Legacy Santera Stockholder of the transactions contemplated hereby and thereby, except for the consents and approvals required to be obtained in connection with, or filings or registrations required to be made pursuant to, the HSR Act.

                           (b)      This Agreement has been duly executed and
delivered by such Legacy Santera Stockholder and constitutes a legal, valid and binding obligation of such Legacy Santera Stockholder, enforceable against such Legacy Santera Stockholder in accordance with its terms, except to the extent such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) the availability of specific performance, injunctive relief and other equitable remedies. Each of the Ancillary Agreements to which such Legacy Santera Stockholder is a party constitutes a legal, valid and binding obligation of such Legacy Santera Stockholder, enforceable against such Legacy Santera Stockholder in accordance with its terms, except to the extent such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally.

                           (c)      Such Legacy Santera Stockholder owns
beneficially and of record the number of shares of capital stock, or options or warrants to acquire the same, as are set forth next to such Legacy Santera Stockholder's name on Schedule 5.1(c) under the column entitled "Pre-Recapitalization Ownership", free and clear of all Liens, except for Liens contained in the agreements listed on Schedule 5.1. Following the Recapitalization, but prior to the consummation of the transactions contemplated by the Note and Preferred Stock Purchase Agreement, the Exchange Agreement and the Merger, such Legacy Santera Stockholder will own beneficially and of record the number of capital stock, or options or warrants to acquire the same, as are set forth next to such Legacy Santera Stockholder's name on Schedule 5.1(c) under the column entitled "Post-

Recapitalization Ownership", free and clear of all Liens, except for Liens contained in the agreements listed on Schedule 5.1. Following the Recapitalization and the consummation of the transactions contemplated by the Note and Preferred Stock Purchase Agreement and the Exchange Agreement, but prior to the Merger, such Legacy Santera Stockholder will own beneficially and of record the number of capital stock, or options or warrants to acquire the same, as are set forth next to such Legacy Santera Stockholder's name on
Schedule 5.1(c) under the column entitled "Pre-Merger Ownership", free and clear of all Liens, except for Liens contained in the agreements listed on Schedule
5.1. Following the Merger, such Legacy Santera Stockholder will own beneficially and of record the number of capital stock, or options or warrants to acquire the same, as are set forth next to such Legacy Santera Stockholder's name on
Schedule 5.1(c) under the column entitled "Post-Merger Ownership", free and clear of all Liens, except for Liens contained in the agreements listed on
Schedule 5.1.

                  5.2 Brokers, Finders. Except for J.P. Morgan Chase & Co., whose fees and expenses shall not exceed $1,000,000 and whose fees and expenses shall be paid by Santera, no finder, broker, agent, or other intermediary, acting on behalf of such Legacy Santera Stockholder, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

                  5.3 Litigation. There are no actions, suits or proceedings pending or, to such Legacy Santera Stockholder's knowledge, threatened against such Legacy Santera Stockholder, at law or in equity, which if adversely determined would have a material adverse effect on such Legacy Santera Stockholder's performance under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. There are no orders, writs, injunctions, decrees or unsatisfied judgments outstanding against or related to such Legacy Santera Stockholder which could interfere with the such Legacy Santera Stockholder's ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

                  5.4 Investment Representations. Such Legacy Santera Stockholder understands that the issuance of (i) shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock it is receiving in connection with the Recapitalization, (ii) convertible promissory notes it is receiving pursuant to the Note and Preferred Stock Purchase Agreement, (iii) shares of Series D Preferred Stock it is receiving pursuant to the Note and Preferred Stock Purchase Agreement, (iv) shares of Series A-2 Preferred Stock, Series B-2 Preferred Stock and Series C-2 Preferred Stock it is receiving upon the exchange of such shares for shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock, (v) shares of Series A Preferred Stock it is receiving pursuant hereto, (vi) any other securities of the Surviving Corporation received upon conversion thereof, and (vii) any Tekelec securities received upon the redemption of the Series A Preferred Stock pursuant to the Second Amended and Restated Certificate of Incorporation or the exercise of the put or call options contained in the Stockholders' Agreement are not, and will not be, registered under the Securities Act of 1933, as amended, or any applicable state securities laws (unless Tekelec elects after the date hereof to so register such shares) and that any sale, transfer or other disposition of such shares, promissory notes or other securities of the Surviving Corporation or Tekelec securities by such Legacy Santera Stockholder must be made only pursuant to an effective registration under applicable federal and state securities laws or an available exemption therefrom and otherwise in compliance with the terms of the Stockholders' Agreement. Such Legacy Santera Stockholder is an "accredited investor" as defined in Rule 501 of the Securities Act of 1933, as amended. Such Legacy Santera Stockholder has received all of the information that it considers necessary or appropriate for deciding whether to acquire the shares of preferred stock it is receiving in connection with the Recapitalization, the convertible promissory notes it is receiving pursuant to the Note and Preferred Stock Purchase Agreement, the shares it is receiving pursuant to the Note and Preferred Stock Purchase Agreement, the shares of preferred stock it is receiving upon exchange for other shares of capital stock, the shares of Series A Preferred Stock it is acquiring pursuant hereto, any other securities of the Surviving Corporation received upon conversion thereof, and any Tekelec securities received upon the redemption of the Series A Preferred Stock pursuant to the Second Amended and Restated Certificate of Incorporation or the exercise of the put or call options contained in the Stockholders' Agreement. Such Legacy Santera Stockholder has had a satisfactory opportunity to ask questions and receive answers from Santera and Tekelec regarding the terms and conditions of the shares of preferred stock it is receiving in connection with the Recapitalization, the convertible promissory notes it is receiving pursuant to the Note and Preferred Stock Purchase Agreement, the shares it is receiving pursuant to the Note and Preferred Stock Purchase Agreement, the shares of preferred stock it is receiving upon exchange for other shares of capital stock, the Series A Preferred Stock it is acquiring pursuant hereto, any other securities of the Surviving Corporation received upon conversion thereof, and any Tekelec securities received upon the redemption of the Series A Preferred Stock pursuant to the Second Amended and Restated Certificate of Incorporation or the exercise of the put or call options contained in the Stockholders' Agreement and the business, properties, prospects and financial condition of Santera and to obtain additional information sufficient to satisfy itself with respect to the foregoing. The shares of preferred stock it is receiving in connection with the Recapitalization, the convertible promissory notes it is receiving pursuant to the Note and Preferred Stock Purchase Agreement, the shares it is receiving pursuant to the Note and Preferred Stock Purchase Agreement, the shares of preferred stock it is receiving upon exchange for other shares of capital stock, the shares of Series A Preferred Stock to be acquired by such Legacy Santera Stockholder pursuant to this Agreement, and any securities of the Surviving Corporation received upon conversion thereof or Tekelec securities received upon the redemption of the Series A Preferred Stock pursuant to the Second Amended and Restated Certificate of Incorporation or the exercise of the put or call options contained in the Stockholders' Agreement, will be acquired for such Legacy Santera Stockholder's own account for investment purposes only and without any plans or intention to resell, transfer or otherwise dispose of such shares of Series A Preferred Stock, other securities of the Surviving Corporation or Tekelec securities.

                  5.5 Consultation. Such Legacy Santera Stockholder has been advised to consult with an attorney before executing this Agreement and each Ancillary Agreement to which such Legacy Santera Stockholder is a party, and such Legacy Santera Stockholder has done so or, after careful reading and consideration has chosen not to do so of such Legacy Santera Stockholder's own volition. Such Legacy Santera Stockholder hereby acknowledges that he, she or it has signed this Agreement knowingly and voluntarily and with the advice of any counsel retained to advise such Legacy Santera Stockholder with respect to it.

                                   ARTICLE VI
                          ACTIONS PRIOR TO CLOSING DATE

         The Parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

                  6.1      Consents of Certain Third Parties; Governmental
Approvals.

                           (a)      Tekelec will act diligently and reasonably
to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Santera, from any party to any Assumed Contract required to be obtained to permit the consummation of the transactions contemplated by this Agreement; provided that none of Santera or Tekelec shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals. During the period prior to the Closing Date, Santera shall act diligently and reasonably to cooperate with Tekelec to obtain the consents, approvals and waivers contemplated by this Section 6.1(a).

                           (b)      During the period prior to the Closing Date,
Tekelec and Santera shall act diligently and reasonably, and each of the Parties hereto shall cooperate with each other, to secure any consents and approvals of any Governmental bodies required to be obtained by them in order to assign or transfer any Contributed Assets to Merger Sub, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Article VIII, Article IX and Article X; provided that none of the Parties shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the shares of capital stock of Santera to be issued hereunder or any of the businesses, product lines or assets of any such Party.

                  6.2      Approval of Merger and Other Matters.

                           (a)      By 4:00 p.m., Eastern Standard Time, on the
date hereof, Santera and the Legacy Santera Stockholders shall cause (i) the Recapitalization to be consummated, and Santera shall have obtained confirmation from the Secretary of State of Delaware that the Certificate of Amendment has become effective, (ii) the Initial Closing contemplated by the Note and Preferred Stock Purchase Agreement to be consummated in accordance with the terms of the Note and Preferred Stock Purchase Agreement and (iii) Santera to provide Tekelec with evidence, reasonably satisfactory to Tekelec, that each of the foregoing has been completed.

                           (b)      Santera and each of the Legacy Santera
Stockholders hereby agree to take all actions reasonably necessary to consummate the transactions contemplated by the Note and Preferred Stock Purchase Agreement and the Exchange Agreement and to timely fulfill all of their obligations under such Note and Preferred Stock Purchase Agreement and the Exchange Agreement, subject to the satisfaction of the conditions set forth therein. Santera and each of the Legacy Santera Stockholders hereby agree that they shall not, without the prior written consent of Tekelec, take any action to cause the Note and Preferred Stock Purchase Agreement, any of the notes issued pursuant thereto, the Exchange Agreement or any of the terms or conditions of any of the foregoing to be amended, waived, discharged or terminated. In addition, Santera and each of the Legacy Santera Stockholders hereby agree not to assign or otherwise transfer any of their rights or obligations under the Note and Preferred Stock Purchase Agreement (other than, to the extent applicable, allocations within groups of affiliates to the extent permitted by the Note and Preferred Stock Purchase Agreement), any of the notes issued pursuant thereto or the Exchange Agreement to any person or entity without the prior written consent of Tekelec.

                           (c)      Santera hereby agrees to use its reasonable
best efforts to obtain as soon as possible after the date hereof and prior to Closing an executed signature page to (i) this

Agreement, the Note and Preferred Stock Purchase Agreement, the Power of Attorney, the Escrow Agreement and the Stockholders' Agreement from each of those stockholders of Santera listed on Schedule 6.2(c) (Part 1), (ii) this Agreement, the Exchange Agreement, the Stockholders' Agreement, the Power of Attorney and the Escrow Agreement from each of those stockholders of Santera listed on Schedule 6.2(c)(Part 2) hereof and (iii) the Release from all of the stockholders of Santera listed on Schedules 6.2(c) (Part 1) and (Part 2).

                           (d)      Santera hereby agrees that if at any time
prior to the Effective Time hereunder any person or entity commences, or threatens to commence, any Action against Santera that seeks to challenge, enjoin, prevent, obtain damages as a result of or otherwise frustrate this Agreement, any of the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby, then (i) Santera shall immediately notify Tekelec thereof and (ii) Santera shall vigorously defend such Action (to the extent the same has been commenced) and otherwise use its reasonable best efforts to cause such Action to be dismissed, decided on the merits in favor of Santera (so that the transactions contemplated hereby and by the Ancillary Agreement can be consummated on the terms set forth herein or therein as soon as possible), settled such that the transactions contemplated hereby or by the Ancillary Agreement can be consummated on the terms set forth herein and therein as soon as possible or be otherwise extinguished in a manner that would permit the transactions contemplated by this Agreement and the Ancillary Agreements to be consummated on the terms and conditions set forth herein and therein as soon as possible. For the avoidance of doubt, any amounts paid by Santera prior to the Closing in the defense of any of the foregoing Actions shall be considered Indemnified Losses for purposes of Section 11.6.

                           (e)      Santera hereby agrees to use its reasonable
best efforts to obtain the consents and/or termination agreements described on
Schedule 6.2(e) as soon as possible after the date hereof.

                           (f)      Without the prior written consent of
Tekelec, none of Santera or any of the Legacy Santera Stockholders shall take any actions so as to cause the Stockholders' Consent or any of the items set forth on Schedule 4.2 to be altered, amended, rescinded, repealed or revoked.

                  6.3 Operations of Tekelec Prior to the Closing Date. Prior to the Closing Date:

                           (a)      Tekelec shall operate and carry on the
Business only in the Ordinary Course. Consistent with the foregoing, Tekelec shall keep and maintain the Contributed Assets in good operating condition and repair (normal wear and tear excepted) and shall use its commercially reasonable efforts consistent with good business practice to maintain the organization of the Business intact and to preserve the goodwill of the licensees, suppliers, contractors, licensors, employees, and customers of, and others having business relations with, the Business. In connection therewith, Tekelec shall not attempt to persuade any of its employees or agents who work in the Business and who will be offered employment by the Surviving Corporation to terminate such person's relationship with the Business.

                           (b)      Except as set forth on Schedule 6.3 or as
expressly provided by this Agreement or except with the express written approval of Santera, Tekelec shall not at any time prior to the Closing:

                                    (i)      amend or terminate any Assumed
         Contracts other than in the Ordinary Course;

                                    (ii)     violate or fail to perform any
         obligation or duty imposed upon it in connection with the Business by any applicable requirements of Laws or by any Assumed Contract;

                                    (iii)    enter into, amend or terminate any
         Contract related to the Business with any customer or supplier of the Business which involves or is expected to involve payments of $100,000 or more during the term thereof, except that Tekelec shall be entitled to enter into any Contracts with customers of the Business in the Ordinary Course without regard to the foregoing limitation;

                                    (iv)     allow any policies of insurance
         related to the Business to lapse or otherwise be terminated or, outside of the Ordinary Course, modified;

                                    (v)      increase the compensation payable
         or to become payable to the employees who will be offered employment by the Surviving Corporation (except for increases in the Ordinary Course) or grant any severance, change in control or termination pay to any such employees, or establish, adopt, enter into, or, except as may be required to comply with applicable requirements of Laws, amend in any material respects or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, change in control, severance, retention or other plan, trust, fund, policy or Contract for the benefit of any such employees;

                                    (vi)     sell or dispose of any of the
         Contributed Assets, except on an arms-length basis in the Ordinary Course;

                                    (vii)    take any of the actions described
         in Section 3.3, except to the extent of any exceptions set forth on
         Schedule 3.3; or

                                    (viii)   authorize, recommend, propose or
         announce an intention to do any of the foregoing, or enter into any understanding or Contract to do any of the foregoing.

                  6.4 Operations of Santera Prior to the Closing Date. Prior to the Closing Date:

                           (a)      Santera shall operate and carry on its
business only in the Ordinary Course prior to the Closing Date. Consistent with the foregoing, Santera shall keep and maintain its assets in good operating condition and repair (normal wear and tear excepted) and shall use its commercially reasonable efforts consistent with good business practice to preserve the goodwill of the licensees, suppliers, contractors, licensors, employees, and customers of, and others having business relations with, Santera.

                           (b)      Except as set forth on Schedule 6.4 or as
expressly provided by this Agreement or except with the express written approval of Tekelec, Santera shall not at or at any time prior to the Closing:

                                    (i)      (A) declare, set aside or pay any
         dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholder in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities;

                                    (ii)     issue, deliver, sell, pledge,
         dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible for or exchangeable into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities;

                                    (iii)    create any subsidiary or amend its
         organizational documents or amend or terminate any Contracts of Santera other than in the Ordinary Course and which is immaterial to Santera;

                                    (iv)     acquire or agree to acquire by
         merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the Ordinary Course;

                                    (v)      alter (through merger, liquidation,
         reorganization, restructuring or in any other fashion) the corporate structure or ownership of Santera;

                                    (vi)     violate or fail to perform any
         obligation or duty imposed upon it by any applicable requirements of Laws or by any Contract to which it is a party or by which it is bound;

                                    (vii)    enter into, amend or terminate any
         Contract with any customer or supplier which involves or is expected to involve payments of $100,000 or more during the term thereof; enter into, amend or terminate any other Contract material to Santera, except that Santera shall be entitled to enter into any Contracts with its customers in the Ordinary Course without regard to the foregoing limitation;

                                    (viii)   pay, discharge or satisfy any
         claims, Liabilities or obligations (whether or not absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course;

                                    (ix)     allow any policies of insurance to
         lapse or otherwise be terminated or, outside of the Ordinary Course, modified;

                                    (x)      except as expressly contemplated by
         the Employment Agreements, increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the Ordinary Course) or grant any severance, change in control or termination pay to, any director, officer or employee of Santera, or establish, adopt, enter into, or, except as may be required to comply with applicable requirements of Laws, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, change in control, severance, retention or other plan, trust, fund, policy or Contract for the benefit of any director, officer or employee;

                                    (xi)     take any of the actions described
         in Section 4.4, except to the extent of any exceptions set forth on
         Schedule 4.4; or

                                    (xii)    authorize, recommend, propose or
         announce an intention to do any of the foregoing, or enter into any understanding or Contract to do any of the foregoing.

                  6.5 Access to Records. Until the Closing, Tekelec and Santera shall provide full access (including on site access) to such records of the Business or Santera as Tekelec or Santera, as the case may be, may reasonably request, and to the personnel, customers and facilities of the Business or Santera, as the case may be, to the extent mutually agreed by Santera and Tekelec, subject, in each case, to such procedures and at such times as Tekelec and Santera shall determine. No such access, and no investigation or discovery of facts by Tekelec or Santera, shall affect Tekelec's or Santera's right to recover for any breach of any representation or warranty of Tekelec or Santera, as the case may be, hereunder.

                  6.6 Governmental Filings. The Parties hereto will cooperate in making, as soon as practicable following the execution hereof, all filings required by any Governmental authority in connection with the transactions contemplated by this Agreement, including, without limitation, any filings required pursuant to the HSR Act. Any and all filing fees in respect of such filings shall be borne by the party upon whom such obligations is levied.

                  6.7 Notification of Certain Matters. Between the date of this Agreement and the Closing, each Party shall give notice promptly upon obtaining knowledge thereof to each of the other Parties hereto of (i) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date, (ii) any failure of such Party, or any allegation that such Party has failed, to comply in all material respects with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Material Tekelec Contract or Material Santera Contract, (iii) the loss or threatened loss of any customer of the Business or of Santera, as the case may be; and (iv) any actual or potential defects or hazards with respect to any product manufactured or to be manufactured or sold, distributed or put in commerce by such Party or any allegation of the same. No such disclosure shall be deemed to cure any breach of a representation, or warranty or any breach of a covenant or agreement, or to satisfy any condition or negate any indemnity hereunder; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof (it being understood that the mere discovery of events or circumstances following the date hereof should not constitute a basis for any such change to the extent that the event occurred or the circumstance existed prior to the date hereof) and if any of the other Parties hereto would have the right to not consummate the transactions contemplated by this Agreement as a result of the failure of the condition contained in Sections 9.2 and 10.2 on the basis of the information so disclosed and it does not exercise such right prior to Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for the purpose of Article IX of this Agreement. For avoidance of doubt, any additions or changes which are identified by a Party as a Material Adverse Effect or Material Adverse Change shall be identified as such in the certificate to be delivered to each of the other Parties hereto pursuant to Section 9.2 and 10.2 and any changes or effects which are not so identified by such Party as a Material Averse Effect or Material Adverse Change in such certificate shall not be subject to the foregoing limitation and shall be subject to the indemnification provisions of Article XI.

                  6.8      No Solicitation.

                           (a)      Except to the extent agreed by Tekelec, from
the date hereof until the Closing Date, neither Santera nor any of the Legacy Santera Stockholders shall, directly or indirectly through their agents or representatives or otherwise solicit or cause the solicitation of, or in any way encourage the making of, any offer, proposal or indication of interest involving the purchase, sale or transfer of Santera, including a purchase, sale or transfer of Santera by means of a purchase, sale, transfer, merger or recapitalization of all or any controlling portion of the securities of Santera, or negotiate with, respond to any inquiry from (except for "no comment" or a similar statement), cooperate with or furnish or cause or allow to be furnished any information to, any third party or its agents or representatives with respect thereto, it being agreed that Tekelec will be immediately advised by Santera and the Legacy Santera Stockholders if any such offer, proposal or indication of interest is received and the terms thereof.

                           (b)      Except to the extent agreed by Santera, from
the date hereof until the Closing Date, Tekelec shall not, directly or indirectly through its agents or representatives or otherwise solicit or cause the solicitation of, or in any way encourage the making of, any offer, proposal or indication of interest involving the purchase, sale or transfer of the Business, or negotiate with, respond to any inquiry from (except for "no comment" or a similar statement), cooperate with or furnish or cause or allow to be furnished any information to, any third party or its agents or representatives with respect thereto, it being agreed that Santera will be immediately advised by Tekelec if any such offer, proposal or indication of interest is received and the terms thereof.

                  6.9 All Necessary Action. Santera and each of the Legacy Santera Stockholders hereby agree to take all actions that are reasonably necessary for them to take in order for Santera to fully perform the obligations of Santera hereunder between the date hereof and the Closing. Tekelec hereby agrees to take all actions that are reasonably necessary for it to take in order for Tekelec to fully perform its obligations hereunder between the date hereof and the Closing.

                  6.10 OEM Agreement. Santera and Tekelec will use their reasonable best efforts to enter into, as soon as practicable after the date hereof (including, to the extent practicable, prior to the Closing Date), an OEM agreement between themselves, which is reasonably acceptable to Santera, Tekelec and the Legacy Santera Stockholders.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

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                  7.1      Public Announcements. The Parties hereto will not
make any public disclosure of the terms hereof or issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without the prior written consent of the other Parties, not to be unreasonably withheld, delayed or conditioned, except as may be required by applicable requirements of Laws or by obligations pursuant to any listing agreement with any national securities exchange or quotation system, in which case the Party making such disclosure will first provide to the other Parties the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure in intended to be made and the other Party shall be permitted to comment on such proposed disclosure. The Parties agree that the initial press release and any Securities and Exchange Commission filing to be made in respect of the transactions contemplated by this Agreement shall be in the form agreed to by the Parties.

                  7.2      Tax Matters.

                           (a)      The Surviving Corporation shall pay all
applicable sales, use or other similar taxes that are, or become, due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Contributed Assets hereunder, whether levied on Santera, the Surviving Corporation, Merger Sub, the Contributed Assets or Tekelec. In the event any such taxes are levied, Tekelec shall prepare, subject to the Surviving Corporation's reasonable approval, and file any returns required in respect of such taxes.

                           (b)      Following the Closing, Tekelec agrees to
furnish or cause to be furnished to the Surviving Corporation, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Business or the Contributed Assets as is reasonably necessary for the preparation of any return for taxes, claims for refund or audit or prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of taxes paid.

                           (c)      Tekelec, upon request, shall use its
reasonable efforts to provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

                           (d)      For any personal property, ad valorem and
any other similar local or state Taxes relating solely to the Contributed Assets or the Business for any taxable year or period commencing prior to the Closing and ending after the Closing Date (a "Straddle Period"), Tekelec shall pay to Santera within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount that relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not paid by Tekelec prior to Closing and Santera shall pay such Taxes that relate to the period commencing on the Closing Date through the end of the Straddle Period. For purposes of this Section, the portion of such Tax that are allocated to Tekelec shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give

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

effect to the allocations described in this Section shall be made in a manner consistent with the prior practice of Tekelec, except for changes required by changes in Law or fact.

                           (e)      Except as required by applicable Law or as
expressly contemplated by this Agreement or the Ancillary Agreements, the Parties will not take or cause to be taken any action that would prevent the transactions contemplated hereby from qualifying as a tax-free transaction under section 351 of the Code, and the Parties agree that they will report such transactions consistent therewith and will take no position inconsistent or contrary thereto.

                  7.3      Employee Matters

                           (a)      Santera Employees. On the date hereof, each
of the employees listed on Exhibit E hereto shall have executed and delivered to Santera his or her Employment Agreement. The employment relationship of Santera employees shall not be interrupted or changed due to the consummation of the transactions contemplated by this Agreement, except as may be provided in an individual Employment Agreement. All of Santera's Plans shall remain in place except as set forth herein. Nothing in this Agreement shall constitute a limitation on Santera's ability to change any such Plan at a later date.

                           (b)      Tekelec Employees. Tekelec shall cause the
employees of Tekelec listed on Schedule 7.3 ("Tekelec Transferred Employees") to be assigned to the Surviving Corporation immediately following the Closing. Each Tekelec Transferred Employee shall have his or her wages or salary, Tekelec employee benefit package, including 401(k) and health and welfare benefits, continued without interruption through December 31, 2003 unless such employee's employment with the Surviving Corporation is earlier terminated. Whether wages and payroll taxes for Tekelec Transferred Employees will be paid directly by the Surviving Corporation or paid by Tekelec and reimbursed to Tekelec through the Services Agreement shall be determined by the parties at a later date. Tekelec shall, however, be reimbursed through the Service Agreement by the Surviving Corporation for all other employee costs associated with the Tekelec Transferred Employees relating to services rendered after the Closing Date. Such costs shall include, but not be limited to, the following with respect to periods after the Closing Date: vacation accrued for 2003, workmen's compensation costs, FICA, FUTA, the cost of health and welfare programs, the 401(k) employee matching contribution under Tekelec's Plan, bonus payments and relocation costs.

                           (c)      2004 and Later. The parties contemplate that
as of January 1, 2004, the employee benefit programs throughout the Surviving Corporation will be revised so that a uniform program is available to all employees of the Surviving Corporation to be paid for in all respects directly by the Surviving Corporation. Santera agrees, on behalf of the Surviving Corporation, to recognize continuous service of Tekelec Transferred Employees rendered to Tekelec prior to the Closing Date for purposes of determining vesting and eligibility for any employee benefit program, including vacation, under which the benefits may differ based on tenure.

                  7.4 Further Assurances. From time to time after the Closing Date, each Party shall, at its own expense, execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer and to make all filings with and to obtain all consents, approvals or authorizations of any Governmental authority or any other person or entity required to be obtained by such Party in connection with the transactions contemplated hereby or pursuant to any Assumed Contracts, permits or Contributed Assets and

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

each such Party shall take all such other actions as such Party may reasonably be requested to take by another Party to this Agreement, consistent with the terms of this Agreement, in order to effectuate better the provisions and purposes of this Agreement and the transactions contemplated by this Agreement.

                  7.5 Access to Records. Tekelec shall, upon request and during normal business hours, provide the Surviving Corporation reasonable access to those records of Tekelec which relate to the Business but which are not otherwise included in Contributed Assets hereunder.

                  7.6 Audited Financial Statements. As soon as practicable, and in any event no later than thirty (30) days, after the Closing Date, Santera agrees to furnish or cause to be furnished to Tekelec the audited balance sheet of Santera as of December 31, 2002, and the related audited statements of earnings, stockholders' equity and cash flows for the year then ended, together with any notes or schedules thereto.

                                  ARTICLE VIII
               CONDITIONS TO THE OBLIGATIONS OF ALL OF THE PARTIES

         The obligations of each of the Parties at Closing shall be subject to the satisfaction at Closing of each of the following conditions, subject to the right of any such Party to waive any one or more of such conditions (provided that the Representative shall be entitled to waive any one or more of such conditions on behalf of all of the Legacy Santera Stockholders):

                  8.1 HSR and Necessary Governmental Approvals. The waiting period under the HSR Act shall have expired or been terminated and all other authorizations, consents, orders, declarations, or approvals of, or filings with, or terminations or expectations of waiting periods imposed by, any Governmental bodies that are necessary to consummate the transactions contemplated hereby, which are either specified on Schedule 3.1 or otherwise required to be obtained, to be made or to occur prior to Closing by applicable requirements of Laws or which are necessary to prevent a Material Adverse Change, shall have been obtained, shall have been made or shall have occurred.

                  8.2 No Adverse Proceeding. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any transaction contemplated hereby. No Governmental body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which remains in effect, and which has the effect of making the transactions contemplated hereby illegal or otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement, and none of the Parties hereto shall have received written notice from any Governmental authority that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or a material change in the terms of the transactions contemplated hereby.

                  8.3 Stockholder Approval. The transactions contemplated by this Agreement, the Ancillary Agreements and the Recapitalization shall have been duly authorized, approved and

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

ratified by all necessary resolutions, authorizations, consents, approvals and/or ratifications on the part of the stockholders of Santera.

                  8.4 Schedules to Services Agreement. The Services Agreement and schedules thereto shall have been completed and shall be reasonably acceptable to Santera, Tekelec and the Legacy Santera Stockholders.

                                   ARTICLE IX
                    CONDITIONS TO THE OBLIGATIONS OF TEKELEC

          The obligations of Tekelec at Closing shall be subject to the satisfaction at Closing of each of the following conditions, subject to the right of Tekelec alone to waive any one or more of such conditions.

                  9.1 Performance of Obligations; Representations and Warranties. Each of the Parties hereto other than Tekelec shall have performed in all material respects each of its agreements contained in this Agreement, the Voting Agreement, the Escrow Agreement, the Stockholders' Agreement and the Note and Preferred Stock Purchase Agreement required to be performed on or prior to the Closing Date; each of the representations and warranties of each of such other Parties hereto contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Tekelec shall have received certificates, dated the Closing Date, from each of such other Parties hereto, signed on behalf of each such other Party by a duly authorized officer of such other Party, to such effect.

                  9.2 Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to Santera, and Tekelec and the Legacy Santera Stockholders shall have received a certificate dated the Closing Date, signed on behalf of Santera by the Chief Executive Officer and Chief Financial Officer of Santera that, to the Knowledge of such officers, there has been no Material Adverse Change with respect to Santera.

                  9.3 Necessary Consents and Notices. Santera shall have received consents to, and/or provided notices of, in form and substance reasonably satisfactory to Tekelec, the transactions contemplated hereby from or to the other parties to the contracts which are specified on Schedule 9.3 or are otherwise necessary to prevent a Material Adverse Change.

                  9.4 Employment Matters. At least ninety percent (90%) of the employees of Santera who are currently employees of Santera shall continue to be employees of Santera on the Closing Date. In addition, none of the Employment Agreements shall have been amended in any respect or terminated by the employee party thereto.

                  9.5      Effectiveness of Certain Documents.

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

                           (a)      The Releases, the Stockholders' Agreement,
the Escrow Agreement, the Note and Preferred Stock Purchase Agreement and the termination agreements contemplated by Sections 4.27 and 4.30 executed as of the date hereof shall continue to be in full force and effect and there shall have been no breach thereunder by any Party thereto other than Tekelec (it being understood that if any such agreement is no longer in full force and effect as a result of a breach thereunder by Tekelec, such agreement shall be deemed to be in full force and effect for purposes of this condition), and no signatory to any such Release shall have initiated, or threatened to initiate, any action against Tekelec, Santera or any of their respective Affiliates challenging the enforceability of any such Release.

                           (b)      The Recapitalization shall have occurred,
the transactions contemplated by the Note and Preferred Stock Purchase Agreement shall have been consummated in accordance with the terms thereof, certain of the Legacy Santera Stockholders shall have contributed an aggregate of Twelve Million ($12,000,000) in cash to Santera in accordance with the terms of the Note and Preferred Stock Purchase Agreement, all of the convertible promissory notes issued pursuant to the Note and Preferred Stock Purchase Agreement shall have been converted into shares of Series D Preferred Stock of Santera in accordance with the terms of such notes and those stockholders of Santera who have purchased convertible promissory notes or Series D Preferred Stock from Santera pursuant to the Note and Preferred Stock Purchase Agreement and each of the Legacy Santera Stockholders who own less than 175,000 shares of preferred stock of Santera shall have exercised their respective rights to exchange all of the shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock and/or Series C-1 Preferred Stock of Santera then owned by such stockholders for shares of Series A-2 Preferred Stock, Series B-2 Preferred Stock and/or Series C-2 Preferred Stock, respectively, pursuant to the Note and Preferred Stock Purchase Agreement and the Exchange Agreement, all in a manner reasonably satisfactory to Tekelec in all respects.

                  9.6      Deliveries.

                           (a)      Santera shall have made and tendered, or
caused to be made and tendered, delivery of all of the items required by Section 2.7(b) and such other customary documents, instruments or certificates as shall be reasonably requested by Tekelec and as shall be consistent with the terms of this Agreement.

                           (b)      Each Legacy Santera Stockholder shall have
made and tendered, or caused to be made and tendered, the certificates required by Section 2.7(c)(i) and such other customary documents, instruments or certificates as shall be reasonably requested by Tekelec and as shall be consistent with the terms of this Agreement.

                  9.7 No Pending Lawsuits. No Action seeking to challenge, enjoin, prevent, obtain damages as a result of or otherwise frustrate the purpose of this Agreement, any of the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby (including without limitation the Recapitalization and the other transactions contemplated by the Note and Preferred Stock Purchase Agreement and Exchange Agreement) shall be pending, if there is a reasonable likelihood that such Action would result in a Material Adverse Effect on Santera (which term, for purposes of this Section 9.7, shall be read by ignoring and not giving effect to subsection (vii) thereof).

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

                  9.8 Certain Tax Effects. Tekelec is reasonably satisfied that the contribution by Tekelec and Tekelec Sub of the PTBU and $28,000,000 cash to Merger Sub in exchange for an aggregate of one hundred (100) shares of common stock of Merger Sub and the conversion of Merger Sub capital stock into Series A Preferred Stock, Series B Preferred Stock and Common Stock of the Surviving Corporation pursuant to Section 2.3(c), when consummated in accordance with the terms hereof, will constitute a tax-free exchange pursuant to section 351 of the Code. This condition shall not have any effect unless the failure of Tekelec to be reasonably satisfied is a result of a change in those facts, circumstances or events of which Tekelec was aware on the date hereof (it being understood that for this purpose Tekelec shall not be deemed to have been aware of any facts, circumstances or events that do not exist as of the date hereof or that are not expressly set forth in this Agreement, the Ancillary Agreements or the schedules hereto or thereto, and that Tekelec may rely on the accuracy of the representations of Santera and the Legacy Santera Stockholders herein).

                                    ARTICLE X
               CONDITIONS TO THE OBLIGATIONS OF THE LEGACY SANTERA
                            STOCKHOLDERS AND SANTERA

         The obligations of Santera at Closing shall be subject to the satisfaction at Closing of each of the following conditions, subject to the right of Santera to waive any one or more of such conditions, and the obligations of the Legacy Santera Stockholders at Closing shall be subject to the satisfaction at Closing of each of the following conditions, subject to the right of the Representative to waive any one or more of such conditions on behalf of the Legacy Santera Stockholders:

                  10.1 Performance of Obligations; Representations and Warranties. Each of Tekelec and Merger Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; each of the representations and warranties of each of Tekelec and Merger Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Santera shall have received certificates, dated the Closing Date, from each of Tekelec and Merger Sub, signed on behalf of each of Tekelec and Merger Sub by a duly authorized officer of Tekelec and Merger Sub, to such effect.

                  10.2 Material Adverse Change. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Business, and Santera and the Legacy Santera Stockholders shall have received a certificate dated the Closing Date, signed on behalf of Tekelec by a duly authorized officer of Tekelec that, to the Knowledge of such officer, there has been no Material Adverse Change with respect to the Business.

                  10.3 Necessary Consents and Notices. Tekelec shall have received consents to, and/or provided notices of, in form and substance reasonably satisfactory to Santera, the transactions contemplated hereby from or to the other parties to all Assumed Contracts which are specified on Schedule
10.3 or are otherwise necessary to prevent a Material Adverse Change.

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

                  10.4 Deliveries. Tekelec shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section 2.7(a) and such other customary documents, instruments or certificates as shall be reasonably requested by Santera and as shall be consistent with the terms of this Agreement.

                  10.5 Effectiveness of Certain Documents. The Stockholders' Agreement and the Escrow Agreement shall continue to be in full force and effect and there shall have been no breach thereunder by Tekelec or its wholly owned subsidiaries (it being understood that if any such agreement is no longer in full force and effect as a result of a breach thereunder by any party thereto other than Tekelec or its wholly owned subsidiaries, such agreement shall be deemed to be in full force and effect for purposes of this condition).

                                   ARTICLE XI
                             INDEMNIFICATION; ESCROW

                  11.1 Indemnification by Tekelec. Subject to the limitations set forth in this Article XI, Tekelec shall hold Santera and, following the Closing hereunder, the Surviving Corporation and the directors, officers, successors, assigns, and agents of each of them in their capacities as such (excluding in any event Tekelec, the "Santera Indemnified Persons"), harmless and indemnify each of them from and against, any and all claims, losses, damages, liabilities, expenses or costs ("Losses"), including to the extent not otherwise included in Losses, reasonable attorneys' fees and expenses incurred in connection with Losses and/or the enforcement of this Agreement (in all, "Indemnified Losses"), incurred by any of them to the extent resulting from or arising out of:

                           (a)      the breach of any agreement, covenant,
representation, warranty, or other obligation of Tekelec under this Agreement (with, in the case of any such representation or warranty, the existence of any such breach determined by ignoring and not giving any effect whatsoever to the scheduling of any exceptions thereto to the extent that such scheduled exception cross-references or otherwise schedules as an exception any of the items set forth on Schedule 3.8);

                           (b)      any liability for (A) Taxes attributable to
Tekelec, the Business or the Contributed Assets for any taxable periods or partial periods through the Closing Date, including any liability, if any, for Taxes of others (for example, as a successor or transferee, or by application of Treas. Reg. 1.1502-6 or comparable state law provisions), except to the extent the same are specifically described on Schedule 1.1B; (B) Taxes resulting from a breach by Tekelec of any of the covenants set forth in Section 7.2 of this Agreement; or (C) Taxes for any tax period resulting from a breach of any of the representations or warranties contained in Section 3.5 (with the existence of any such breach determined by ignoring and not giving any effect whatsoever to the presence of any "Knowledge" or "Material Adverse Effect" qualifications contained therein or the scheduling of any exceptions thereto), including any Losses sustained in a tax period of Tekelec ending after the Closing Date arising out of the settlement or other resolution of a proposed tax adjustment that related to a tax period ending on or before the Closing Date; and

                           (c)      any liability, claim or obligation of
Tekelec other than the Assumed Liabilities, including, without limitation, any liability, claim or obligation for, or arising out of, the Excluded Liabilities.

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

                  11.2 Indemnification by the Surviving Corporation. Subject to the limitations set forth in this Article XI, Santera and, following the Closing hereunder, the Surviving Corporation shall hold Tekelec, Tekelec Sub, Merger Sub and the directors, officers, successors, assigns, and agents of each of them in their capacities as such (excluding in any event Santera, the Surviving Corporation and any stockholders of Santera or the Surviving Corporation other than Tekelec or Tekelec Sub, the "Tekelec Indemnified Persons") harmless and indemnify each of them from and against any and all Indemnified Losses incurred by any of them, to the extent resulting from or arising out of:

                           (a)      the breach of any agreement, covenant,
representation, warranty, or other obligation of Santera or the Surviving Corporation under this Agreement (with the existence of any such breach determined (i) in the case of any such representation or warranty, the existence of any such breach determined by ignoring and not giving any effect whatsoever to the scheduling of any exceptions thereto to the extent that such scheduled exception cross-references or otherwise schedules as an exception any of the items on Schedule 4.16(c)(vii) or 4.16(c)(viii)) and (ii) in the case of the representations set forth in Sections 4.16(e) and 4.16(g), by ignoring and not giving any effect whatsoever to the presence of any "Knowledge" qualification contained therein and otherwise without reference to Santera's Knowledge, except that Indemnified Losses arising solely as a result of a breach after the Effective Time by Santera or the Surviving Corporation of an agreement, covenant or other obligation of Santera or the Surviving Corporation under this Agreement shall not be covered by this indemnity, unless such breach is caused in whole or in part by actions or inactions on the part of the Legacy Santera Stockholders or the Representative or unless such breach is of the obligations of Santera or the Surviving Corporation under this Article XI;

                           (b)      any liability for (A) Taxes attributable to
Santera for any taxable periods or partial periods through the Closing Date, including any liability, if any, for Taxes of others (for example, as a successor or transferee, or by application of Treas. Reg. 1.1502-6 or comparable state law provisions), except to the extent the same are described on Schedule 11.2; (B) Taxes resulting from a breach by Santera of any of the covenants set forth in Section 7.2 of this Agreement; or (C) Taxes for any tax period resulting from a breach of any of the representations or warranties contained in
Section 4.6 (with the existence of any such breach determined by ignoring and not giving any effect whatsoever to the presence of any "Knowledge" or "Material Adverse Effect" qualifications contained therein or the scheduling of any exceptions thereto), including any Losses sustained in a tax period of Santera or the Surviving Corporation ending after the Closing Date arising out of the settlement or other resolution of a proposed tax adjustment that related to a tax period ending on or before the Closing Date;

                           (c)      any Liability of Santera or the Surviving
Corporation, whether known or unknown, contingent or otherwise, that relates to or arises out of or with respect to facts, circumstances or events that occur at or as a result of the Closing (excluding Liabilities of the Business) or occurred at any time prior to the Closing hereunder, other than (i) the obligations of Santera or the Surviving Corporation under those Contracts of Santera listed on Schedule 11.2 (other than any liability, claim or obligation for breach thereof prior to Closing) or those other Contracts of Santera entered into by Santera in the Ordinary Course after the date hereof and before the Closing (other than any liability, claim or obligation for breach thereof prior to Closing) or (ii) those liabilities of Santera specifically described on
Schedule 11.2 that exist on the date hereof (to the extent the same exist on the Closing Date) and those liabilities of Santera that arise between the date of
Schedule 11.2 and the Closing Date in the Ordinary Course (and which are not, except as

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specifically set forth on Schedule 11.2 (Special), materially greater than the historical amounts incurred for such types of expenses as shown on Schedule 11.2) and are of the same type as those otherwise described on Schedule 11.2. Without limiting the generality of the foregoing, Schedule 11.2 shall not include, and the foregoing indemnity shall cover among other things, the following, to the extent the same relate to or arise out of facts, circumstances or events that occur at or as a result of the Closing or occurred at any time prior to the Closing hereunder:

                                    (A)      any liability or obligation of
         Santera or the Surviving Corporation to the stockholders of Santera which were stockholders prior to the Merger or any claim by such stockholders against Santera or the Surviving Corporation (other than for liabilities or obligations of Santera or the Surviving Corporation which are specifically contemplated as being incurred or performed by the Surviving Corporation after the Closing Date (i) by the terms of this Agreement or any of the Ancillary Agreements or by the terms of the Second Amended and Restated Certificate of Incorporation or Bylaws or (ii) pursuant to the terms of any agreements set forth in Schedule
         11.2 with the following entities: Howin Technologies Co., Ltd., Comdisco, Inc., Comerica Bank - California or any of the warrantholders listed on Schedule 4.27 to the extent such warrantholders become stockholders of Santera or the Surviving Corporation prior to the Closing hereunder by exercise of their respective warrants, it being understood however, that liabilities and obligations that result from or arise out of any breaches of or defaults under any such agreements set forth on Schedule 11.2 that occur prior to the Closing (including any such liabilities or obligations that arise after the Closing as a result of the continuation of any such pre-Closing breach or default) shall be so covered by this indemnity),

                                    (B)      any liability or obligation of
         Santera or the Surviving Corporation to its directors, officers, employees or agents or any claim by such directors, officers, employees or agents (i) with respect to indemnification or contribution or (ii) pursuant to any employment agreement, severance agreement or similar arrangement between Santera and any of the employees listed on Exhibit E or any former employees, including for any transaction bonuses or salary continuation payments, but excluding any such claim, liability or obligation that (x) relates to normal salary or benefits for services actually performed by such employees prior to the Closing Date in the Ordinary Course or (y) arises out of the Employment Agreements,

                                    (C)      any claim, liability or obligation
         related to violations of Law, including violations or alleged violations of Federal and state securities laws, or violations or alleged violations of Environmental Law (whether as a result of the handling, storage or disposal of hazardous materials or otherwise), or

                                    (D)      except to the extent paid by
         insurance policies, any liability for product liability, product defects or as a result of the provision of any services (professional or otherwise) provided by Santera to any other Person; and

                           (d)      any Action or threatened Action described in
Section 6.2(d) or Section 9.7 (ignoring the Material Adverse Effect qualification contained therein; it being understood that any such Action shall be the subject of indemnification regardless of whether there is a reasonable likelihood that such Action would result in a Material Adverse Effect on Santera), including, without limitation, the liabilities, damages, costs and expenses incurred by Santera or

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Tekelec (including attorney's fees) in connection with the defense, settlement or other resolution thereof; and

                           (e)      the Recapitalization, the consummation of
the transactions pursuant to and contemplated by the Note and Preferred Stock Purchase Agreement and the Exchange Agreement or the consideration, or lack thereof, provided in the Merger to the holders of Santera's Common Stock, the holders of other shares of capital stock of Santera existing immediately prior to the Effective Time or the holders of options or warrants to acquire any of the foregoing, including liability in connection with appraisal or dissenters rights or claims made by stockholders, optionholders or warrantholders of Santera existing prior to such Merger or as a result of such Merger excluding any liability for Taxes except as provided for under Section 11.2(b).

                  11.3     Notice of Claim.

                           (a)      In the event that Santera or the Surviving
Corporation or the Representative (on behalf of Santera or the Surviving Corporation) desires to seek indemnification hereunder, the Representative shall give reasonably prompt written notice to Tekelec specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. If Tekelec disputes such claim of indemnification, it shall notify the Representative within thirty (30) days after receipt of the Notice of Claim, whereupon Tekelec and the Representative shall meet and attempt in good faith to resolve their differences with respect to such claim of indemnification. If the dispute has not been resolved within thirty (30) days after such Parties first meet to attempt such resolution, any Party may initiate litigation in accordance with this Agreement. If Tekelec does not dispute the claim of indemnification, Tekelec shall pay the amount of any such claim to Santera or the Representative (on behalf of Santera) not more than thirty (30) days after the Representative provides notice to Tekelec of such amount, and if Tekelec pays such amounts directly to the Representative, then the Representative shall promptly pay such amounts to Santera.

                           (b)      In the event that Tekelec seeks
indemnification hereunder on behalf of a Tekelec Indemnified Person, Tekelec shall give reasonably prompt written notice to Santera, the Representative and the Escrow Agent specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. If the Representative disputes such claim of indemnification, the Representative shall notify Tekelec thereof within thirty (30) days after receipt of the Notice of Claim, whereupon Tekelec and the Representative shall meet and attempt in good faith to resolve their differences with respect to such claim of indemnification. If the dispute has not been resolved within thirty (30) days after such Parties first meet to attempt such resolution, any Party may initiate litigation in accordance with this Agreement. If the Representative does not dispute Tekelec's claim of indemnification, the Escrow Agent shall, to the extent requested by Tekelec, transfer shares of Series A Preferred Stock to the Surviving Corporation (valued for all purposes at $1,000 per share, as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassification or other similar event with respect to the shares of Series A Preferred Stock) or, to the extent no shares of Series A Preferred Stock remain in escrow, other property held in escrow under the Escrow Agreement to the Surviving Corporation in an amount equal to the amount of such claim, all within not more than thirty (30) days after Tekelec provides notice to the Representative of such amount and in accordance with the terms of the Escrow Agreement. If the Escrow Agreement has been terminated at such time or there were not a sufficient number of shares of Series A Preferred Stock or other property remaining in the escrow established thereby to fully satisfy any such claim, the Representative shall

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promptly provide written notice to the Surviving Corporation directing the
Surviving Corporation to pay the unsatisfied portion of any such claim (after applying any remaining shares of Series A Preferred Stock and such other property remaining in the escrow) to the appropriate Tekelec Indemnified Person(s) as soon as possible thereafter. Subject to the rights of Tekelec and the Surviving Corporation under Section 11.7 or any comparable provision of any Ancillary Document, Tekelec agrees that for so long as shares of Series A Preferred Stock or other property are held in escrow under the Escrow Agreement to satisfy indemnity claims of Tekelec, (1) Tekelec shall first seek to satisfy all of its claims for indemnification hereunder (on behalf of itself and all Tekelec Indemnified Persons) by making a claim pursuant to and in accordance with the terms of the Escrow Agreement, (2) Tekelec will not seek payment for any claim from the Surviving Corporation as long as shares of Series A Preferred Stock or other property securing the Surviving Corporation's indemnity obligations are held in escrow under the Escrow Agreement and (3) the surrender of shares of Series A Preferred Stock or other property held under the Escrow Agreement to the Surviving Corporation as provided in this Section 11.3 will satisfy any such indemnity claim of any Tekelec Indemnified Person to the same degree as the claim would have been satisfied by payment of cash (with such shares valued at $1,000 per share for this purpose, as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassification or other similar event with respect to the shares of Series A Preferred Stock).

                  11.4     Right to Contest Claims of Third Persons.

                           (a)      If a Tekelec Indemnified Person is entitled
to indemnification hereunder because of a claim asserted by any claimant (other than an indemnified person hereunder) ("Third Person") at a time when shares of Series A Preferred Stock or other property are held in escrow under the Escrow Agreement to satisfy such claim, Tekelec shall give the Representative reasonably prompt notice thereof after such assertion is actually known to Tekelec; provided, however, that the right of a person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, the Santera Indemnifying Persons are actually damaged thereby. If a reasonably sufficient number of shares of Series A Preferred Stock or other property are held in escrow under the Escrow Agreement to satisfy such claim the Representative, on behalf of Santera and/or the Surviving Corporation and/or the person or persons beneficially owning shares of Series A Preferred Stock held in escrow under the Escrow Agreement (in all, the "Santera Indemnifying Persons") shall have the right, upon written notice to Tekelec, and using counsel reasonably satisfactory to Tekelec, to investigate, secure, contest, or settle the claim alleged by such Third Person (a "Third Person Claim"), provided that the Representative, on behalf of the Santera Indemnifying Persons, has unconditionally acknowledged to Tekelec in writing (i) the obligation of the Surviving Corporation to indemnify the persons to be indemnified hereunder with respect to such Third Person Claim, (ii) that the shares of Series A Preferred Stock held pursuant to the Escrow Agreement for satisfaction of indemnity claims are in fact available to satisfy such indemnity obligation and (iii) the availability of the setoff rights of Tekelec and Santera and/or the Surviving Corporation contained in Section 11.7 or any comparable provision of any Ancillary Document to satisfy such indemnity claims; Tekelec may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Santera Indemnifying Persons (which obligation shall be satisfied by setoff contemplated by Section 11.7 or any comparable provision of any Ancillary Document or by surrender of shares of Series A Preferred Stock or, to the extent that no Shares of Series A Preferred Stock remain in

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escrow, other property held in escrow under the Escrow Agreement as provided in
Section 11.3(b)). Unless and until the Representative, on behalf of the Santera Indemnifying Persons, so acknowledges the obligations of Santera and/or the Surviving Corporation to indemnify and otherwise makes the acknowledgements described above, Tekelec shall have the right, at its option, to assume and control defense of the matter and to look to the Santera Indemnifying Persons for the full amount of the reasonable costs of defense (which obligation shall be satisfied as provided in the parenthetical at the end of the preceding sentence). The failure of the Representative to respond in writing to the aforesaid notice of Tekelec with respect to such Third Person Claim within twenty (20) days after receipt thereof and to deliver the unconditional acknowledgement referenced above shall be deemed an election not to defend the same; provided, however, that at any time during the defense of such claim, the Representative may assume and control the defense of such matter if the Representative, on behalf of the Santera Indemnifying Persons, acknowledges the obligation of Santera and/or the Surviving Corporation to indemnify the Tekelec Indemnified Persons with respect to such Third Person Claim and otherwise makes the acknowledgements described above. If the Representative does not so acknowledge the obligation of Santera and/or the Surviving Corporation to indemnify and otherwise make such other acknowledgements and have the Representative assume the defense of any such Third Person Claim, (a) Tekelec may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, except that Tekelec agrees that it shall not settle such claim without the consent of the Representative thereto, which consent shall not be unreasonably withheld, and (b) the Representative may participate in (but not control) the defense of such action, with their own counsel at its own expense. If the Representative (on behalf of the Santera Indemnifying Persons or otherwise) thereafter seeks to question the manner in which Tekelec defended such Third Person Claim, the Representative shall have the burden to prove by clear and convincing evidence that conduct of Tekelec in the defense of such Third Person Claim constituted negligence or willful misconduct. The Parties shall promptly make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

                           (b)      If a Santera Indemnified Person is entitled
to indemnification hereunder because of a claim asserted against any such Santera Indemnified Person by a Third Person at a time when shares of Series A Preferred Stock or other property remain in escrow under the Escrow Agreement, the Representative shall or, if no shares of Series A Preferred Stock or other property remain in escrow, Santera shall give Tekelec reasonably prompt notice thereof after such assertion is actually known to the Representative or Santera; provided, however, that the right of a person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, Tekelec is actually damaged thereby. Tekelec shall have the right, upon written notice to the Representative, and using counsel reasonably satisfactory to the Representative, to investigate, secure, contest, or settle the Third Person Claim, provided that Tekelec has unconditionally acknowledged to the Representative in writing the obligation of Tekelec to indemnify the persons to be indemnified hereunder with respect to such Third Person Claim; the Representative may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of Tekelec. Unless and until Tekelec so acknowledges its obligation to indemnify, the Representative shall have the right, at its option, to assume and control defense of the matter and to look to Tekelec for the full amount of the reasonable costs of defense. The failure of Tekelec to respond in writing to the aforesaid notice of the Representative with respect to such Third Person Claim within twenty (20) days after receipt thereof and to deliver the

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

unconditional acknowledgement referenced above shall be deemed an election not to defend the same; provided, however, that at any time during the defense of such claim, Tekelec may assume and control the defense of such matter if Tekelec acknowledges its obligation to indemnify the persons to be indemnified hereunder with respect to such Third Person Claim. If Tekelec does not so acknowledge the obligation of Tekelec to so indemnify and assume the defense of any such Third Person Claim, (a) the Representative may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, except that the Representative agrees that it shall not settle such claim without the consent of Tekelec thereto, which consent shall not be unreasonably withheld, and (b) Tekelec may participate in (but not control) the defense of such action, with its own counsel at its own expense. If Tekelec thereafter seeks to question the manner in which the Representative defended such Third Person Claim, Tekelec shall have the burden to prove by clear and convincing evidence that conduct of the Representative in the defense of such Third Person Claim constituted negligence or willful misconduct. The Parties shall promptly make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

                  11.5 Survival of Representations, Warranties and Covenants. The indemnification provided for in this Article XI and the representations, warranties and covenants to which an indemnification obligation under this Article XI may apply, shall survive until the earliest of (A) 11:59 p.m. on the date which is the three (3) year anniversary of the Closing Date,
(B) the closing of a transaction pursuant to which Tekelec acquires all of the Series A Preferred Stock not owned by Tekelec, its wholly owned subsidiaries or the Tekelec Designees (as defined in the Stockholders' Agreement), other than any Disputed Shares (as defined in the Stockholders' Agreement), as a result of the exercise of the call right or the put right contained in Article III of the Stockholders' Agreement and (C) the closing of a transaction pursuant to which the Surviving Corporation redeems all of the Series A Preferred Stock not owned by Tekelec, its wholly owned subsidiaries or the Tekelec Designees, other than any Disputed Shares, pursuant to Article Fourth, Section C(1)(ii) of the Second Amended and Restated Certificate of Incorporation, unless a claim with respect thereto shall have been made pursuant to Section 11.3 (Notice of Claim) or
Section 11.4 (Right to Contest Claims of Third Persons) prior to such date against the Party or Parties responsible for indemnification hereunder, in which case such indemnification (to the extent asserted in such claim) shall survive until such claim is resolved in accordance with the terms hereof except that:
(i) the representations and warranties, and the indemnification obligations with respect thereto, under Sections 3.1(c) and (d) (section entitled Corporate Existence and Power; Consents, Etc.), 3.2 (section entitled Valid and Enforceable Agreement; Authorization), the first sentence of 3.9 (section entitled Assets), 3.14(b) (subsection of section entitled Intellectual Property), 4.1(c), (d) and (e) (section entitled Corporate Existence and Power),
4.2 (section entitled Valid and Enforceable Agreement; Authorization); the first sentence of 4.10 (section entitled Assets) and 4.16(b) (subsection of section entitled Intellectual Property) and the indemnification obligations contained in
Section 11.2(c) shall survive until the earlier of (a) the date which is one (1) year after the date on which Tekelec acquires all of the Series A Preferred Stock as a result of the consummation of a transaction pursuant to the exercise of the call right or the put right contained in Article III of the Stockholders' Agreement, (b) the date which is one (1) year after the date on which the Surviving Corporation redeems all of the Series A Preferred Stock pursuant to Article Fourth, Section C(1)(ii) of the Second Amended and Restated Certificate of Incorporation or (c) if such Series A Preferred Stock is not acquired pursuant to the exercise of the call right or the put right contained in Article III of the Stockholders' Agreement or redeemed pursuant to Article Fourth, Section C(1)(ii) of the Second Amended and Restated Certificate of Incorporation, then on February 28, 2009; and (ii) the representations and

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warranties, and the indemnification obligations with respect thereto, under
Sections 3.5 (section entitled Taxes), 3.18 (section entitled Employee Benefit Matters), 4.6 (section entitled Taxes) and 4.21 (section entitled Employee Benefit Matters), and the indemnity obligations of the parties hereto related to fraudulent misrepresentations and warranties and willful breaches of covenants or agreements hereunder shall survive until the expiration of the applicable statutes of limitation, including any suspensions, tollings or extensions thereof. The certificates delivered pursuant to Sections 9.1, 9.2, 10.1 and 10.2 shall be deemed to be additional representations and warranties, and shall expire in the same manner as the respective underlying representations and warranties in Article III, Article IV and Article V expire and shall otherwise be subject to the same terms, conditions and limitations (if any) as the respective underlying representations and warranties in Article III, Article IV and Article V are subject under this Agreement. All representations and warranties hereunder shall be deemed to be material and relied upon by the parties with or to whom the same were made, notwithstanding any investigation or inspection made by or on behalf of such party or parties.

                  11.6     Limitations on Indemnity.

                           (a)      The Santera Indemnified Persons shall not be
entitled to indemnification for Indemnified Losses under Section 11.1 unless and until the aggregate amount of Indemnified Losses exceeds Five Hundred Thousand Dollars ($500,000), and then only to the extent of the Indemnified Losses in excess of such $500,000 threshold; provided, however, that the foregoing $500,000 threshold shall not apply in any manner whatsoever to any instances of fraud or willful breach of any agreement, covenant, representation, warranty or other obligation of Tekelec made or incurred under or pursuant to this Agreement.

                           (b)      The Tekelec Indemnified Persons shall not be
entitled to indemnification for Indemnified Losses under Section 11.2 unless the aggregate amount of Indemnified Losses exceeds Five Hundred Thousand Dollars ($500,000), and then only to the extent of the Indemnified Losses in excess of such $500,000 threshold; provided, however, that the foregoing $500,000 threshold shall not apply in any manner whatsoever to any instances or fraud or willful breach of any agreement, covenant, representation, warranty or other obligation of Santera or the Surviving Corporation made or incurred under or pursuant to this Agreement.

                           (c)      The Santera Indemnified Persons shall not be
entitled to indemnification for Indemnified Losses under Section 11.1 to the extent such Indemnified Losses, together with all other Indemnified Losses recovered by Santera Indemnified Persons under Section 11.1, exceed $38,000,000, except that such cap shall not apply in any manner whatsoever to any instances of fraud or willful breach of any agreement, covenant, representation, warranty or other obligation of Tekelec made or incurred under or pursuant to this Agreement.

                           (d)      The Tekelec Indemnified Persons shall not be
entitled to indemnification for Indemnified Losses under Section 11.2 to the extent such Indemnified Losses, together with all other Indemnified Losses recovered by Tekelec Indemnified Persons under Section 11.2, exceed $50,000,000, except that such cap shall not apply in any manner whatsoever to any instances of fraud or willful breach of any agreement, covenant, representation, warranty or other obligation of Santera or the Surviving Corporation made or incurred under or pursuant to this Agreement.

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                  11.7     Setoff. Tekelec shall be entitled to setoff, and/or
at any time following the Closing, cause the Surviving Corporation to setoff,
(i) any amount that Tekelec claims Santera or the Surviving Corporation owes it under this Article XI, including any amounts owed pursuant to that letter agreement dated April 30, 2003, against (x) any amounts owed by Tekelec to Santera or the Surviving Corporation (other than amounts owed by Tekelec to Santera as indemnification payments pursuant to this Article XI or upon exercise of the Tekelec Option (as defined in the Stockholders' Agreement) pursuant to the Stockholders' Agreement) or to any of the Legacy Santera Stockholders under this Agreement or the Stockholders' Agreement or (y) after the Closing, any amounts owed by the Surviving Corporation to the Legacy Santera Stockholders upon redemption of shares of Series A Preferred Stock under the Second Amended and Restated Certificate of Incorporation and/or (ii) any amount Tekelec claims any Legacy Santera Stockholder owes it, Santera or the Surviving Corporation under this Agreement against (x) any amounts owed by Tekelec to Santera or the Surviving Corporation (other than amounts owed by Tekelec to Santera as indemnification payments pursuant to this Article XI or upon exercise of the Tekelec Option (as defined in the Stockholders' Agreement) pursuant to the Stockholders' Agreement) or to any such Legacy Santera Stockholder under this Agreement or the Stockholders' Agreement or (y) after the Closing, any amounts owed by Santera to any such Legacy Santera Stockholder upon redemption of shares of Series A Preferred Stock under the Second Amended and Restated Certificate of Incorporation; provided, in any such case, that Tekelec informs the Representative in writing of such proposed setoff in advance of such setoff and describes the grounds upon which Tekelec claims the right to make such setoff (or cause Santera to make such setoff) and provides the Representative a reasonable opportunity to contest such setoff. If the Representative disputes such setoff, it shall notify Tekelec thereof within thirty (30) days after receipt of the notice of setoff, whereupon Tekelec and the Representative shall meet and attempt in good faith to resolve their differences with respect to such claimed right of setoff. If the dispute has not been resolved within thirty (30) days after such Parties first meet to attempt such resolution, any Party may initiate litigation in accordance with this Agreement. This Section 11.7 does not create any independent obligation of a Party to Tekelec, nor shall this
Section 11.7 circumvent the limitations set forth in Sections 11.5, 11.6, 11.8 and 11.9.

                  11.8 Exclusive Remedy. In the absence of fraud or willful breach, the indemnification provisions (including the setoff provision contained in Section 11.7) set forth in this Article XI shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty by Santera or the Surviving Corporation or Tekelec set forth in this Agreement; provided however, that such limitation shall not impair the rights of any of the Parties to seek non-monetary equitable relief, including, without limitation, specific performance or injunctive relief to redress any default or breach of this Agreement. In connection with the seeking of any non-monetary equitable relief, each of the Parties acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Notwithstanding anything to the contrary herein, at any time after the closing of (a) the acquisition by Tekelec of all of the Series A Preferred Stock not owned by Tekelec, its wholly owned subsidiaries or the Tekelec Designees, other than Disputed Shares, as a result of the consummation of a transaction pursuant to the exercise of the call right or the put right contained in Article III of the Stockholders' Agreement or (b) the redemption by Santera of all of the Series A Preferred Stock not owned by Tekelec, its wholly owned subsidiaries or the Tekelec Designees, other than Disputed Shares, pursuant to Article Fourth, Section C(1)(ii) of the Second Amended and Restated Certificate of Incorporation, Tekelec shall have no right to satisfy any indemnification claims it may have against Santera under this

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Agreement by recourse to the Legacy Santera Stockholders (other than with respect to any Disputed Shares, as such term is defined in the Stockholders Agreement).

                  11.9 Escrow. Subject to the rights of Tekelec and the Surviving Corporation under Section 11.7 or under any comparable provision of any Ancillary Agreements, Santera, the Surviving Corporation, Tekelec and each of the Legacy Santera Stockholders agree that for so long as shares of Series A Preferred Stock or other property are held in escrow under the Escrow Agreement to satisfy indemnity claims of Tekelec, Tekelec shall first seek to satisfy all of its claims for indemnification hereunder (on behalf of itself and all Tekelec Indemnified Persons) by making a claim pursuant to and in accordance with the terms of the Escrow Agreement and will not seek payment in cash for any claim for indemnification from the Surviving Corporation as long as shares of Series A Preferred Stock or other property securing Santera's and the Surviving Corporation's indemnity obligations are held under the Escrow Agreement. All of the Parties hereto acknowledge and agree that the escrow shall be available to satisfy, and, so long as property is held thereunder to secure Santera's and the Surviving Corporation's indemnity obligation, shall be the sole source (subject to the right of Tekelec and the Surviving Corporation pursuant to Section 11.7 or the comparable provision of any Ancillary Agreements) available to satisfy, the indemnification claims of the Tekelec Indemnified Persons under this Agreement. The Parties acknowledge and agree that in determining whether a Tekelec Indemnified Person has incurred Indemnified Losses with respect to any particular matter, and in calculating the amount of the Indemnified Losses that a Tekelec Indemnified Person is entitled to hereunder with respect to any such matter, all of the Indemnified Losses incurred by Santera and/or the Surviving Corporation (other than those Indemnified Losses with respect to which Santera and/or the Surviving Corporation is entitled to indemnification pursuant to
Section 11.1) with respect to such matter shall be deemed to have been incurred by the Tekelec Indemnified Persons for all purposes hereunder and under the Escrow Agreement. The Parties acknowledge that no Legacy Santera Stockholder shall, in the absence of actual fraud or willful breach on the part of such Legacy Santera Stockholder, have any personal liability with respect to any agreement, obligation, covenant, representation or warranty or indemnity obligation of Santera and/or the Surviving Corporation under this Agreement; the only recourse against any Legacy Santera Stockholder with respect to such matters being against shares of Series A Preferred Stock or other property held in escrow to secure the obligations of Santera and/or the Surviving Corporation under the Escrow Agreement or by exercise of the setoff rights contained in
Section 11.7 or contained in the Escrow Agreement or the Stockholders'
Agreement.

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

                  12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                           (a)      by mutual consent of the Parties hereto;

                           (b)      by any Party if there shall be any law or
regulation that makes consummation of the transaction contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Parties from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall become final and nonappealable;

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                           (c)      by either Santera, on the one hand, or
Tekelec, on the other hand, if the Closing shall not have occurred on or before July 1, 2003, or such other date, if any, as Santera and Tekelec shall agree upon; provided that no Party may terminate this Agreement pursuant to this clause (c) if such Party's failure to fulfill any of its obligations under this Agreement shall have directly or indirectly resulted in the failure of the Closing to occur on or before said date;

                           (d)      by Tekelec if (i) there shall have been a
breach in any material respect (individually or in the aggregate) of any representation or warranty on the part of Santera set forth in this Agreement, or (ii) except with respect to the covenants and agreements contained in Section 6.2(a), there shall have been a breach by Santera of any of its covenants or agreements hereunder materially adversely affecting (or materially delaying) the consummation of the transactions contemplated hereby, and Santera has not cured such breach within twenty (20) Business Days after notice by Tekelec thereof, provided that, with respect to clauses (i) and (ii) above, Tekelec has not materially breached any of its obligations hereunder and failed to timely cure such breach;

                           (e)      by Tekelec, at any time prior to 5:00 p.m.
Eastern Standard Time on the date which is two (2) days following the date hereof, if (i) Santera has not obtained the Stockholders' Consent by 4:00 p.m., Eastern Standard Time on the date hereof, (ii) there shall have been a breach by Santera or any of the Legacy Santera Stockholders of any of their respective covenants or agreements under Section 6.2(a) or (iii) any of the transactions contemplated as being consummated by 4:00 p.m., Eastern Standard Time, on the date hereof have not been so consummated; or

                           (f)      by Santera if (i) there shall have been a
breach in any material respect (individually or in the aggregate) of any representation or warranty on the part of Tekelec set forth in this Agreement, or (ii) there shall have been a breach by Tekelec of any of their respective covenants or agreements hereunder materially adversely affecting (or materially delaying) the consummation of the transactions contemplated hereby, and Tekelec has not cured such breach within twenty (20) Business Days after notice by Santera thereof, provided that, with respect to clauses (i) and (ii) above, Santera has not materially breached any of its obligations hereunder and failed to timely cure such breach.

                  12.2     Notice of Termination; Effect of Termination.

                           (a)      Any Party or Parties desiring to terminate
this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other Parties to this Agreement.

                           (b)      If this Agreement is terminated pursuant to
Section 12.1, all obligations of the Parties hereunder shall terminate (other than the obligations pursuant to Section 12.5), without liability of any Party to any other Party, except that nothing in this Section or elsewhere in this Agreement shall impair or restrict the rights of any party to any and all remedies at law or in equity in the event of a breach of or default under this Agreement prior to any such termination by any other Party.

                  12.3 Bulk Transfer Law. The Parties hereto each waive compliance by Tekelec with the provisions of any applicable State Uniform Commercial Code or other statutory provisions regulating bulk sales or transfers which may be applicable to the contribution of the Contributed Assets.

                  12.4 Notices. All notices, consents, approvals, requests and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one (1) day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Santera or the Surviving Corporation, to:

                  Santera Systems Inc
                  3601 East Plano Parkway, #100
                  Plano, Texas 75704
                  Attention: President
                  Facsimile No.: (972) 461-7512

         with copies to:

                  Munsch Hardt Kopf & Harr P.C.
                  1445 Ross Avenue, Suite 4000
                  Dallas, Texas 75202
                  Attention: A. Michael Hainsfurther
                  Facsimile No.: (214) 855-7584

         If to Tekelec, to:

                  Tekelec
                  26580 West Agoura Road
                  Calabasas, California 91302
                  Attention: President
                  Facsimile No.: (818) 880-0176

         with copies to:

                  Ronald W. Buckly
                  Tekelec
                  26850 West Agoura Road
                  Calabasas, California 91302
                  Facsimile: (818) 880-0176

         and

                  Bryan Cave LLP
                  One Metropolitan Square
                  211 North Broadway, Suite 3600
                  St. Louis, Missouri 63102
                  Attention: J. Mark Klamer and Katherine F. Ashton
                  Facsimile: (314) 259-2020

          If to the Legacy Santera Stockholders, to the Representative:

                  Austin Ventures VI, L.P.
                  2435 North Central Expressway, Suite 1600
                  Richardson, Texas 75080
                  Attention: Edward Olkkola
                  Facsimile No.: (972) 892-3701

         with a copy to:

                  Wilson Sonsini Goodrich & Rosati, Professional Corporation 8911 Capital of Texas Highway North
                  Westech 360, Suite 3350
                  Austin, Texas 78759
                  Attention: Paul R. Tobias
                  Facsimile: (512) 338-5499

                  12.5 Expenses. Each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, financial advisors and accountants except as otherwise provided herein and except that upon Closing, (i) the Surviving Corporation shall pay all investment banking, legal and accounting fees and expenses incurred by the Legacy Santera Stockholders with respect to periods prior to the Closing Date in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby and (ii) the Surviving Corporation shall assume all liability for investment banking, legal and accounting fees and expenses incurred by Tekelec, Tekelec Sub or Merger Sub with respect to periods prior to the Closing Date in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, in an amount not to exceed the total amount of such expenses paid by Santera or the Surviving Corporation (on behalf of Santera or the Surviving Corporation and/or their stockholders, other than Tekelec) prior to, in connection with or following the Closing hereunder. The Surviving Corporation's assumption of the amount of these expenses that are liabilities of Tekelec at the Closing shall be treated as an assumption of Tekelec's liabilities pursuant to Section 357(a) of the Code. The Surviving Corporation shall reimburse Tekelec for all costs and expenses associated with the reduction in force of 21 employees of the Business in March 2003.

                  12.6 Confidentiality Agreement. The provisions of the Non-Disclosure Agreement dated September 20, 2002, amended as of September 20, 2002 (the "Confidentiality Agreement"), shall remain in full force and effect notwithstanding the Closing and shall not be superseded by the terms of this Agreement.

                  12.7 Entire Agreement. This Agreement, together with the other documents and instruments executed in connection herewith, is an integrated document and contains the sole and entire agreement and understanding between the parties as to the matters contained herein, and except as expressly provided herein, fully supersedes and merges any and all prior and contemporaneous agreements, understandings, proposals, negotiations, arrangements and/or discussions, both written and oral, among the parties with respect to the subject matter hereof, including, following Closing, the Confidentiality Agreement. This Agreement, except as otherwise may be expressly provided herein, is not intended to confer upon any Person other than the parties hereto any rights, benefits or remedies hereunder, other than those Persons entitled to indemnification pursuant to Article XI.

                  12.8 Amendment. No modification or amendment of this Agreement or of any provision of this Agreement shall be valid or enforceable unless in writing duly executed by Tekelec, Santera and the Legacy Santera Stockholders which own a majority in interest of the capital stock of Santera owned by all Legacy Santera Stockholders, calculated on an as converted basis.

                  12.9 Waiver. At any time prior to the Closing, Tekelec, Santera and the Legacy Santera Stockholders which own a majority in interest of the capital stock of Santera owned by all Legacy Santera Stockholders, calculated on an as converted basis, may (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Except as otherwise specifically provided herein, any agreement on the part of Tekelec, Santera or the Legacy Santera Stockholders to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Tekelec, Santera or the Legacy Santera Stockholders which own a majority in interest of the capital stock of Santera owned by all Legacy Santera Stockholders, calculated on an as converted basis, as the case may be (it being agreed and understood that any agreement to any such extension or waiver signed by the Legacy Santera Stockholders which own a majority in interest of the capital stock of Santera owned by all Legacy Santera Stockholders, calculated on an as converted basis, shall constitute an agreement to such extension or waiver by all of the Legacy Santera Stockholders). No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by any Party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of that Party's right to demand exact compliance with the terms hereof. Any waiver shall not obligate that Party to agree to any further or subsequent waiver or affect the validity of the provision relating to any such waiver.

                  12.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties.

                  12.11 Severability. The invalidity or unenforceability of a particular provision of this Agreement or portion hereof shall not affect the other provisions or portions hereof, which shall remain fully valid and enforceable as if such invalid or unenforceable provision or portion was omitted. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible. If the Parties fail to so agree within ten (10) Business Days of such determination that any term or other provision is invalid, illegal or incapable of being enforced, such holding shall not affect the validity or enforceability of any other aspect hereof (or of such provision in another jurisdiction) and the Parties agree and hereby request that the court or arbitrator(s) make such valid modifications to (or replacement of, if necessary) the invalid provision as are necessary and reasonable to most closely approximate the Parties' intent as evidenced hereby as a whole.

                  12.12 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

                  12.13 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that (a) the conditions to Closing set forth in Article VIII, Article IV, Article IX and Article X have been satisfied or waived and one of the Parties refuses to consummate the transactions contemplated to this Agreement, or (b) a party violates one or more of the provisions of Article VI, and it is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent such violations of this Agreement and to enforce specifically the terms and provisions hereof. Such remedy shall be in addition to any other remedy to which any Party is entitled at law or in equity.

                  12.14 Governing Law. This Agreement and all rights and obligations of the parties shall be governed, construed and interpreted under and pursuant to the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

                  12.15 Interpretation; Negotiated Transaction. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section or Schedule, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule attached to this Agreement, respectively. References herein to "days", unless otherwise indicated, are to consecutive calendar days. The provisions of this Agreement were negotiated by the Parties hereto and said Agreement shall be deemed to have been drafted by all the Parties hereto, notwithstanding any presumptions at law to the contrary.

                  12.16 Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

                  12.17    Submission to Jurisdiction; Waivers.

                           (a)      Each of Santera, the Surviving Corporation,
each Legacy Santera Stockholder and the Representative (on behalf of the Legacy Santera Stockholders) irrevocably agrees that any legal action or proceeding with respect to this Agreement brought by it against Tekelec shall be brought and determined in any federal or state court in the district in which Los Angeles, California is located, and Tekelec irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court. Tekelec hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 12.17, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

                           (b)      Tekelec irrevocably agrees that any legal
action or proceeding with respect to this Agreement brought by it against Santera, the Surviving Corporation, any of the Legacy Santera Stockholder or the Representative (on behalf of the Legacy Santera Stockholders) shall be brought and determined in any federal or state court in the district in which Dallas, Texas is located, and each of Santera, the Surviving Corporation, each Legacy Santera Stockholder and the Representative (on behalf of the Legacy Santera Stockholders) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court. Each of Santera, the Surviving Corporation, each Legacy Santera Stockholder and the Representative (on behalf of the Legacy Santera Stockholders) hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 12.17, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

                           (c)      Each Party hereto waives all personal
service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail or confirmed telecopy directed to such Party at the address specified in Section 12.4; and service made by certified mail shall be complete seven days after the same shall have been posted

                  12.18    Tekelec Sub.

                           (a)      Certain Contribution Assets are currently
held by Tekelec Sub. Tekelec shall cause Tekelec Sub to contribute the Contributed Assets held by Tekelec Sub on the Closing Date to be contributed to Merger Sub, and shall otherwise be wholly liable for all representations, warranties and covenants relating to the Business contained in this Agreement. Tekelec Sub shall have no liability under this Agreement.

                           (b)      A portion of the common stock of Merger Sub
to be issued by Merger Sub to Tekelec hereunder will be allocated to Tekelec Sub in proportion to the fair market value of the Contributed Assets contributed by Tekelec Sub, as designated by Tekelec by written notice to Santera prior to the Closing.

                           (c)      Any reference to Tekelec hereunder shall be
deemed also to mean a reference to Tekelec Sub to the extent of the Contributed Assets held by Tekelec Sub, unless the context requires otherwise.

                  12.19 Limitation on Claims Against the Legacy Santera Stockholders. No person shall be entitled to recover from any Legacy Santera Stockholder an amount in excess of the amount of such Legacy Santera Stockholder's cash contribution set forth next to such Legacy Santera Stockholder's name on Schedule 2.4 under the column entitled "Cash Contribution to Santera" (such Legacy Santera Stockholder's cash contribution being a portion of $12,000,000) as a result of a breach by such Legacy Santera Stockholder of any representation or warranty of such Legacy

Santera Stockholder under this Agreement, except that such limitation shall not apply in any manner whatsoever to any instances of fraud or willful breach of any such representation or warranty.

           [The remainder of this page has been left intentionally.]

          IN WITNESS WHEREOF, the foregoing agreement has been executed and delivered as of the date first above written.

                              SANTERA SYSTEMS INC.

                              By:  /s/ David Heard
                                 _______________________________________________
                              Name:    David Heard
                                   _____________________________________________
                              Title:   President and CEO
                                    ____________________________________________

                              TEKELEC

                              By:  /s/ Frederick M. Lax
                                 _______________________________________________
                              Name:    Frederick M. Lax
                                   _____________________________________________
                              Title:   President and CEO
                                    ____________________________________________

                              By:  /s/ Paul J. Pucino
                                 _______________________________________________
                              Name:    Paul J. Pucino
                                   _____________________________________________
                              Title:   CFO
                                    ____________________________________________

                              LUKE ACQUISITION CORP.

                              By:  /s/ Ronald W. Buckly
                                 _______________________________________________
                              Name:    Ronald W. Buckly
                                   _____________________________________________
                              Title:   Vice President
                                    ____________________________________________

                              AUSTIN VENTURES VI, L.P., as Representative

                              By: AV Partners VI, L.P., its General Partner

                              By:   /s/ Edward E. Olkkola
                                  ______________________________________________
                                 Edward E. Olkkola, General Partner

                              AUSTIN VENTURES VI, L.P.

                              By: AV Partners VI, L.P., its General Partner

                              By:   /s/ Edward E. Olkkola
                                  ______________________________________________
                                 Edward E. Olkkola, General Partner

                              AUSTIN VENTURES VI AFFILIATES FUND,
                              L.P.

                              By: AV Partners VI, L.P., its General Partner

                              By:   /s/ Edward E. Olkkola
                                  ______________________________________________
                                 Edward E. Olkkola, General Partner

                          AGREEMENT AND PLAN OF MERGER
                                 Signature Page

                              AUSTIN VENTURES VIII, L.P.

                              By: AV Partners VIII, L.P., its General Partner

                              By:   /s/ Edward E. Olkkola
                                  ______________________________________________
                                 Edward E. Olkkola, General Partner

                              REDPOINT VENTURES II, L.P., by its General
                              Partner, Redpoint Ventures II, LLC

                              By:   /s/ R. Thomas Dyal
                                  ______________________________________________
                              R. Thomas Dyal, Managing Director

                              REDPOINT ASSOCIATES II, LLC, as nominee

                              By:   /s/ R. Thomas Dyal
                                  ______________________________________________
                                 R. Thomas Dyal, Managing Director

                              REDPOINT TECHNOLOGY PARTNERS Q-I,
                              L.P., by its General Partner, Redpoint Ventures I, LLC

                              By:   /s/ R. Thomas Dyal
                                  ______________________________________________
                              Name:     R. Thomas Dyal
                                    ____________________________________________
                              Title:    Managing Director
                                     ___________________________________________

                              REDPOINT TECHNOLOGY PARTNERS A-I,
                              L.P., by its General Partner, Redpoint Ventures I, LLC

                              By:   /s/ R. Thomas Dyal
                                  ______________________________________________
                              Name:     R. Thomas Dyal
                                    ____________________________________________
                              Title:    Managing Director
                                     ___________________________________________

                              MERITECH CAPITAL PARTNERS L.P.

                              By: Meritech Capital Associates L.L.C.
                                 its General Partner

                              By: Meritech Management Associates L.L.C.
                                 a managing member

                              By:   /s/ Mark Stevens
                                  ______________________________________________
                              Name: ____________________________________________
                              Title: ___________________________________________

                          AGREEMENT AND PLAN OF MERGER
                                 Signature Page

                              MERITECH CAPITAL AFFILIATES L.P.

                              By: Meritech Capital Associates L.L.C.
                                 its General Partner

                              By: Meritech Management Associates L.L.C.
                                 a managing member

                              By:  /s/ Mark Stevens
                                  ______________________________________________
                              Name: Mark Stevens
                                    ____________________________________________
                              Title: ___________________________________________

                              SEQUOIA CAPITAL FRANCHISE FUND, L.P.

                              By: SCFF Management, LLC
                              A Delaware Limited Liability Company
                              General Partner

                              By:  /s/ Mark Stevens
                                  ______________________________________________
                              Name: Mark Stevens
                                    ____________________________________________
                              Title: ___________________________________________

                              SEQUOIA CAPITAL FRANCHISE PARTNERS,
                              L.P.

                              By: SCFF Management, LLC
                              A Delaware Limited Liability Company
                              General Partner

                              By:  /s/ Mark Stevens
                                  ______________________________________________
                              Name: Mark Stevens
                                    ____________________________________________
                              Title: ___________________________________________

                              SEQUOIA CAPITAL VIII, L.P.

                              By: SC VIII Management, LLC
                              A California Limited Liability Company
                              General Partner

                              By:  /s/ Mark Stevens
                                  ______________________________________________
                              Name: Mark Stevens
                                    ____________________________________________
                              Title: ___________________________________________

                          AGREEMENT AND PLAN OF MERGER
                                 Signature Page

                              SEQUOIA INTERNATIONAL TECHNOLOGY
                              PARTNERS VIII, L.P.

                              By: SC VIII Management, LLC
                              A California Limited Liability Company
                              General Partner

                              By:  /s/ Mark Stevens
                                  ______________________________________________
                              Name: Mark Stevens
                                    ____________________________________________
                              Title: ___________________________________________

                              SEQUOIA INTERNATIONAL TECHNOLOGY
                              PARTNERS VIII (Q), L.P.

                              By: SC VIII Management, LLC
                              A California Limited Liability Company
                              General Partner

                              By:  /s/ Mark Stevens
                                  ______________________________________________
                              Name: Mark Stevens
                                    ____________________________________________
                              Title: ___________________________________________

                              SEQUOIA 1997

                              By:  /s/ Mark Stevens
                                  ______________________________________________
                              Name: Mark Stevens
                                    ____________________________________________
                              Title: ___________________________________________

                              CMS PARTNERS LLC

                              By:  /s/ Mark Stevens
                                  ______________________________________________
                              Name: Mark Stevens
                                    ____________________________________________
                              Title: ___________________________________________

                              INSTITUTIONAL VENTURE PARTNERS VIII,
                              L.P., by its General Partner, Institutional
                              Venture Management VIII, LLC

                              By:  /s/ R. Thomas Dyal
                                  ______________________________________________
                                   R. Thomas Dyal, Managing Director

                              IVM INVESTMENT FUND VIII, LLC, by its
                              Manager, Institutional Venture Management VIII,
                              LLC

                              By:  /s/ R. Thomas Dyal
                                  ______________________________________________
                                   R. Thomas Dyal, Managing Director

                          AGREEMENT AND PLAN OF MERGER
                                 Signature Page

                              BROADBAND FUND, L.P., by its General Partner, BBF Management, LLC, by its Manager, Institutional Venture Management VIII, LLC

                              By:  /s/ R. Thomas Dyal
                                  ______________________________________________
                                       R. Thomas Dyal, Managing Director

                          AGREEMENT AND PLAN OF MERGER
                                 Signature Page

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A                  Form of Assignment and Assumption Agreement
Exhibit B                  Form of Bill of Sale
Exhibit C                  Form of Certificate of Amendment
Exhibit D                  Form of Certificate of Merger
Exhibit E                  Persons Executing Employment Agreements
Exhibit F                  Escrow Agreement
Exhibit G                  Exchange Agreement
Exhibit H                  Form of License Agreement
Exhibit I                  Note and Preferred Stock Purchase Agreement
Exhibit J                  Form of Power of Attorney
Exhibit K                  Form of Registration Rights Agreement
Exhibit L                  Form of Releases
Exhibit M                  Form of Second Amended and Restated Certificate of
                           Incorporation
Exhibit N                  Stockholders' Agreement
Exhibit O                  Form of Services Agreement
Exhibit P                  Form of Opinion of Bryan Cave LLP
Exhibit Q                  Form of Opinion of Munsch Hardt Kopf & Harr P.C.
Exhibit R                  Form of Opinion of Prickett, Jones & Elliott, P.A.
Exhibit S                  Form of Amended and Restated Bylaws

Schedule 1.1A              Assumed Contracts
Schedule 1.1B              Assumed Liabilities
Schedule 1.1C              Contributed Assets
Schedule 1.1D (Part 1)     Excluded Assets Not Used in the Business
Schedule 1.1D (Part 2)     Excluded Assets Used in the Business
Schedule 1.1E (Part 1)     Permitted Liens - Business
Schedule 1.1E (Part 2)     Permitted Liens - Santera
Schedule 2.4               Cash Contributions by Legacy Santera Stockholders
Schedule 2.9               Directors and Officers
Schedule 3.1(d)            Consents and Approvals
Schedule 3.2               Resolutions of Tekelec and Merger Sub
Schedule 3.3               Certain Developments with Respect to the Business
Schedule 3.4(a)            Undisclosed Liabilities
Schedule 3.5(f)            Taxes - Joint Ventures, Partnerships
Schedule 3.6(a)            Accounts Receivable
Schedule 3.6(b)            Inventory
Schedule 3.7               Breach of Law
Schedule 3.8               Litigation
Schedule 3.9               Assets
Schedule 3.10              Consents or Permits of Third Parties
Schedule 3.11              Condition of Property
Schedule 3.12              Licenses and Permits
Schedule 3.13(a) (Part 1)  Contracts Relating to the Business
Schedule 3.13(a) (Part 2)  Contracts Relating Exclusively to the Business
Schedule 3.13(b)           Breach or Violation of Material Tekelec Contracts
Schedule 3.14(a)(i)        Tekelec Business Intellectual Property

Schedule 3.14(a)(ii)       Tekelec Business Intellectual Property Licenses
Schedule 3.14(b)           Exceptions to Title to Tekelec Business Intellectual
                           Property
Schedule 3.14(c)           Restrictions on Tekelec Business Intellectual
                           Property
Schedule 3.14(e)           Third Party Infringement
Schedule 3.14(g)           Infringement Claims - Tekelec
Schedule 3.14(i)           Effect of Transaction on Tekelec Business
                           Intellectual Property
Schedule 3.15              Employees and Consultants
Schedule 3.16              Related Party Transactions
Schedule 3.18              Employee Benefit Matters
Schedule 3.19              Discrimination and Occupational Safety and Health
Schedule 3.20              Product and Service Warranties
Schedule 3.21              Product Liability and Service Claims
Schedule 3.22              Foreign Licenses and Authorizations
Schedule 3.24              Environmental Matters
Schedule 3.26              Customers and Suppliers
Schedule 4.1(a)            Interests in Third Parties
Schedule 4.1(d)            Consents and Approvals
Schedule 4.1(e) (Part 1)   Capitalization
Schedule 4.1(e) (Part 2)   Capitalization after Recapitalization
Schedule 4.1(e) (Part 3)   Capitalization on the Closing Date before the Merger
Schedule 4.1(e) (Part 4)   Capitalization on the Closing Date after the Merger
Schedule 4.2               Authorization
Schedule 4.3(a)            Financial Statements
Schedule 4.3(b)            Exceptions to GAAP
Schedule 4.4               Certain Developments with Respect to Santera
Schedule 4.5               Undisclosed Liabilities
Schedule 4.6(j)            Taxes
Schedule 4.6(k)            Taxes - Joint Ventures, Partnerships
Schedule 4.6(m)            Outstanding Obligations
Schedule 4.6(n)            Persons Who Are Transferring Property
Schedule 4.7(a)            Accounts Receivable
Schedule 4.7(b)            Inventory
Schedule 4.8               Breach of Law
Schedule 4.9               Litigation
Schedule 4.10              Assets
Schedule 4.11              Leased Assets
Schedule 4.12              Exceptions to Title of Property
Schedule 4.13              Condition of Property
Schedule 4.14(a)           Licenses and Permits
Schedule 4.15(a)           Contracts
Schedule 4.15(b)           Breach or Violation of Material Santera Contracts
Schedule 4.16(a)(i)        Santera Business Intellectual Property
Schedule 4.16(a)(ii)       Santera Business Intellectual Property Licenses
Schedule 4.16(b)           Exceptions to Title to Santera Business Intellectual
                           Property
Schedule 4.16(c)           Restrictions on Santera Business Intellectual
                           Property
Schedule 4.16(e)           Third Party Infringement
Schedule 4.16(g)           Infringement Claims - Santera
Schedule 4.16(i)           Effect of Transaction on Santera Business
                           Intellectual Property

Schedule 4.17              Insurance
Schedule 4.18              Employees and Consultants
Schedule 4.19              Related Party Transactions
Schedule 4.20(f)           Labor Matters
Schedule 4.21              Employee Benefit Matters
Schedule 4.22              Discrimination and Occupational Safety and Health
Schedule 4.23              Product and Service Warranties
Schedule 4.24              Product Liability and Service Claims
Schedule 4.25              Customers and Suppliers
Schedule 4.26              Foreign Licenses and Authorizations
Schedule 4.27              Rights, Options, Warrants and Similar Agreements
Schedule 4.28              Stockholders
Schedule 4.29              Environmental Matters
Schedule 4.30              Management Rights
Schedule 4.32              JP Morgan Chase & Co. letters
Schedule 5.1(a)            Consents and Approvals
Schedule 5.1(c)            Stockholders
Schedule 6.2(c) (Part 1)   Stockholders Executing the Agreement, the Note and
                           Preferred Stock Purchase Agreement, the Power of
                           Attorney, the Escrow Agreement, the Stockholders'
                           Agreement and the Release
Schedule 6.2(c) (Part 2)   Stockholders Executing the Exchange Agreement, the
                           Stockholders' Agreement, the Power of Attorney, the
                           Escrow Agreement and the Release
Schedule 6.2(e)            Certain Consents and/or Termination Agreements
Schedule 6.3               Operations of Tekelec Prior to Closing
Schedule 6.4               Operations of Santera Prior to Closing
Schedule 7.3               Tekelec Transferred Employees
Schedule 9.3               Necessary Consents - Santera
Schedule 10.3              Necessary Consents - Tekelec
Schedule 11.2              Liabilities of Santera

                                STATE OF DELAWARE
                            CERTIFICATE OF MERGER OF
                              DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Santera Systems Inc., and the name of the corporation being merged into this surviving corporation is Luke Acquisition Corp. Each of the constituent corporations is incorporated in the State of Delaware.

SECOND: The Merger Agreement has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 251(c) of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation is Santera Systems Inc., a Delaware corporation.

FOURTH: The Amended and Restated Certificate of Incorporation of the surviving corporation shall be amended in its entirety and is attached hereto as Exhibit A.

FIFTH: An executed copy of the Merger Agreement is on file at 3601 East Plano Parkway, #100, Plano, Texas 75704, the place of business of the surviving corporation.

SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation on request, without cost, to any stockholder of either constituent corporation.

SEVENTH: The Certificate of Merger herein certified has been duly adopted and written consent has been given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the ____ day of ____________, A.D., 2003.

                                               By:______________________________
                                               Name:  David W. Heard
                                               Title: Chief Executive Officer

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                                     ANNEX A

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              SANTERA SYSTEMS INC.

  (Originally incorporated in the State of Delaware on December 31, 1998 under the name of E-Switch Systems, Inc.)

FIRST. The name of the Corporation is Santera Systems Inc. (the "Corporation").

SECOND. The address of the registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware. The name of its registered agent at such address is The Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("GCL").

FOURTH:

A.   CLASSES AND NUMBER OF SHARES.

         The aggregate number of shares of capital stock which the Corporation is authorized to issue is 305,835 shares, consisting of:

         (i) 165,585 shares of common stock, par value $.001 per share ("Common Stock"); and

         (ii) 140,250 shares of preferred stock, par value $.001 per share, of which (a) 100,250 shares are designated as Series A Preferred Stock ("Series A Preferred Stock") and (b) 40,000 shares are designated as Series B Preferred Stock ("Series B Preferred Stock," and, together with the Series A Preferred Stock, the "Preferred Stock").

B.   PREEMPTIVE RIGHTS.

         Except as may otherwise be provided by written agreement among the Corporation and stockholders of the Corporation, no stockholder of any class of stock of the Corporation shall have any preemptive right to acquire any additional shares of stock of the Corporation of any class or series or any security convertible into, or exercisable or exchangeable for, such stock.

C.   TERMS OF PREFERRED STOCK.

         1. SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK. The preferences and relative, participating, optional and other special rights of Series A Preferred Stock and Series B Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

                  (i) DIVIDENDS. The holders of shares of Series A Preferred Stock and Series B Preferred Stock shall not be entitled to receive any fixed dividends thereon. No dividends or other

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distributions shall be made with respect to any such series of Preferred Stock unless equivalent dividends or other distributions are simultaneously made on a pro rata basis to all holders of each such series.

                  (ii)     SERIES A MANDATORY REDEMPTION.

                           (a)      Redemption. Issued and outstanding shares of
Series A Preferred Stock shall be subject to mandatory redemption as described in this Section below. The Corporation shall be obligated to make such redemption as described in this Section below.

                                    (I)      Subject to the provisions of
Article Fourth, Section C.1(ii)(a)(V) below, the Corporation shall, within twenty-five (25) calendar days after the Redemption Price has been finally established hereunder, redeem all of the Series A Preferred Stock then issued and outstanding, other than any Disputed Shares (as defined below) and other than the Series A Preferred Stock owned by Tekelec, by its wholly owned subsidiaries or by any Tekelec Designees (as defined below) (the shares to be so redeemed, the "Redemption Stock"), if the Corporation receives at any time during the period commencing on July 1, 2005 and ending on December 31, 2007 a written request from the holders of not less than a majority of the then issued and outstanding shares of Series B Preferred Stock (the "Series B Holder Redemption Notice") to do the same. The Corporation shall after a Redemption Date (as defined below) redeem all of the shares previously considered Disputed Shares within 15 days after the date that such shares are no longer Disputed Shares (as specified in a written notice delivered by Tekelec to the Corporation; it being understood that shares previously considered Disputed Shares that have been or are required to be transferred to the Corporation in accordance with the terms of the Escrow Agreement (as defined below) shall not be considered Disputed Shares to be redeemed), for the per share Redemption Price (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares) paid on such prior Redemption Date. From and after delivery of the Series B Holder Redemption Notice, issued shares of Series A Preferred Stock, other than the Series A Preferred Stock owned by Tekelec, by its wholly owned subsidiaries or by any Tekelec Designees, shall be considered shares of Redemption Stock for purposes of this Article Fourth, Section C.1(ii)(a)(I).

                                    (II)     Subject to the provisions of
Article Fourth, Section C.1(ii)(a)(V) below, the Corporation shall, within twenty-five (25) calendar days after the Redemption Price has been finally established hereunder, redeem all of the Redemption Stock if the Corporation receives at any time during the period commencing January 1, 2006 and ending February 28, 2008, a written request from the holders of not less than a majority of the then issued and outstanding shares of Series A Preferred Stock, excluding, in any event, any such shares owned by Tekelec, by its wholly owned subsidiaries or by Tekelec Designees (the "Series A Holder Redemption Notice") to do the same; provided, however, that such holders of the Series A Preferred Stock shall not be entitled to cause the redemption of the Redemption Stock described in this Section C.1(ii)(a)(II) unless the Corporation has had positive Net Income (as defined below) in each of the two most recently ended calendar quarters prior to the date of the Series A Holder Redemption Notice. The Corporation shall after a Redemption Date redeem all of the shares previously considered Disputed Shares within 15 days after the date that such shares are no longer Disputed Shares (as specified in a written notice delivered by Tekelec to the Corporation; it being understood that shares previously considered Disputed Shares that have been or are required to be transferred to the Corporation in accordance with the terms of the Escrow Agreement shall not be

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considered Disputed Shares to be redeemed), for the per share Redemption Price
(as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares) paid on such prior Redemption Date. From and after delivery of the Series A Holder Redemption Notice, issued shares of Series A Preferred Stock, other than the Series A Preferred Stock owned by Tekelec, by its wholly owned subsidiaries or by any Tekelec Designees, shall be considered shares of Redemption Stock for purposes of this Article Fourth, Section C.1(ii)(a)(II).

                                    (III)    If, at any time prior to February
28, 2008, Tekelec sells or transfers, or proposes to sell or transfer, all of the Preferred Stock and Common Stock owned by Tekelec and its wholly owned subsidiaries to another person or entity (other than an affiliate of Tekelec) (a "Change of Ownership"), then the Corporation shall redeem all of the Redemption Stock if the Corporation receives at any time prior to the consummation of, or within ten (10) calendar days after the consummation of, such Change of Ownership transaction a written request from the holders of not less than a majority of the then issued and outstanding shares of Series B Preferred Stock (the "Change of Ownership Redemption Notice") to do the same. Upon receipt of the Change of Ownership Redemption Notice, the Corporation shall be obligated to redeem the Redemption Stock on or within fifteen (15) calendar days following the date of the Change of Ownership transaction, except that the holders of not less than a majority of the then issued and outstanding shares of Series B Preferred Stock may rescind such holders' request for redemption by giving written notice of such rescission to the Corporation prior to any such redemption, in which case, the Corporation shall not be obligated to, or permitted to, redeem such shares. The Corporation shall after a Redemption Date redeem all of the shares previously considered Disputed Shares within 15 days after the date that such shares are no longer Disputed Shares (as specified in a written notice delivered by Tekelec to the Corporation; it being understood that shares previously considered Disputed Shares that have been or are required to be transferred to the Corporation in accordance with the terms of the Escrow Agreement shall not be considered Disputed Shares to be redeemed), for the per share Redemption Price (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares) paid on such prior Redemption Date. From and after delivery of each notice, issued shares of Series A Preferred Stock, other than the Series A Preferred Stock owned by Tekelec, by its wholly owned subsidiaries or by any Tekelec Designees, shall be considered shares of Redemption Stock for purposes of this Article Fourth, Section C.1(ii)(a)(III).

                                    (IV)     The Corporation shall at any time
and from time to time after a Redemption Date or Put Closing Date (as defined in the Stockholders' Agreement) or Call Closing Date (as defined in the Stockholders' Agreement) redeem all or any portion of the shares of the Series A Preferred Stock that are issued by the Corporation after such Redemption Date, Put Closing Date or Call Closing Date, as applicable, whether the same are issued pursuant to the exercise of any Special Options (as defined below) or otherwise, for the per share Redemption Price, Put Price (as defined in the Stockholders' Agreement) or Call Price (as defined in the Stockholders' Agreement), as applicable (in each case, as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares), paid on such prior Redemption Date, Put Closing Date or Call Closing Date, as applicable, if the Corporation receives at any time after such Redemption Date a written request from the holders of not less than a majority of the then issued and outstanding shares of Series B Preferred Stock (or if no such shares remain issued and outstanding at such time, a majority

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of the then issued and outstanding shares of Common Stock) (the "Options
Redemption Notice") to do the same.

                                    (V)      The Series A Holder Redemption
Notice, the Series B Holder Redemption Notice, the Change of Ownership Redemption Notice and an Options Redemption Notice shall be delivered to the Corporation at its principal place of business at the time, to the attention of the President or Secretary, by (a) first class certified or registered mail, postage prepaid, (b) nationally recognized overnight courier service, (c) facsimile or (d) personal delivery, within the applicable time periods specified in such clause. Upon delivery of the Series A Holder Redemption Notice, the Series B Holder Redemption Notice, the Change of Ownership Redemption Notice, or an Options Redemption Notice, the Corporation and the holders of the Redemption Stock shall be obligated to consummate the purchase and sale of all of the Redemption Stock on the terms and conditions set forth herein except that the Corporation shall have no obligation to redeem any shares (a) as a result of the delivery of a Series A Holder Redemption Notice in the event that the Corporation has not had positive Net Income in each of the two most recently ended calendar quarters prior to the date of the Series A Holder Redemption Notice or (b) as provided in the second sentence of Section C.1(ii)(a)(III), in which case the Corporation shall notify the holders of the Series A Preferred Stock. Notwithstanding anything contained herein to the contrary, if at any time after the delivery of a Series B Holder Redemption Notice or Series A Holder Redemption Notice hereunder and prior to the Redemption Date in respect thereof, Tekelec delivers a written notice to the Corporation specifying that Tekelec desires to treat any such Series B Holder Redemption Notice as a Call Notice pursuant to the Stockholders' Agreement or that Tekelec desires to treat any such Series A Holder Redemption Notice as a Put Notice pursuant to the Stockholders' Agreement, then such Series B Holder Redemption Notice or Series A Holder Redemption Notice, as the case may be, shall be treated as of the date of its delivery as a Call Notice or a Put Notice, as the case may be, for all purposes hereunder and all purposes under the Stockholders' Agreement.

                           (b)      Redemption Price. The Corporation shall pay
a price per share (the "Redemption Price") equal to:

                                    (I)      For each share which is redeemed
under Section C.1(ii)(a)(I), the quotient of (1) the amount derived by multiplying (x) the Adjustment Factor (as defined below) times (y) the Redemption Value (as defined below), divided by (2) the number of shares of Redemption Stock.

                                    (II)     For each share which is redeemed
under Section C.1(ii)(a)(II), the quotient of (1) the amount derived by multiplying (x) 0.80 times (y) the Adjustment Factor times (z) the Redemption Value, divided by (2) the number of shares of Redemption Stock.

                                    (III)    For each share which is redeemed
under Section C.1(ii)(a)(III), the quotient of (1) the aggregate number of shares of Common Stock issued or issuable upon conversion of the shares of Redemption Stock multiplied by the per share consideration paid or payable with respect to the shares of Common Stock in such Change of Ownership (calculated on an as if converted basis), divided by (2) the number of shares of Redemption Stock.

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                                    (IV)     For each share which is redeemed
under Section C.1(ii)(a)(IV), the amount of the Redemption Price paid on such prior Redemption Date (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares).

                                    (V)      The Corporation may, at its option,
increase the number of shares of Redemption Stock used in calculating the Redemption Price under clauses (I) and (II) above by assuming the issuance of all securities issuable upon the exercise of Legacy Options which are then exercisable. If the Corporation so elects to increase the number of shares of Redemption Stock, then (a) upon the exercise of any such Legacy Options, the consideration received by the Corporation upon such exercise shall be deemed to be an increase in the aggregate Redemption Price payable for all shares of Redemption Stock, (b) upon the expiration of any such Legacy Option without exercise, the Redemption Price (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares) shall be recalculated without assuming the issuance of any securities issuable upon the exercise of such expired Legacy Option (but, otherwise using all of the same facts as previously used). Any increase in the Redemption Price resulting from the preceding sentence will be paid to the parties entitled thereto in accordance with Section C.1(ii)(c) within 30 days of the event giving rise to the increase in the Redemption Price, with the payment to be accompanied by a statement setting forth the calculations and reasonable supporting data used to determine the increase.

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                           (c)      Procedure for Redemption.

                                    (I)      At least fifteen (15) days prior to
the date on which such redemption is to be made (a "Redemption Date"), written notice (a "Redemption Notice") shall be sent to the representative (the "Representative") under the Escrow Agreement dated April 30, 2003 by and among J.P. Morgan Trust Company, National Association, as escrow agent, Tekelec, a California corporation ("Tekelec"), and certain stockholders of the Corporation (the "Escrow Agreement") (which shall serve as notice to all holders of Series A Preferred Stock who own shares held in escrow thereunder) at the addresses provided for in the Escrow Agreement and for each other holder of shares of Redemption Stock, at the notice address of such holder last shown on the records of the transfer agent of the Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent), in either case by (A) first class certified or registered mail, postage prepaid, (B) nationally recognized overnight courier service, or (C) personal delivery, notifying such Representative or holder of the Redemption Date and the Redemption Price, and calling upon such Representative and/or all such holders to surrender or cause to be surrendered to the Corporation, in the manner and at the place designated, the respective certificate or certificates representing the Redemption Stock. If the holders of not less than a majority of the issued and outstanding shares of Series B Preferred Stock have indicated to the Corporation that such holders may elect to cause the Corporation to pay all or any portion of the Redemption Price in shares of common stock, without par value, of Tekelec ("Tekelec Stock"), as provided in Section C.1(ii)(c)(III) below, then the Corporation shall also include a letter of transmittal with the Redemption Notice requesting the Representative (with respect to each holder of Redemption Stock held in escrow under the Escrow Agreement) and/or each holder to (i) confirm, or cause to be confirmed, the information regarding such holder set forth in such transmittal letter or provide or cause to be provided the information with respect to such holder requested thereby and (ii) execute (to the extent not previously executed by any such holder) the Stockholders' Agreement dated April 30, 2003 by and among the Corporation, Tekelec and certain stockholders of the Corporation (the "Stockholders' Agreement"). Upon delivery of the Redemption Notice, the Corporation shall be required to redeem all of the Redemption Stock on the terms and conditions set forth herein and therein and except as provided in the second sentence of Section C.1(ii)(a)(III); provided, however, that to the extent the Redemption Price is disputed as provided for below and the Redemption Price is determined to be different from the Redemption Price set forth in the Redemption Notice, then the Redemption Price shall be as so determined in accordance with Section C.1(ii)(c)(VII).

                                    (II)     The Representative (on behalf of
any holder) shall cause to be surrendered, and/or each holder of the Redemption Stock shall surrender her, his or its, certificates representing the Redemption Stock to the Corporation (and to the extent applicable, a completed letter of transmittal and executed copy of the Stockholders' Agreement), in the manner and at the place designated in the Redemption Notice, and against such surrender the Redemption Price of such shares shall be paid on the Redemption Date to the order of the person whose name appears on each such certificate as the owner thereof. Each surrendered certificate shall be canceled. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Redemption Stock (except the right to receive the Redemption Price, and any subsequent increase thereof pursuant to Section C.1(ii)(b)(V), without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be issued and/or outstanding for any purpose whatsoever.

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                                    (III)    For shares redeemed under Section
C.1(ii)(a)(I) or Section C.1(ii)(a)(II) or Section C.1(ii)(a)(IV), the Redemption Price payable by the Corporation to the holders of the Redemption Stock shall be payable, at the option of the holders of a majority of the then issued and outstanding shares of Series B Preferred Stock in the exercise of its or their sole and absolute discretion, in cash, shares of Tekelec Stock either registered upon issuance or registered for resale pursuant to the Securities Act of 1933, as amended (the "Securities Act") pursuant to a registration statement effective on the Redemption Date (the "Registration Statement"), or any combination thereof; provided, however, that the Corporation may deliver Tekelec Stock which is not registered upon issuance or registered for resale pursuant to the Securities Act to any holder of the Redemption Stock who has not confirmed or provided the information regarding such holder set forth or requested by any transmittal letter that accompanied the Redemption Notice and/or has not executed or become a party to the Stockholders' Agreement, at least two (2) days prior to the Redemption Date. Such holders of the Series B Preferred Stock shall be able to elect to deliver Tekelec Stock (and not all cash) only if (i) no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the Securities Exchange Commission or shall have been initiated by the Securities Exchange Commission and not concluded or withdrawn; (ii) all state securities or blue sky permits or approvals required for resale of such Tekelec Stock shall have been received; (iii) the shares of Tekelec Stock shall have been duly approved for listing on the Nasdaq National Market or another national securities exchange, subject to official notice of issuance; and (iv) Tekelec or its wholly owned subsidiaries in the aggregate hold a majority of the then issued and outstanding shares of Series B Preferred Stock. To the extent that the Corporation is to pay all or any portion of the Redemption Price in the form of Tekelec Stock, each share of Tekelec Stock shall be valued for such purpose at the average closing price per share of Tekelec Stock, as published by The Wall Street Journal, for the ten (10) trading days ending on and including the second to the last trading day prior to the Redemption Date.

                                    (IV)     For shares redeemed under Section
C.1(ii)(a)(III), the Redemption Price payable by the Corporation to the holders of the Redemption Stock shall be payable in the form of the consideration payable or paid with respect to each share of Series A Preferred Stock in such Change of Ownership; provided that if such consideration is not or was not paid or payable in cash, the Corporation shall nonetheless pay the Redemption Price in cash to the extent that the holders of not less than a majority of the issued and outstanding shares of Series B Preferred Stock provide written instruction to the Corporation to pay the Redemption Price in cash. If the Redemption Price under this Section C.1(ii)(c)(IV) is paid or payable in securities or property other than cash, the value of such consideration shall be valued as provided in paragraph (e) of Section C.1(iii).

                                    (V)      (A) If, following the Corporation's
receipt of a Series A Holder Redemption Notice, Tekelec disputes the existence of positive Net Income for the two most recently completed calendar quarters prior to the date of such Series A Holder Redemption Notice, then Tekelec shall promptly provide the Corporation and the Representative with written notice to that effect (a "Net Income Dispute Notice"). Following the delivery of a Series A Holder Redemption Notice, the Corporation shall permit Tekelec and its accountants to review promptly upon request all records necessary for Tekelec to determine the existence or nonexistence of positive Net Income for such periods and to take copies of the same. The Corporation shall, upon request of the Representative, promptly provide the Representative and its accountants reasonable access to those records of the Corporation which are reasonably necessary in order for the

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Representative to verify the existence or non-existence of positive Net Income for the relevant calendar quarters, which records shall include any such records provided to Tekelec that are necessary for Tekelec to confirm the existence or non-existence of positive Net Income for such periods, and to take copies of any such records.

                                             (B) Upon delivery of any Net Income
Dispute Notice, Tekelec and the Representative shall each appoint a designated senior business executive or its equivalent (who for Tekelec shall be Tekelec's Chief Executive Officer) whose task it will be to meet for the purpose of endeavoring to resolve any disputes with respect to the existence or non-existence of positive Net Income for such periods. The designated representatives shall meet as often as Tekelec and the Representative reasonably deem necessary in order to gather and furnish to the other all information with respect to the dispute which Tekelec and the Representative believe to be appropriate and germane in connection with its resolution. Such representatives shall discuss the dispute and will negotiate in good faith in an effort to resolve the dispute. The specific format for such discussions shall be left to the discretion of the designated representatives and may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

                                             (C) If the designated
representatives of Tekelec and the Representative are unable to resolve the dispute as to Net Income within thirty (30) calendar days after the Representative receives the Net Income Notice of Dispute (the "Net Income Consultative Period"), Tekelec and the Representative each shall select an independent arbitrator, expert in the subject matter of such dispute (the arbitrators so selected shall be referred to herein as "Tekelec's Net Income Arbitrator" and the "Representative's Net Income Arbitrator", respectively). In the event that the Representative fails to select an independent arbitrator within five (5) days from the date of the expiration of the Net Income Consultative Period, then the matter shall be resolved by Tekelec's Net Income Arbitrator. In the event that Tekelec fails to select an independent arbitrator within five (5) days from the date of the expiration of the Net Income Consultative Period, then the matter shall be resolved by the Representative's Net Income Arbitrator. Tekelec's Net Income Arbitrator and the Representative's Net Income Arbitrator shall select a third independent arbitrator, expert in the subject matter of the dispute (the "Net Income Joint Arbitrator"), and the three arbitrators so selected shall finally resolve, as soon as practicable, all points of disagreement with respect to the existence or non-existence of Net Income for the relevant periods and in any event within thirty (30) calendar days after all the arbitrators are selected and finalized. Within seven (7) days after the date of the expiration of the Net Income Consultative Period, Tekelec's Net Income Arbitrator and the Representative's Net Income Arbitrator shall each prepare a list of three independent arbitrators. If Tekelec's Net Income Arbitrator fails to prepare a list of three independent arbitrators within such seven (7) day period, then Representative's Net Income Arbitrator shall select the Net Income Joint Arbitrator within ten (10) days after the date of the expiration of the Net Income Consultative Period. If the Representative's Net Income Arbitrator fails to prepare a list of three independent arbitrators within such seven (7) day period, then Tekelec's Net Income Arbitrator shall select the Net Income Joint Arbitrator within ten (10) after the date of the expiration of the Net Income Consultative Period. If Tekelec's Net Income Arbitrator and the Representative's Net Income Arbitrator each prepare a list of three arbitrators, the Net Income Joint Arbitrator shall be selected jointly by Tekelec's Net Income Arbitrator and the Representative's Net Income Arbitrator from the lists of proposed arbitrators within seventeen (17) days after the date of the expiration of the Consultative Period. If Tekelec's Net Income Arbitrator and the Representative's Net Income Arbitrator are unable to jointly select the Net Income Joint

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Arbitrator within seventeen (17) days after the date of the expiration of the
Net Income Consultative Period, then Tekelec's Net Income Arbitrator and the Representative's Net Income Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within twenty (20) days after the date of the expiration of the Net Income Consultative Period, and the Net Income Joint Arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Tekelec's Net Income Arbitrator and the Representative's Net Income Arbitrator.

                                             (D) The final determination of all
points of disagreement with respect to the existence or non-existence of Net Income for the relevant periods must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators, as the case may be; provided that if two of the three arbitrators are unable to agree upon all points of disagreement with respect to the Net Income within thirty (30) days after all the arbitrators are selected and finalized, as the case may be, the final determination of all points of disagreement with respect thereto shall be resolved by the Net Income Joint Arbitrator and the Net Income Joint Arbitrator shall have signed a statement rendering such determination by such date. For purposes of such arbitration each of Tekelec and the Representative shall submit a proposed calculation of the Net Income for such periods. The arbitrator(s) shall apply the terms of this Certificate of Incorporation (including Article Fourth hereof), and shall otherwise conduct the arbitration under such procedures as Tekelec and the Representative may agree or, failing such agreement, under the then prevailing Commercial Rules of the American Arbitration Association. The fees and expenses incurred in connection with the arbitration of the existence or non-existence of Net Income for such relevant periods (including the fees and expenses of the arbitrator(s) and the other party's outside counsel and accounting fees) shall be paid by the party who is not the prevailing party with respect to such matter. All determinations by the arbitrator(s) shall be final, conclusive and binding with respect to the existence or non-existence of Net Income for such relevant periods, in the absence of fraud or manifest error. This Section C.1(ii)(c)(V) shall be the sole and exclusive dispute resolution mechanism for the Corporation, Tekelec, the Representative and the holders of the Redemption Stock for any and all claims and disputes with respect to the existence or non-existence of Net Income.

                                    (VI)     At least sixty (60) days prior to
the end of the Series A Holder Redemption Measurement Period or Series B Holder Redemption Measurement Period, as applicable, the Corporation shall provide a written notice (the "Revenue Notice") to the Representative providing it with the calculations of Revenue on a monthly basis for the first nine (9) months of the Series A Holder Redemption Measurement Period or Series B Holder Redemption Measurement Period, as applicable, (as calculated and determined by Tekelec). The Corporation shall permit Tekelec and its accountants to review promptly upon request all records necessary for the computation by Tekelec of the Revenue for such periods and to take copies of the same. Upon delivery of the Revenue Notice, the Corporation shall, upon request of the Representative, promptly, but in any event within five (5) days after receipt by the Corporation of any such request from the Representative, provide the Representative and its accountants reasonable access to those records of the Corporation which are reasonably necessary in order for such holders to verify the accuracy of the Revenue for such periods, which records shall include the records provided to Tekelec that were necessary for the computation by Tekelec of the Revenue for such periods, and to take copies of any such records. After delivery of the Revenue Notice, Tekelec and the Representative shall, upon request of either Tekelec or the Representative, each appoint a designated senior business executive or its equivalent (who for Tekelec shall be Tekelec's Chief Executive

Officer) whose task it will be to meet for the purpose of endeavoring to resolve any actual or anticipated disputes, claims or other matters with respect to the redemption. The designated representatives shall meet as often as Tekelec and the Representative reasonably deem necessary in order to gather and furnish to the other all information with respect to the dispute, claim or other matter which Tekelec and the Representative believe to be appropriate and germane in connection with its resolution. Such representatives shall discuss the dispute, claim or other matter with respect to the redemption and will negotiate in good faith in an effort to resolve the dispute, claim or other matter. The specific format for such discussions shall be left to the discretion of the designated representatives and may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. Within ten
(10) days after the end of the Series A Holder Redemption Measurement Period or Series B Holder Redemption Measurement Period, as applicable, the Corporation shall provide a written notice (the "Redemption Price Notice") to the Representative notifying it of the aggregate amount of the Redemption Price (as calculated and determined by Tekelec), and providing it with a statement calculating the Redemption Price and showing the calculations of Revenue on a monthly basis during the Series A Holder Redemption Measurement Period or Series B Holder Redemption Measurement Period, as applicable. The Corporation shall permit Tekelec and its accountants to review promptly upon request all records necessary for the computation by Tekelec of the Redemption Price and to take copies of the same. Upon delivery of the Redemption Price Notice, the Corporation shall, upon request of the Representative, promptly, but in any event within five (5) days after receipt by the Corporation of any such request from the Representative, provide the Representative and its accountants reasonable access to those records of the Corporation which are reasonably necessary in order for such holders to verify the accuracy of the Redemption Price, which records shall include the records provided to Tekelec that were necessary for the computation by Tekelec of the Redemption Price, and to take copies of any such records.

                                    (VII)    If the Representative disputes the
Redemption Price or desires to raise any other claim or matter related to or in connection with such redemption, including, without limitation, any claim or matter related to the amount of the Revenue or other variables that are necessary for the calculation of the Redemption Price or the fulfillment or non-fullfillment of the legal, fiduciary or other obligations or duties of any person or entity with respect to such redemption, not more than thirty (30) calendar days after the date the Representative receives the Redemption Price Notice, the Representative shall deliver to Tekelec a written notice specifying in reasonable detail the notice of such dispute, claim or other matter (a "Notice of Redemption Dispute") signed by the Representative. If no such Notice of Redemption Dispute signed by the Representative has been delivered during such thirty (30) day period or if the Representative has delivered to Tekelec a signed written notice accepting the Redemption Price set forth in the Redemption Price Notice, then Tekelec's determination of the Redemption Price and all other matters associated with such redemption shall be final, binding and conclusive for all purposes. Upon receipt of the Notice of Redemption Dispute, the designated representatives of Tekelec and the Representative shall promptly consult with each other with respect to the specified points of disagreement in an effort to resolve the dispute, claim or other matter. If the designated representatives of Tekelec and the Representative are unable to resolve the dispute, claim or other matter, within ten (10) calendar days after Tekelec receives the Notice of Redemption Dispute (the "Consultative Period"), Tekelec and the Representative each shall select an independent arbitrator, expert in the subject matter of such dispute (the arbitrators so selected shall be referred to herein as "Tekelec's Arbitrator" and the "Representative's Arbitrator", respectively); provided, however, if, at such time, there has been an arbitration with respect to Net Income matters, then the dispute, claim or other matter shall be referred to the arbitrator or arbitrators which resolved the Net Income matters, and for all purposes of this paragraph, the term Joint Arbitrator shall be deemed to refer to the Net Income Joint Arbitrator, the term Tekelec's Arbitrator shall be deemed to refer to Tekelec's Net Income Arbitrator and the term Representative's Arbitrator shall be deemed to refer to the Representative's Net Income Arbitrator. If, at such time, there has been no arbitration with respect to Net Income matters, then the following process shall apply for purposes of selecting the arbitrators. In the event that the Representative fails to select an independent arbitrator within five (5) days from the date of the expiration of the Consultative Period, then the matter shall be resolved by Tekelec's Arbitrator. In the event that Tekelec fails to select an independent arbitrator within five (5) days from the date of the expiration of the Consultative Period, then the matter shall be resolved by the Representative's Arbitrator. Tekelec's Arbitrator and the Representative's Arbitrator shall select a third independent arbitrator, expert in the subject matter of the dispute (the "Joint Arbitrator"), and the three arbitrators so selected shall finally resolve, as soon as practicable, all points of disagreement with respect to the Redemption Price or such other claim or matter, as the case may be and in any event within thirty (30) calendar days after all the arbitrators are selected and finalized. Within seven (7) days after the date of the expiration of the Consultative Period, Tekelec's Arbitrator and the Representative's Arbitrator shall each prepare a list of three independent arbitrators. If Tekelec's Arbitrator fails to prepare a list of three independent arbitrators within such seven (7) day period, then Representative's Arbitrator shall select the Joint Arbitrator within ten (10) days after the date of the expiration of the Consultative Period. If the Representative's Arbitrator fails to prepare a list of three independent arbitrators within such seven (7) day period, then Tekelec's Arbitrator shall select the Joint Arbitrator within ten (10) after the date of the expiration of the Consultative Period. If Tekelec's Arbitrator and the Representative's Arbitrator each prepare a list of three arbitrators, the Joint Arbitrator shall be selected jointly by Tekelec's Arbitrator and the Representative's Arbitrator from the lists of proposed arbitrators within seventeen (17) days after the date of the expiration of the Consultative Period. If Tekelec's Arbitrator and the Representative's Arbitrator are unable to jointly select the Joint Arbitrator within seventeen (17) days after the date of the expiration of the Consultative Period, then Tekelec's Arbitrator and the Representative's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within twenty (20) days after the date of the expiration of the Consultative Period, and the Joint Arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Tekelec's Arbitrator and the Representative's Arbitrator. The final determination of all points of disagreement with respect to the Redemption Price or such other claim or matter, as the case may be, must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators, as the case may be; provided that if two of the three arbitrators are unable to agree upon all points of disagreement with respect to the Redemption Price or such other claim or matter within thirty
(30) days after all the arbitrators are selected and finalized, as the case may be, the final determination of all points of disagreement with respect thereto shall be resolved by the Joint Arbitrator and the Joint Arbitrator shall have signed a statement rendering such determination by such date. For purposes of such arbitration each of Tekelec and the Representative shall submit a proposed calculation of the Redemption Price. The arbitrator(s) shall apply the terms of this Certificate of Incorporation (including Article Fourth hereof), and shall otherwise conduct the arbitration under such procedures as Tekelec and the Representative may agree or, failing such agreement, under the then prevailing Commercial Rules of the American Arbitration Association. The fees and expenses incurred in connection with the arbitration of the Redemption Price or such other claim or matter, as the case may be, (including the fees and expenses of the arbitrator(s) and the other party's outside counsel and accounting fees) shall be paid by the party who is not the prevailing party with respect to the items in dispute with respect to the Redemption Price or such other claim or matter, as the case may be; it being understood that the party whose proposed calculation with respect of the Redemption Price is nearest in terms of dollars to the amount of the Redemption Price determined by the artibtrator(s) shall be considered the prevailing party hereunder for purposes of this sentence. All determinations by the arbitrator(s) shall be final, conclusive and binding with respect to the Redemption Price or such other claim or matter, as the case may be, and the allocation of arbitration fees and expenses, in the absence of fraud or manifest error. This Section C.1(ii)(c)(VII) shall be the sole and exclusive remedy for the Representative and the holders of the Redemption Stock for any and all claims and disputes with respect to the Redemption Price and any other matter related to any such redemption, including, without limitation, any claim or matter related to the amount of the Revenue or other variables that are necessary for the calculation of the Redemption Price or the fulfillment or non-fullfillment of the legal, fiduciary or other obligations or duties of any person or entity with respect to such redemption.

                           (d)      Definitions. For purposes of the Certificate
of Incorporation, the following definitions apply:

                                    (I)      "Adjustment Factor" shall mean the
aggregate percentage of the capital stock of the Corporation that is Redemption Stock, calculated on a fully diluted and as if converted basis, as of the end of the Series A Holder Redemption Measurement Period or Series B Holder Redemption Measurement Period, as applicable. No Disputed Shares shall be considered Redemption Stock for this purpose.

                                    (II)     "Arbiter" shall have the meaning
specified in Section C.1(vii) of Article Fourth.

                                    (III)    "Certificate of Incorporation"
shall mean this Amended and Restated Certificate of Incorporation.

                                    (IV)     "Change of Ownership" shall have
the meaning specified in Section C.1(ii)(a)(III) of Article Fourth.

                                    (V)      "Change of Ownership Redemption
Notice" shall have the meaning specified in Section C.1(ii)(a)(III) of Article Fourth.

                                    (VI)     "Comerica Option" shall have the
meaning specified in Section C.1(iv)(d)(I)(D)(2).

                                    (VII)    "Common Stock" shall have the
meaning specified in Section A.(i) of Article Fourth.

                                    (VIII)   "Conversion Price" shall have the
meaning specified in Section C.1(iv)(a) of Article Fourth.

                                    (IX)     "Corporation" shall mean Santera
Systems Inc.

                                    (X)      "Disputed Shares" shall mean the
number of shares of Series A Preferred Stock specified by Tekelec in a written notice to the Corporation prior to an applicable Redemption Date as being the subject of a dispute notice pursuant to the terms of the

Escrow Agreement (it being understood that unless Tekelec delivers such notice to the Corporation specifying a lower amount, which it may do if it intends to exercise its set-off rights contained in the Stockholders' Agreement or in the other Ancillary Agreements (as defined in the Stockholders' Agreement), a number of shares of Series A Preferred Stock equal to the amounts disputed under the Escrow Agreement divided by 1,000 shall be considered Disputed Shares).

                                    (XI)     "Escrow Agreement" shall have the
meaning specified in Section C.1(ii)(c)(I) of Article Fourth.

                                    (XII)    "GAAP" shall mean United States
generally accepted accounting principles.

                                    (XIII)   "Legacy Option" shall mean any
Special Option issued by the Corporation prior to the Effective Time that remains outstanding after the Effective Time.

                                    (XIV)    "Merger Agreement" shall mean the
Agreement and Plan of Merger dated April 30, 2003 by and among Tekelec, the Corporation, Luke Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Tekelec, and certain stockholders of the Corporation.

                                    (XV)     "Net Income" shall mean Revenue
less all operating and other expenses incurred in connection therewith (including depreciation and amortization, selling, general and administrative expenses which includes allocations of corporate services provided by Tekelec to or for the benefit of the Corporation, and interest and tax expense) excluding losses associated with a write-off resulting from an impairment of intangible assets under FAS 142 or FAS 144 (only to the extent applicable to impairments of intangible assets), and excluding any impact of granting or exercising stock options as a result of this transaction due to a change in GAAP in which the expensing of stock options is required, all as computed in accordance with GAAP and Tekelec's accounting practices, as consistently applied by the Corporation. All allocated expenses will be subject to a Transition Services Agreement dated as of the Closing Date between the Corporation and Tekelec. The pricing of allocated services will be subject to periodic review as defined in such Transition Services Agreement.

                                    (XVI)    "Net Income Consultative Period"
shall have the meaning specified in Section C.1(ii)(c)(V)(C) of Article Fourth.

                                    (XVII)   "Net Income Dispute Notice" shall
have the meaning specified in Section C.1(ii)(c)(V)(A) of Article Fourth.

                                    (XVIII)  "Net Income Joint Arbitrator" shall
have the meaning specified in Section C.1(ii)(c)(V)(C) of Article Fourth.

                                    (XIX)    "Notice of Dispute" shall have the
meaning specified in Section C.1(vii) of Article Fourth.

                                    (XX)     "Notice of Redemption Dispute"
shall have the meaning specified in Section C.1(ii)(c)(VII) of Article Fourth.

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

                                    (XXI)    "Options Redemption Notice" shall
have the meaning specified in Section C.1(ii)(a)(IV) of Article Fourth.

                                    (XXII)   "Preferred Stock" shall have the
meaning specified in Section A.(ii) of Article Fourth.

                                    (XXIII)  "Qualified IPO" shall have the
meaning specified in Section C.1(iv)(b) of Article Fourth.

                                    (XXIV)   "Redemption Date" shall have the
meaning specified in Section C.1(ii)(c)(I) of Article Fourth.

                                    (XXV)    "Redemption Notice" shall have the
meaning specified in Section C.1(ii)(c)(I) of Article Fourth.

                                    (XXVI)   "Redemption Price" shall have the
meaning specified in Section C.1(ii)(b) of Article Fourth.

                                    (XXVII)  "Redemption Price Notice" shall
have the meaning specified in Section C.1(ii)(c)(VI) of Article Fourth.

                                    (XXVIII) "Redemption Stock" shall have the
meaning specified in Section C.1(ii)(a)(I) of Article Fourth.

                                    (XXIX)   "Redemption Value" shall mean an
amount equal to two (2) multiplied by the amount of the Corporation's Revenue during the Series A Holder Redemption Measurement Period or Series B Holder Redemption Measurement Period, as applicable; provided, that in no event shall the Redemption Value exceed $350,000,000.

                                    (XXX)    "Registration Statement" shall have
the meaning specified in Section C.1(ii)(c)(III) of Article Fourth.

                                    (XXXI)   "Representative" shall have the
meaning specified in Section C.1(ii)(c)(I) of Article Fourth.

                                    (XXXII)  "Representative's Arbitrator" shall
have the meaning specified in Section C.1(ii)(c)(VII) of Article Fourth.

                                    (XXXIII) "Representative's Net Income
Arbitrator" shall have the meaning specified in Section C.1(ii)(c)(V)(C) of Article Fourth.

                                    (XXXIV)  "Revenue" shall mean (a) revenues
earned by the Corporation as a result of the sale of products or the provision of services, after taking into consideration returned products and allowances for price reductions, credits, or discounts, computed in accordance with GAAP and Tekelec's accounting practices, as consistently applied by the Corporation plus (b) to the extent not otherwise included in (a) above, revenues earned by Tekelec or its Affiliates (as defined in the Stockholders' Agreement) from the sale of the Corporation's packet telephony products, after taking into consideration returned products and allowances for price reductions, credits, or discounts, computed in accordance with GAAP, as consistently applied by Tekelec; provided, that in no event shall Revenue include any revenue earned by Tekelec or its Affiliates (as defined in the Stockholders' Agreement) as a result of the sale by Tekelec or its Affiliates (as defined in the Stockholders' Agreement) of packet telephony products other than the Corporation's packet telephony products, including but not limited to Tekelec's signaling gateway products, or revenue from any agreements not assigned or transferred to the Corporation, or the provision of services with respect thereto. For purposes of this definition, Affiliates shall not include the Corporation.

                                    (XXXV)   "Securities Act" shall have the
meaning specified in Section C.1(ii)(c)(III) of Article Fourth.

                                    (XXXVI)  "Series A Holder Redemption
Measurement Period" shall mean the one (1) year period beginning on the first day of the sixth calendar month prior to the date of the Series A Holder Redemption Notice and ending twelve (12) months thereafter.

                                    (XXXVII) "Series A Holder Redemption Notice"
shall have the meaning specified in Section C.1(ii)(a)(II) of Article Fourth.

                                    (XXXVIII) "Series A Preferred Stock" shall
have the meaning specified in Section A.(ii) of Article Fourth.

                                    (XXXIX)  "Series B Holder Redemption
Measurement Period" shall mean the one (1) year period beginning on the first day of the sixth calendar month prior to the date of the Series B Redemption Notice and ending twelve (12) months thereafter.

                                    (XL)     "Series B Holder Redemption Notice"
shall have the meaning specified in Section C.1(ii)(a)(I) of Article Fourth.

                                    (XLI)    "Series B Preferred Stock" shall
have the meaning specified in Section A.(ii) of Article Fourth.

                                    (XLII)   "Special Option" means any
security, right, subscription, warrant, option, call, right, "phantom" stock right or other contract or arrangement that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock of the Corporation or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of the Corporation or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of the Corporation, including any rights to participate in the equity or income of the Corporation or to participate in or direct the election of any directors or officers of the Corporation or the manner in which any shares of capital stock of the Corporation are voted.

                                    (XLIII)  "Stockholders' Agreement" shall
have the meaning specified in Section C.1(ii)(c)(I) of Article Fourth.

                                    (XLIV)   "Tekelec" shall have the meaning
specified in Section C.1(ii)(c)(I) of Article Fourth.

                                    (XLV)    "Tekelec's Arbitrator" shall have
the meaning specified in Section C.1(ii)(c)(VII) of Article Fourth.

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

                                    (XLVI)   "Tekelec's Net Income Arbitrator"
shall have the meaning specified in Section C.1(ii)(c)(V)(C) of Article Fourth.

                                    (XLVII)  "Tekelec Designees" shall mean all
direct or indirect transferees of shares of Preferred Stock or Common Stock owned by Tekelec or a wholly owned subsidiary of Tekelec, other than a transferee that is a wholly owned subsidiary of Tekelec.

                                    (XLVIII) "Tekelec Stock" shall have the
meaning specified in Section C.1(ii)(c)(I) of Article Fourth.

                                    (XLIX)   "Termination Date" shall have the
meaning specified in Section C.1(v)(b) of Article Fourth.

                           (e)      The Series B Preferred Stock. The Series B
Preferred Stock shall not be redeemable by the Corporation at any time except pursuant to the terms of an agreement between the Corporation and the holder or holders of any of the shares to be redeemed.

                  (iii)    LIQUIDATION RIGHTS.

                           (a)      Series A Preferred Stock. In the event of
any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock shall be entitled to receive, after the distribution of the full preferential amount to holders of Series B Preferred Stock provided for in paragraph (b) of this Section C.1(iii) but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, by reason of their ownership thereof, distributions equal to $1,000.00 per share then held by such holder (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares). If upon the occurrence of such an event, following the distribution of the full preferential amounts to holders of Series B Preferred Stock provided for in paragraph (b) of this Section C.1(iii), the assets and funds thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                           (b)      Series B Preferred Stock. In the event of
any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or to the holders of the Series A Preferred Stock, by reason of their ownership thereof, distributions equal to an amount equal to $2,000 per share then held by such holder (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares). If upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                           (c)      After the payment to the holders of shares
of Series A Preferred Stock and Series B Preferred Stock of the full preferential amounts provided for in paragraphs (a) and (b) of this Section C.1(iii), the remaining assets of the Corporation legally available for distribution to stockholders shall be distributed ratably to the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock based on the number of shares of Common Stock held by each such holder assuming conversion of all shares of Series A Preferred Stock and Series B Preferred Stock (including any shares of Preferred Stock that are not yet convertible at that time) at the then applicable Conversion Price.

                           (d)      Unless otherwise determined by (I) at any
time prior to the Termination Date (as defined below), the holders of at least 60% of the Preferred Stock then issued and outstanding, voting as a single class and not on an as converted basis, or (II) at any time on or after the Termination Date, the holders of a majority of the issued and outstanding shares of Common Stock and Preferred Stock, voting as a single class and on an as converted basis (including any shares of Preferred Stock that are not yet convertible at that time), for purposes of this Article Fourth of the Certificate of Incorporation, (1) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation, reclassification, recapitalization or other form of transaction in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Corporation's jurisdiction of incorporation) that results in the transfer or acquisition of all of the Corporation's voting power to a third party that is not an Affiliate (as defined in the Stockholders' Agreement) of a stockholder of the Corporation, or (2) any sale or other disposition of all or substantially all of the assets of the Corporation to a third party that is not an Affiliate (as defined in the Stockholders' Agreement) of a stockholder of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock and Series B Preferred Stock to receive at the closing in cash, securities or other property (valued as provided in paragraph (e) of this Section C.1(iii)) amounts as specified in paragraphs (a),
(b) and (c) of this Section C.1(iii). Notwithstanding the foregoing, the exercise of the call option by Tekelec under Section 3.1 of the Stockholders' Agreement or the put option by the stockholders under Section 3.2 of the Stockholders' Agreement or a redemption under Section C.1(ii) shall not be treated as a liquidation, dissolution or winding up of the Corporation.

                           (e)      If any assets of the Corporation distributed
to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors; provided, however, any publicly-traded securities shall be valued as follows:

                                    (I)      if the securities are then traded
on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution; and

                                    (II)     if the securities are actively
traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.

                  (f) Until the Termination Date, the Corporation shall give each holder of record of Preferred Stock written notice of a transaction described in paragraph (d) of this Section C.1(iii) not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval by the stockholders, if necessary, of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of paragraph (d) of this Section C.1(iii), and the Corporation shall thereafter give such holders prompt notice of any material changes. After the Termination Date, the Corporation shall have no obligation to provide the notices described in this Section C.1(iii)(f).

         (iv) CONVERSION. The holders of Series A Preferred Stock and Series B Preferred Stock shall have conversion rights as follows:

                  (a) Right to Convert. Each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible, in whole or in part, at the option of the holder thereof, (i) with respect to the Series A Preferred Stock, at any time on or after March 1, 2008 if no Series A Holder Redemption Notice, Series B Holder Redemption Notice or Change of Ownership Redemption Notice has been delivered to the Corporation by such date, or if any such notice has been delivered, the day after the Redemption Date (provided that if a redemption pursuant to a Change of Ownership Redemption is rescinded after being provided, then the Series A Preferred Stock shall be convertible on the later of March 1, 2008 and the day after the day that notice of such rescission is sent to the holders of the Series A Preferred Stock) and provided further that no Disputed Shares may be converted unless and until the dispute with respect to such shares has been resolved in accordance with the terms of the Escrow Agreement, and (ii) at any time after the date of issuance of such share with respect to the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) (i) $1,000.00, with respect to Series A Preferred Stock and (ii) $1,633.33, with respect to Series B Preferred Stock (in each case, as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications, or other similar events with respect to such shares), by (y) the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion in accordance with paragraph (c) of this Section C.1(iv). The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock or Series B Preferred Stock (each, a "Conversion Price") per share of Common Stock shall initially be (i) $1,000.00 with respect to Series A Preferred Stock and (ii) $1,000.00 with respect to Series B Preferred Stock. Such initial Conversion Price shall be adjusted as hereinafter provided.

                  (b) Automatic Conversion. Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Price immediately prior to the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act, in which the public offering price (prior to underwriter's discounts or commissions and offering expenses) exceeds $3,000.00 per share of Common Stock (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares) and the aggregate gross proceeds raised exceeds $35,000,000 (a "Qualified IPO"), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation.

                  (c)      Mechanics of Conversion.

                           (I)      Before any holder of Series A Preferred
Stock or Series B Preferred Stock shall be entitled to convert any of such shares into shares of Common Stock pursuant to paragraph (a) of this Section C.1(iv), such holder shall surrender the certificate or certificates evidencing such shares, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office of the number of shares that such holder elects to so convert and shall state therein the name or names in which such holder wishes the certificate or certificates for such shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter (but in any event within 20 business days thereafter), issue and deliver to such holder of Series A Preferred Stock or Series B Preferred Stock, as the case may be, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and, if applicable, a certificate or certificates representing any such shares of any such Preferred Stock that are not being so converted (but were otherwise represented by a certificate that included shares that were being so converted). Any such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the certificate or certificates for the shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that in the event of an automatic conversion in connection with a Qualified IPO, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

                           (II)     In the event of an automatic conversion in
connection with a Qualified IPO, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock or Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock or Series B Preferred Stock shall not be deemed to have converted such series of Preferred Stock until immediately prior to the closing of such sale of securities. No holder of shares of Series A Preferred Stock or Series B Preferred Stock shall receive certificates for shares of Common Stock upon such conversion unless and until such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock and shall give written direction to the Corporation of the name or names in which such holder wishes the certificate or certificates for such shares of Common Stock to be issued. Until surrendered as provided above, each certificate previously representing shares of Preferred Stock shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

                  (d)      Adjustments to Conversion Price for Certain Diluting
Issues.

                           (I)      Special Definitions. For purposes of
paragraph (d) of this Section C.1(iv), the following definitions apply:

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

                                    (A) "Options" shall mean rights, options and
warrants to subscribe for, purchase or otherwise acquire Common Stock, Preferred Stock or Convertible Securities (defined below).

                                    (B) "Original Issue Date" shall mean: (A)
for Common Stock, ___________, 2003 and (B) for each series of Preferred Stock, the first date on which a share of any such series of Preferred Stock was first issued by the Corporation.

                                    (C) "Convertible Securities" shall mean any
evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                                    (D) "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to subparagraph
(d)(III) of this Section C.1(iv), deemed to be issued) by the Corporation after the applicable Original Issue Date, other than shares of Common Stock issued or issuable in any of the following transactions:

                                             (1)      upon conversion of shares
of Series A Preferred Stock or Series B Preferred Stock;

                                             (2)      (x) the grant to, or
exercise by, Tekelec of an option to acquire not more than 12,000 shares of Series B Preferred Stock (as such number is adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to the Series B Preferred Stock) for a per share purchase price of $1,000.00 (as such per share price is adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to the Series B Preferred Stock) pursuant to
Article IV of the Stockholders' Agreement (the "Tekelec Option") or (y) the grant on the Closing Date (as defined in the Merger Agreement) to, or exercise by, Comerica Incorporated of an option to acquire not more than 250 shares of Series A Preferred Stock (as such number is adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to the Series A Preferred Stock) for a per share purchase price of $1,000.00 (as such per share price is adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to the Series A Preferred Stock) (the "Comerica Option") or (z) the exercise of any Legacy Option;

                                             (3)      as a dividend or
distribution on the Series A Preferred Stock or Series B Preferred Stock;

                                             (4)      in connection with bona
fide acquisitions from time to time approved by the Corporation's Board of Directors (the "Board of Directors");

                                             (5)      for which adjustment of
the Conversion Price is made pursuant to paragraph (e) or paragraph (g) of this Section C.1(iv).

                           (II)     No Adjustment of Conversion Price. Any
provision of the Certificate of Incorporation to the contrary notwithstanding, no adjustment in any Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless such issuance is without consideration or the consideration per share (determined pursuant to subparagraph (d)(V) of this Section C.1(iv)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than such applicable Conversion Price in effect on the date of, and immediately prior to, such issue.

                           (III)    Deemed Issue of Additional Shares of Common
Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                    (1)      no further adjustments in the
         applicable Conversion Price shall be made upon the subsequent issue of such Convertible Securities where an adjustment to the Conversion Price had been made on the record date, or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, in each case where an adjustment to the Conversion Price had been made on the record date or issue date;

                                    (2)      if such Options or Convertible
         Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the applicable Conversion Price shall affect Common Stock previously issued upon conversion of Series A Preferred Stock or Series B Preferred Stock);

                                    (3)      upon the expiration of any such
         Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                             (A)      in the case of Convertible
                  Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                             (B)      in the case of Options for
                  Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to subparagraph (d)(V) of this Section C.1(iv)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                             (C)      no readjustment pursuant
                  to clause (2) or (3) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (a) the applicable Conversion Price on the original adjustment date, or (b) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock, other than those Additional Shares of Common Stock causing such readjustment, between the original adjustment date and such readjustment date;

                                             (D)      in the case of any Options
                  which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

                                             (E)      in the event that any
                  adjustment described in this subparagraph (d)(III) is made, with respect to any Additional Shares of Common Stock that were originally issued (or deemed issued) for a consideration per share equal to or in excess of the applicable Conversion Price then in effect that, had such adjustment been made prior to such original issue date (or deemed original issue date) would have caused such Additional Shares of Common Stock to be issued for a consideration per share less than the applicable Conversion Price then in effect, then such Additional Shares of Common Stock shall be deemed to have been issued as of the date of any such adjustment.

                           (IV)     Adjustment of Conversion Price Upon Issuance
of Additional Shares of Common Stock. In the event the Corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subparagraph (d)(III) of this Section C.1(iv)) without consideration or for a consideration per share less than the applicable Conversion Price for any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price for such series shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of

Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all outstanding shares of Series A Preferred Stock and Series B Preferred Stock and all Convertible Securities (including any shares of Preferred Stock that are not yet convertible at that time) had been fully converted into shares of Common Stock immediately prior to such issuance and all outstanding Options had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to outstanding shares of Series A Preferred Stock and Series B Preferred Stock, Convertible Securities or Options solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of the Additional Shares of Common Stock causing the adjustment in question.

                           (V)      Determination of Consideration. For purposes
of paragraph (d) of this Section C.1(iv), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (1)      Cash and Property. Such
consideration shall:

                                             (A)      insofar as it consists of
                  cash, be computed at the aggregate amount of cash received by the Corporation;

                                             (B)      insofar as it consists of
                  property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                             (C)      in the event Additional
                  Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                                    (2)      Options and Convertible Securities.
         The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subparagraph (d)(III) of this Section C.1(iv), relating to Options and Convertible Securities shall be determined by dividing:

                                             (A)      the total amount, if any,
                  received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                             (B)      the maximum number of
                  shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                           (e)      Adjustments to Conversion Prices for Stock
Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend or other distribution on the Common Stock payable in shares of Common Stock or in any right to acquire shares of Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in shares of Common Stock or in any right to acquire shares of Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire shares of Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in shares of Common Stock in an amount equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                           (f)      Other Distributions. In the event the
Corporation shall declare a distribution payable to the holders of the Common Stock in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subparagraph (e) of this Section C.1(iv), then, in each such case for the purpose of this subparagraph (f), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                           (g)      Adjustments for Reclassification and
Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock or Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in paragraph (e) of this Section C.1(iv) above or a merger or other reorganization referred to in paragraph (d) of Section C.1(iii) above), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock and Series B Preferred Stock shall thereafter be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been received by the holders upon conversion of the Series A Preferred Stock or Series B Preferred Stock immediately before that change. In any such case, appropriate adjustment shall be made in the application of the provisions of this subparagraph (g) with respect to the rights of the holders of each series of Preferred Stock after the reclassification or reorganization so that the provisions of this subparagraph
(g) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of each series of Preferred Stock) shall be applicable to the series of Preferred Stock after such event as nearly equivalent as prior to such event as may be practicable.

                           (h)      No Impairment. The Corporation will not, by
amendment of the Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.1(iv) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Price against impairment.

                           (i)      Certificates as to Adjustments. Upon the
occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section C.1(iv), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock and Series B Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any such holder, furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock or the Series B Preferred Stock, as the case may be.

                           (j)      Notices of Record Date. In the event that
the Corporation shall propose at any time prior to the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock: (I) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (II) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (III) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; (IV) that the holders of Common Stock, as a result of owning Common Stock, receive any rights, other than those rights provided by the GCL or set forth in the Certificate of Incorporation, or (V) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock and Series B Preferred Stock:

                                    (I)      at least twenty (20) days' prior
written notice of the date on which a record shall be taken for the purpose of determining the holders thereof who are entitled to such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clauses (III) and (V) above in this Section C.1(iv)(j); and

                                    (II)     in the case of the matters referred
to in clauses (III) and (V) above in this Section C.1(iv)(j), at least twenty
(20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                           (k)      Issue Taxes. The Corporation shall pay any
and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock or Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                           (l)      Reservation of Stock Issuable Upon
Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock and Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of each such series of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

                           (m)      Fractional Shares. No fractional share shall
be issued upon the conversion of any share or shares of Series A Preferred Stock or Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock or Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                           (n)      Notices. Any notice required by the
provisions of this Section C.1(iv) to be given to the holders of shares of Series A Preferred Stock or Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder's address or facsimile number appearing in the records of the Corporation.

                  (v)      VOTING.

                           (a)      Voting Rights in General. Except as
otherwise specifically provided in the Certificate of Incorporation, at any meeting of the stockholders of the Corporation, the shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to the number of votes for each such share held that would equal the number of shares of Common Stock issuable upon conversion of such shares on the record date for the meeting (including any shares of Preferred Stock that are not yet convertible at that time). The shares of the Preferred Stock and the Common Stock shall vote together as a single class of stock, except where voting separately by class or series is required by the GCL and except as otherwise specifically provided in the Certificate of Incorporation.

                           (b)      Other Voting Rights. Until the earliest to
occur of (x) the redemption of all Redemption Stock (other than the Disputed Shares) on a Redemption Date, (y) if no Call Notice or Put Notice under the Stockholders' Agreement or no Series A Holder Redemption Notice or Series B Holder Redemption Notice under the Certificate of Incorporation has been delivered prior to March 1, 2008, on March 1, 2008 , and (z) the date that Tekelec and/or its Affiliates (as defined in the Stockholders' Agreement) acquires all of the Preferred Stock or Common Stock (other than the Disputed Shares) of the Corporation, other than shares owned by Tekelec, its wholly owned subsidiaries or Tekelec Designees, pursuant to the exercise of the call option by Tekelec under Section 3.1 of the Stockholders' Agreement or the put option by the stockholders under Section 3.2 of the Stockholders' Agreement (the earliest date on which any such event occurs, the "Termination Date"), the Corporation shall not, without first obtaining the affirmative vote of at least sixty percent (60%) of the Preferred Stock then issued and outstanding, voting as a single class, and not on an as converted basis:

                                    (I)      Alter or change (whether by
amending this Certificate of Incorporation directly or by amending or terminating it by way of merger, consolidation or otherwise or through a certificate of designation) the rights, preferences or privileges of the Preferred Stock or any series thereof (from those rights, preferences or privileges contained herein) so as to materially or adversely affect such shares;

                                    (II)     Increase or decrease (other than
decreases as a result of conversions or redemptions or as a result of transfers of shares pursuant to or as contemplated by the Escrow Agreement) the number of authorized shares of Common Stock or Preferred Stock or any security or instrument convertible or exchangeable therefore;

                                    (III)    Authorize or issue (whether by
amending this Certificate of Incorporation directly or by amending or terminating it by way of merger, consolidation or otherwise or through a certificate of designation) any new class or series of equity securities or any security or instrument convertible or exchangeable therefor, or issue any additional shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock or any security or instrument convertible or exchangeable therefor, other than the issuance of (x) up to 12,000 (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to the Series B Preferred Stock) shares of Series B Preferred Stock upon the exercise of the Tekelec Option for $1,000.00 per share (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares) or (y) up to 250

(as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to the Series A Preferred Stock) shares of Series A Preferred Stock upon the exercise of the Comerica Option or (z) shares of Series A Preferred Stock upon the exercise of the Legacy Options;

                                    (IV)     Redeem, repurchase or pay or
declare any dividends or other distributions (or pay into or set aside for a sinking fund for such purpose) with respect to any shares of capital stock of the Corporation, other than (x) acquisitions for stock by the Corporation pursuant to an agreement which permits the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal set forth in the Stockholders' Agreement,
(y) redemptions pursuant to Article Fourth, Section C.1(ii) of the Certificate of Incorporation, and (z) transfers of stock to the Corporation pursuant to or as contemplated by the Escrow Agreement;

                                    (V)      Amend the Certificate of
Incorporation or By-laws of the Corporation, other than the amendment and restatement of the Corporation's By-laws as set forth in the form of Exhibit S to the Merger Agreement;

                                    (VI)     Liquidate, dissolve or wind up the
Corporation;

                                    (VII)    Sell all or substantially all of
its assets, or merge into or consolidate with any other entity, or effect any transaction or series of related transactions in which at least a majority of the Corporation's voting power is disposed of (other than in connection with a Majority Sale (as defined in the Stockholders' Agreement) or in connection with a redemption contemplated by Section C.1(ii) of Article Fourth of this Certificate of Incorporation);

                                    (VIII)   Change the range of the number of
authorized directors of the Corporation's Board of Directors from the number set forth in Article Fifth Section B of the Certificate of Incorporation and set forth in the Corporation's By-laws; and

                                    (IX)     Permit any subsidiary to issue or
sell, or obligate itself to issue or sell, except to the Corporation or any wholly owned subsidiary of the Corporation, any stock of such subsidiary.

                  (vi) REACQUIRED SHARES. In the event any shares of any series of Preferred Stock are converted pursuant to Section C.1(iv) or redeemed, the Corporation shall never again issue the shares so converted or redeemed and all such shares so converted or redeemed shall, upon such conversion or redemption, cease to be a part of the Corporation's authorized stock.

                  (vii) ARBITRATION. At any time within thirty (30) calendar days after the Board of Directors of the Corporation makes a good faith determination as to the value of the property in accordance with the provisions of Section C.1(iv)(d)(V)(1)(B), Section C.1(iv)(d)(V)(1)(C) or Section C.1(iii)(e), then the holders of not less than a majority of the then issued and outstanding shares of Series A Preferred Stock, excluding in any event any such shares owned by Tekelec, its wholly owned subsidiaries or Tekelec Designees, may dispute the good faith determination of the Board of Directors as to the fair market value of any such property pursuant to any such Section by written notice delivered to the Corporation specifying in reasonable detail the notice of such dispute (a "Notice of Dispute"). Upon receipt of the Notice of Dispute, the Board of Directors and such

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

holders shall promptly consult with each other with respect to the specified points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved within 30 calendar days after the Board of Directors receives the Notice of Dispute, the Board of Directors and such holders shall jointly refer the dispute to Deloitte & Touche, LLP or, if Deloitte & Touche, LLP is no longer in existence, to any other reputable accounting firm reasonably acceptable to Tekelec and the Representative (the "Arbiter"), as an arbitrator to finally resolve, as soon as practicable, and in any event within 45 calendar days after such reference, all points of disagreement with respect to the fair market value of the consideration. The Arbiter shall apply the terms of the Certificate of Incorporation, and shall otherwise conduct the arbitration under such procedures as the parties may agree or, failing such agreement, under the then prevailing Commercial Rules of the American Arbitration Association. The disputing holders and the Corporation shall each bear its own expenses in connection with the arbitration. All determinations by the Arbiter shall be final, conclusive and binding with respect to the fair market value of such consideration.

         2. OTHER SERIES OF PREFERRED STOCK. Subject to the provisions of Article Fourth, Section C.1(v)(b), the terms of the shares of each other series of Preferred Stock shall be as stated and expressed in the Certificate of Incorporation or any amendment hereto, or in the resolution or resolutions providing for the issuance of such series of Preferred Stock adopted by the Board of Directors. Subject to the requirements of the GCL and the provisions of the Certificate of Incorporation (including but not limited to Article Fourth, Section C.1(v)(b)), the Board of Directors is expressly authorized to cause any number of the authorized and undesignated shares of Preferred Stock to be issued from time to time in one or more series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, if any, as the Board of Directors may fix by resolution or resolutions, prior to the issuance of any shares of such series of Preferred Stock, each of which series may differ from any and all other series, including, without limiting the generality of the foregoing, the following:

         (i) The number of shares constituting such series of Preferred Stock and the designation thereof;

         (ii) The dividend rate, if any, on the shares of such series of Preferred Stock, whether and the extent to which any such dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payments of any dividends, and the times at which, and the terms and conditions on which, any dividends shall be paid;

         (iii) The right, if any, of the holders of shares of such series of Preferred Stock to vote and the manner of voting, except as may otherwise be provided by the GCL;

         (iv) The right, if any, of the holders of shares of such series of Preferred Stock to convert the same into, or the right, if any, of the Corporation to exchange the same for, another class or series of stock of the Corporation and the terms and conditions, including any provision for future adjustment in the conversion or exchange rate, under which said shares may be converted or exchanged;

         (v) The redemption or purchase price or prices of the shares of such series of Preferred Stock, if any, and the times at which, and the terms and conditions on which, the shares of such series of Preferred Stock may be redeemed or purchased;

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

         (vi) The terms of the sinking fund, if any, to be provided for such series of Preferred Stock, and the terms and amount of such sinking fund;

         (vii) The rights of the holders of shares of such series of Preferred Stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of such holders with respect thereto; and

         (viii) Any other relative powers, preferences and rights, and any qualifications, limitations or restrictions, of such series of Preferred Stock.

D. TERMS OF COMMON STOCK.

         The voting powers and relative, participating, optional and other special rights of the Common Stock, and the qualifications, limitations and restrictions thereof, are as follows:

         1. VOTING RIGHTS AND POWERS. Except as provided in the GCL and except as otherwise specifically provided in the Certificate of Incorporation, the holders of shares of the Common Stock shall vote together as a single class (with the holders of all series of Preferred Stock entitled to vote together with the holders of the shares of Common Stock) on all matters as to which such holders are entitled to vote.

         2. ADJUSTMENT IN AUTHORIZED COMMON STOCK. Subject to the provisions of Article Fourth, Section C.1(v)(b), the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of at least 64% of all capital stock of the Corporation entitled to vote (voting together on an as-converted basis (including any shares of Preferred Stock that are not yet convertible at that time)) and without a separate class vote of the Common Stock, irrespective of the provisions of Section 242(b)(2) of the GCL.

         3. DIVIDEND RIGHTS. No cash dividends may be declared and paid upon the Common Stock so long as any Series A Preferred Stock or Series B Preferred Stock or other securities ranking prior to the Common Stock upon dissolution, liquidation or winding up of the Corporation is outstanding. Thereafter, cash dividends may be declared and paid upon the Common Stock in such amounts and at such times as the Board of Directors may determine. Funds otherwise legally available for the payment of dividends on the Common Stock shall not be restricted or reduced by reason of there being any excess of the aggregate preferential amount of any series of Preferred Stock outstanding over the aggregate par value thereof.

         4. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets and funds of the Corporation legally available for distribution shall be distributed as set forth in Section C.1(iii) of the Certificate of Incorporation.

FIFTH.

A. GENERAL. All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by applicable law. In furtherance and not in limitation of the powers conferred by law, subject to the provisions of Section C.1(v)(b) of Article Fourth hereof the Board of Directors is expressly authorized:

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

         (i) to adopt, amend or repeal By-laws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to adopt By-laws and to amend or repeal By-laws made by the Board of Directors; and

         (ii) from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any stockholder; and no stockholder shall have any right to inspect any account or book or document of the Corporation except as provided by applicable law or the By-laws of the Corporation, as authorized by resolution of the stockholders or Board of Directors of the Corporation or as set forth in any agreement among the Corporation and any of its stockholders.

B. ELECTION OF DIRECTORS. The Board of Directors shall consist of 5 or 7 directors. The number of directors constituting the entire Board shall initially be set at 5 directors.

                  (i) Until the Termination Date, for so long as the holders of the Series A Preferred Stock (excluding Tekelec, its wholly owned subsidiaries and any Tekelec Designees) in the aggregate own at least 31,000 shares of Series A Preferred Stock (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares):

                           (a)      the holders of a majority of outstanding
Series A Preferred Stock (excluding Tekelec, its wholly owned subsidiaries and any Tekelec Designees), voting as a single series, shall be entitled to elect at each meeting or pursuant to each written consent of the Corporation's stockholders for the election of directors two (2) directors of the Corporation's Board of Directors if the Board of Directors consists of 5 directors and three (3) directors of the Corporation's Board of Directors if the Board of Directors consists of 7 directors; and

                           (b)      the holders of a majority of outstanding
Series B Preferred Stock, voting as a single series, shall be entitled to elect at each meeting or pursuant to each written consent of the Corporation's stockholders for the election of directors three (3) directors of the Corporation's Board of Directors if the Board of Directors consists of 5 directors and four (4) directors of the Corporation's Board of Directors if the Board of Directors consists of 7 directors.

                  (ii) Until the Termination Date, for so long as the holders of the Series A Preferred Stock (excluding Tekelec, its wholly owned subsidiaries and any Tekelec Designees) in the aggregate own at least 15,000 but less than 31,000 shares of Series A Preferred Stock (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares):

                           (a)      the holders of a majority of outstanding
Series A Preferred Stock (excluding Tekelec, its wholly owned subsidiaries and any Tekelec Designees), voting as a single series, shall be entitled to elect at each meeting or pursuant to each written consent of the Corporation's stockholders for the election of directors one (1) director of the Corporation's Board of Directors if the Board of Directors consists of 5 directors and one (1) director of the Corporation's Board of Directors if the Board of Directors consists of 7 directors; and

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

                           (b)      the holders of a majority of outstanding
Series B Preferred Stock, voting as a single series, shall be entitled to elect at each meeting or pursuant to each written consent of the Corporation's stockholders for the election of directors four (4) directors of the Corporation's Board of Directors if the Board of Directors consists of 5 directors and six (6) directors of the Corporation's Board of Directors if the Board of Directors consists of 7 directors.

                  (iii) Until the Termination Date, for so long as the holders of the Series A Preferred Stock (excluding Tekelec, its wholly owned subsidiaries and any Tekelec Designees) in the aggregate own less than 15,000 shares of Series A Preferred Stock (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares), the following individuals shall be elected to the Board of Directors:

                           (a)      the holders of a majority of outstanding
Series A Preferred Stock (including Tekelec, its wholly owned subsidiaries and any Tekelec Designees), voting as a single series, shall be entitled to elect one (1) director of the Corporation's Board of Directors if the Board of Directors consists of 5 directors and one (1) director of the Corporation's Board of Directors if the Board of Directors consists of 7 directors at each meeting or pursuant to each written consent of the Corporation's stockholders for the election of directors; and

                           (b)      the holders of a majority of outstanding
Series B Preferred Stock, voting as a single series, shall be entitled to elect at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors four (4) directors of the Corporation's Board of Directors if the Board of Directors consists of 5 directors and six (6) directors of the Corporation's Board of Directors if the Board of Directors consists of 7 directors.

                  (iv) After the Termination Date or prior to the Termination Date if no shares of Series A Preferred Stock remain outstanding, the shares of the Preferred Stock and the Common Stock shall vote together as a single class of stock in the election of directors, and the shares of Series A Preferred Stock and Series B Preferred Stock, if there are any such shares outstanding, shall be entitled to the number of votes for each such share held that will equal the number of shares of Common Stock issuable upon conversion of such shares on the record date for the meeting.

                  (v) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors pursuant to paragraphs (i), (ii) and (iii) of this Section B, vacancies and newly created directorships of such class or classes or series shall be filled by the affirmative vote of the holders of at least a majority of the outstanding shares of that class or classes or series (including or excluding Tekelec, its wholly owned subsidiaries and any Tekelec Designees, as set forth in such paragraph). After the Termination Date, vacancies and newly created directorships may be filled by at least a majority of the directors then in office, or by a sole remaining director so elected, or, if there is no sole remaining director then in office, by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote for the election of directors.

                  (vi) For so long as the holders of any class or classes of stock or series thereof are entitled to elect such director pursuant to paragraphs (i), (ii) or (iii) of this Section B, any director who was elected by a specified class or classes of stock or series thereof may be removed during such director's term of office at any time, with or without cause, only by the affirmative vote of the

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

holders of at least a majority of the outstanding shares of the class or classes of stock or series thereof that initially elected such director (including or excluding Tekelec, its wholly owned subsidiaries and any Tekelec Designees, as set forth in such paragraph). After the Termination Date, any director may be removed during such director's term of office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote for the election of directors.

C. SUPERMAJORITY VOTING FOR CERTAIN CORPORATE ACTIONS.

                  (i) The affirmative vote of at least a majority of the directors of the Corporation present at a meeting duly called at which a quorum is present shall be required to take any action by the Board not specifically addressed in this Article Fifth C.(ii) below.

                  (ii) The affirmative vote of at least eighty percent (80%) of the directors of the Corporation or a unanimous written consent signed by the directors of the Corporation in lieu of such meeting shall be required for any of the following corporate actions, to the extent the same are to be taken at any time from or after the effective time of the Stockholders' Agreement:

                           (a)      Payment of any dividend or distribution with
respect to any shares of capital stock, other than in connection with a redemption contemplated by Section C.1(ii) of Article Fourth of the Certificate of Incorporation;

                           (b)      Change the range of the number of authorized
directors of the Corporation's Board of Directors from the number set forth in Article Fifth Section B of the Certificate of Incorporation and set forth in the Corporation's By-laws;

                           (c)      Sale of all or substantially all of the
Corporation's assets, or merge into or consolidate with any other entity, or effect any transaction or series of related transactions in which at least a majority of the Corporation's voting power is disposed of (other than in connection with a Majority Sale (as defined in the Stockholders' Agreement) or in connection with a redemption contemplated by Section C.1(ii) of Article Fourth of the Certificate of Incorporation); and

                           (d)      Except as otherwise contemplated or provided
for in the Stockholders' Agreement or contemplated by the Certificate of Incorporation, any transaction between the Corporation and a stockholder or an affiliate of a stockholder or an employee of a stockholder, unless such transaction is made on an arm's-length basis in the ordinary course of business.

D. COMMITTEES. At all times prior to the Termination Date, at least one (1) member of each committee of the Board of Directors shall be a director designated pursuant to Article Fifth, Section B.(i)(a), Section B.(ii)(a), or Section B.(iii)(a), as the case may be. At all times prior to the Termination Date, no committee of the Board of Directors shall be authorized to take any action specified in Article Fifth, Section C.(ii) hereof.

SIXTH. No director of the Corporation or any person acting at the direction of the Board of Directors shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; provided, however, that the foregoing shall not be deemed to eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its

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

stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is not intended to eliminate or narrow any defenses to or protection against liability otherwise available to directors of the Corporation. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. Any person or persons who, pursuant to any provision of the Certificate of Incorporation, exercises or performs any of the powers or duties conferred or imposed upon a director of the Corporation shall be treated as a director for purposes of this Article Sixth and shall be entitled to the limitation of liability set forth in this Article Sixth.

SEVENTH.

A. Every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is a legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the GCL, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably paid or incurred by such person in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall include the right to be paid by the Corporation the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if ultimately it should be determined that such person is not entitled to be indemnified by the Corporation under the GCL. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article Seventh.

B. The Board of Directors may adopt By-laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the GCL, as amended from time to time, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, against any expense, liability or loss asserted against or incurred by any such person in any such capacity or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss.

EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation except for the following qualifications: (i) prior to the Termination Date, any

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

amendment, alteration, change, repeal or waiver (directly or indirectly, whether by amending the Certificate of Incorporation or by way of merger, consolidation or otherwise or through a certificate of designation) of any provision contained in the Certificate of Incorporation is subject to the provisions of Section C.1(v)(b) of Article Fourth hereof; (ii) prior to the later of (a) the Termination Date and (b) the date on which no Disputed Shares remain outstanding, any amendment, alteration, change, repeal or waiver (directly or indirectly, whether by amending the Certificate of Incorporation or by way of merger, consolidation or otherwise or through a certificate of designation) of any provision of Section C.1(ii) of Article Fourth shall always require the approval of the holders of at least (x) a majority of the Series B Preferred Stock, voting on an as converted basis, and (y) a majority of the Series A Preferred Stock (excluding Tekelec, its wholly owned subsidiaries and any Tekelec Designees), voting on an as converted basis, and prior to the later of
(a) the Termination Date and (b) the date on which no Disputed Shares remain outstanding, any amendment, alteration, change, repeal or waiver (directly or indirectly, whether by amending the Certificate of Incorporation or by way of merger, consolidation or otherwise or through a certificate of designation) of any provision of the Certificate of Incorporation that adversely affects the rights of the holders of the Redemption Stock under Section C.1(ii) of Article Fourth shall always require the approval of the holders of at least (x) a majority of the Series B Preferred Stock, voting on an as converted basis, and
(y) a majority of the Series A Preferred Stock (excluding Tekelec, its wholly owned subsidiaries and any Tekelec Designees), voting on an as converted basis;
(iii) prior to the Termination Date, any amendment, alteration, change, repeal or waiver (directly or indirectly, whether by amending the Certificate of Incorporation or by way of merger, consolidation or otherwise or through a certificate of designation) to Article Fifth shall require the approval of the holders of at least (x) a majority of the Series B Preferred Stock, voting on an as converted basis, and (y) a majority of the Series A Preferred Stock (excluding Tekelec, its wholly owned subsidiaries and any Tekelec Designees), voting on an as converted basis, so long as the holders of the Series A Preferred Stock (excluding Tekelec, its wholly owned subsidiaries and any Tekelec Designees) in the aggregate own at least 15,000 shares of Series A Preferred Stock (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares); (iv) prior to the later of (a) the Termination Date and (b) the date on which no Disputed Shares remain outstanding, any amendment, alteration, change, repeal or waiver (directly or indirectly, whether by amending the Certificate of Incorporation or by way of merger, consolidation or otherwise or through a certificate of designation) of any provision of this Article Eighth shall always require the approval of the holders of at least (x) a majority of the Series B Preferred Stock, voting on an as converted basis, and (y) a majority of the Series A Preferred Stock (excluding Tekelec, its wholly owned subsidiaries and any Tekelec Designees), voting on an as converted basis; and (v) prior to the Termination Date, any amendment, alteration, change, repeal or waiver (directly or indirectly, whether by amending the Certificate of Incorporation or by way of merger, consolidation or otherwise or through a certificate of designation) of any provision of Section C.1(vi) of Article Fourth shall always require the approval of the holders of at least (x) a majority of the Series B Preferred Stock, voting on an as converted basis, and (y) a majority of the Series A Preferred Stock (excluding Tekelec, its wholly owned subsidiaries and any Tekelec Designees), voting on an as converted basis.

                                       35